UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 20, 2022

ANAPLAN, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-38698	27-0897861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 Hawthorne Street San Francisco, California	94105
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (415) 742-8199

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	PLAN	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 20, 2022, Anaplan, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Alpine Parent, LLC, a Delaware limited liability company (“Parent”), and Alpine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), providing for, subject to the terms and conditions set forth in the Merger Agreement, the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent. Parent and Merger Sub are affiliates of investment funds advised by Thoma Bravo, L.P. The Merger Agreement and the transactions contemplated thereby, including the Merger, were approved unanimously by the Company’s Board of Directors (the “Board”). Capitalized terms not otherwise defined herein have the meaning set forth in the Merger Agreement.

Under the terms of the Merger Agreement, at the Effective Time of the Merger, each share of common stock, par value $0.0001 per share, of the Company (“Company Shares”) issued and outstanding as of immediately prior to the Effective Time (other than Dissenting Company Shares, shares held in the treasury of the Company or shares owned by Parent or Merger Sub) will be cancelled and automatically converted into the right to receive an amount in cash, without interest, equal to $66.00, net of applicable withholding taxes and without interest thereon (the “Merger Consideration”). Vested and unvested Company stock options will generally be cancelled at the Effective Time and converted into the right to receive an amount in cash equal to (i) the excess, if any, of the Merger Consideration over the applicable exercise price of such stock option multiplied by (ii) the number of Company Shares subject to such stock option (less applicable deductions and withholdings), with the unvested Company Stock Options being subject to the Optionholder’s continued service through the applicable vesting date(s). Vested and unvested Company restricted stock units (including any restricted stock units which are subject to performance conditions that have not been satisfied at the Effective Time, which shall be deemed satisfied at 100% of the target levels of performance in accordance with the terms of the applicable stock plan and award agreement) will, subject to the following sentence, generally be cancelled at the Effective Time and converted automatically into the right to receive an amount in cash equal to (i) the Merger Consideration multiplied by (ii) the number of Company Shares subject to such restricted stock unit (less applicable deductions and withholdings), with the unvested Company restricted stock units being subject to such holder’s continued service through the applicable vesting date(s). Unvested Company restricted stock units and Company stock options which would have vested, in accordance with their terms as in effect on the date hereof, on or prior to January 31, 2023, and 1/3rd of any unvested restricted stock units which are subject to performance conditions, will accelerate at the Effective Time and be paid following the Closing. Any remaining unvested Company restricted stock units and Company stock options will remain on their current vesting schedule, and 50% of the remaining unvested restricted stock units which are subject to performance conditions will vest on February 1, 2023 and the remaining 50% will vest on February 1, 2024, in each case, subject to such holder’s continued service through the applicable vesting date(s).

Parent and Merger Sub have secured committed financing which is subject to customary terms and conditions, consisting of equity financing from Thoma Bravo Fund XV, L.P., the aggregate proceeds of which will be sufficient for Parent and Merger Sub to pay the aggregate merger consideration and all related fees and expenses. Parent and Merger Sub have committed to use their reasonable best efforts to obtain the financing on the terms and conditions described in the commitment letter entered into with such investment fund.

The consummation of the Merger is subject to the satisfaction or waiver of customary closing conditions, including, without limitation, the absence of governmental orders resulting, directly or indirectly, in enjoining or otherwise prohibiting or making illegal the consummation of the Merger, the affirmative vote of the holders of a majority of the voting power of the outstanding shares of the Company’s common stock entitled to vote on the adoption of the Merger Agreement, and expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

The Company has made customary representations and warranties in the Merger Agreement and has agreed to customary covenants regarding the operation of the business of the Company and its Subsidiaries prior to the Effective Time. The Company is also subject to customary restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals, with customary exceptions for Superior Proposals.

The Merger Agreement contains certain termination rights for the Company and Parent. Upon termination of the Merger Agreement under specified circumstances, the Company will be required to pay Parent a termination fee of $293,122,500. Such circumstances include where the Merger Agreement is terminated (i) in connection with the Company entering into an agreement for a Superior Proposal, or (ii) due to the Company Board’s change or withdrawal of its recommendation in favor of the Merger. Additionally, the Company is obligated to pay the termination fee if (i)(A) either party terminates because the Merger has not been consummated by the Outside Date (defined below), or (B) Parent terminates due to the Company breaching its representations, warranties or covenants in a manner that would cause the related closing conditions to not be met, (ii) an Acquisition Proposal by a Third Party to acquire at least 50.1% of the Company’s stock or assets has been publicly announced and that is not withdrawn prior to such termination, and (iii) the Company enters into a definitive agreement (that is later consummated) for, or consummates, such an Acquisition Proposal within one year of termination. The Merger Agreement requires the Company to convene a special meeting of stockholders for purposes of obtaining approval of the adoption of the Merger Agreement and to prepare and file with the Securities and Exchange Commission (the “SEC”) a proxy statement with respect to such meeting.

Upon termination of the Merger Agreement under other specified circumstances, Parent will be required to pay the Company a termination fee of $586,245,000. The termination fee by Parent will become payable if (i) the Company terminates due to Parent breaching its representations, warranties or covenants in a manner that would cause the related closing conditions to not be met (a “Parent Breach”), (ii) Parent fails to consummate the Merger after the applicable closing conditions are met (a “Failure to Close”) or (iii) Parent terminates due to a failure to a failure to consummate the Merger by the Outside Date, and the Company was otherwise entitled to terminate the Merger Agreement due to a Parent Breach or Failure to Close.

In addition to the foregoing termination rights, and subject to certain limitations, the Company or Parent may terminate the Merger Agreement if the Merger is not consummated by September 20, 2022 (the “Outside Date”).

The representations, warranties and covenants of the Company contained in the Merger Agreement have been made solely for the benefit of Parent and Merger Sub. In addition, such representations, warranties and covenants (i) have been made only for purposes of the Merger Agreement, (ii) have been qualified by (a) subject to certain terms and conditions, matters specifically disclosed in the Company’s filings with the SEC prior to the date of the Merger Agreement and (b) confidential disclosures made to Parent and Merger Sub in the disclosure letter delivered in connection with the Merger Agreement, (iii) are subject to materiality qualifications contained in the Merger Agreement which may differ from what may be viewed as material by investors, (iv) were made only as of the date of the Merger Agreement or such other date as is specified in the Merger Agreement and (v) have been included in the Merger Agreement for the purpose of allocating risk between the contracting parties rather than establishing matters as fact. Accordingly, the Merger Agreement is included with this filing only to provide investors with information regarding the terms of the Merger Agreement, and not to provide investors with any other factual information regarding the Company or its business. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Company or any of its subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.

The foregoing descriptions of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1, and the terms of which are incorporated herein by reference.

Item 8.01	Other Events.

On March 20, 2022, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated by reference in this Item 8.01.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Agreement and Plan of Merger, dated as of March 20, 2022, by and among Anaplan, Inc., Alpine Parent, LLC and Alpine Merger Sub, Inc.

99.1	Press Release, dated March 20, 2022, issued by the Company.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

*	Schedules and exhibits to this agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

Additional Information and Where to Find It

In connection with the Merger, the Company intends to file relevant materials with the SEC, including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, the Company will mail the proxy materials to each stockholder entitled to vote at the special meeting relating to the Merger. This communication is not a substitute for the proxy statement or any other document that the Company may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF THE COMPANY ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT THE COMPANY WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE COMPANY AND THE MERGER. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the Merger (when they become available), and any other documents filed by the Company with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or the Company’s website (https://investors.anaplan.com) or by writing to the Company’s Secretary at 50 Hawthorne Street, San Francisco, California 94105.

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s Common Stock is set forth in the proxy statement on Schedule 14A filed with the SEC on April 21, 2021. Information regarding the identity of the potential participants, and their direct or indirect interests in the Merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the Merger.

Forward-Looking Statements

All of the statements in this Current Report on Form 8-K, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made concerning the Company’s intent to consummate the Merger. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. Among others, the following uncertainties and other factors could cause actual results to differ from those set forth in the forward-looking statements: (i) the risk that the proposed transaction may not be completed in a timely manner or at all, which may adversely affect Anaplan’s business and the price of the common stock of Anaplan, (ii) the failure to satisfy the conditions to the consummation of the proposed transaction, including the adoption of the merger agreement that contemplates the proposed transaction by the shareholders of Anaplan and the receipt of certain governmental and regulatory approvals, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, (iv) the effect of the announcement or pendency of the proposed transaction on Anaplan’s business relationships, operating results, and business generally, (v) risks that the proposed transaction disrupts current plans and operations of Anaplan and potential difficulties in Anaplan employee retention as a result of the proposed transaction, (vi) risks related to diverting management’s attention from Anaplan’s ongoing business operations, (vii) the outcome of any legal proceedings that may be instituted against Anaplan related to the merger agreement or the proposed transaction, and (viii) restrictions during the pendency of the proposed transaction that may impact Anaplan’s ability to pursue certain business opportunities or strategic transactions. Furthermore, additional or unforeseen effects from the COVID-19 pandemic, the global economic climate, and catastrophic events, including, but not limited to, acts of terrorism or outbreak of war or hostilities, may amplify many of these risks. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are described in the Company’s SEC reports, including but not limited to the risks described in the Company’s most recent most recent Quarterly Report on Form 10-Q or Annual Report on Form 10-K filed with the SEC, and other documents the company may file with or furnish to the SEC from time to time. The Company assumes no obligation and does not intend to update these forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ANAPLAN, INC.

By:	/s/ Gary Spiegel
Name:	Gary Spiegel
Title:	General Counsel and Senior Vice President

Date: March 21, 2022

Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Among

ALPINE PARENT, LLC,

ALPINE MERGER SUB, INC.

and

ANAPLAN, INC.

Dated as of March 20, 2022

TABLE OF CONTENTS

Article 1 Definitions		1
1.1	Definitions	1

Article 2 The Merger		11
2.1	The Merger	11
2.2	Effective Time; Closing	11
2.3	Effect of the Merger	12
2.4	Certificate of Incorporation; Bylaws	12
2.5	Directors and Officers	12
2.6	Conversion of Securities	12
2.7	Company Stock Options; Company RSUs; Company ESPP	13
2.8	Dissenting Shares	15
2.9	Surrender of Company Shares; Stock Transfer Books	16
2.10	Withholding Rights	18
2.11	Additional Actions	18

Article 3 Representations and Warranties of the Company		18
3.1	Organization and Qualification; Company Subsidiaries	18
3.2	Certificate of Incorporation and Bylaws	19
3.3	Capitalization	19
3.4	Authority Relative to this Agreement	20
3.5	No Conflict; Required Filings and Consents	21
3.6	Permits; Compliance	22
3.7	SEC Filings; Financial Statements	22
3.8	Absence of Certain Changes or Events	24
3.9	Absence of Litigation	24
3.10	Employee Benefit Plans	24
3.11	Labor and Employment Matters	26
3.12	Property and Leases	27
3.13	Intellectual Property	28
3.14	Taxes	32
3.15	Environmental Matters	33
3.16	Material Contracts	33
3.17	Insurance	35
3.18	Certain Business Practices	35
3.19	Data Protection	36
3.20	Top Customers and Suppliers	36
3.21	Export Control and Economic Sanctions Laws	36
3.22	Related Party Transactions	37
3.23	Takeover Laws	37
3.24	Brokers and Expenses	37
3.25	Opinion of Financial Advisor	37

Article 4 Representations and Warranties of Parent and Merger Sub		38
4.1	Corporate Organization	38
4.2	Authority Relative to this Agreement	38
4.3	No Conflict; Required Filings and Consents	38
4.4	Financing	39
4.5	Absence of Litigation	40
4.6	Merger Sub	40
4.7	Ownership of Company Capital Stock	40
4.8	Limited Guaranty	40

i

4.9	Brokers and Expenses	40
4.10	Certain Arrangements	40
4.11	Solvency	40

Article 5 Conduct of Business Pending The Merger		41
5.1	Conduct of the Business Pending the Merger	41
5.2	No Control of the Company’s Business	44

Article 6 Additional Agreements		44
6.1	Access to Information; Confidentiality	44
6.2	Solicitation of Transactions; Proxy Filing & Stockholders Meeting	45
6.3	Employee Benefits Matters	50
6.4	Directors’ and Officers’ Indemnification and Insurance	52
6.5	Anti-Takeover Statutes	52
6.6	Notification of Certain Matters	53
6.7	Litigation	53
6.8	Consents and Approvals	53
6.9	HSR Act Filing and International Antitrust Notifications	54
6.10	Rule 16b-3	55
6.11	Delisting	55
6.12	Further Assurances	55
6.13	Public Announcements	56
6.14	Fees and Expenses	56
6.15	Other Investors	56
6.16	Management	56
6.17	Obligations of Merger Sub	56
6.18	Financing	56
6.19	Financing Cooperation.	57

Article 7 Conditions Precedent		59
7.1	Conditions to Each Party’s Obligation to Effect the Merger	59
7.2	Conditions to the Obligation of Parent and Merger Sub to Effect the Merger	60
7.3	Conditions to the Obligation of the Company the Merger	60

Article 8 Termination		61
8.1	Termination	61
8.2	Effect of Termination	62
8.3	Termination Fees	62

Article 9 General Provisions		65
9.1	No Survival of Representations and Warranties	65
9.2	Notices	65
9.3	Severability	66
9.4	Entire Agreement; Assignment; No Other Representations or Warranties	67
9.5	Parties in Interest	67
9.6	Specific Performance	68
9.7	Governing Law	69
9.8	Waiver of Jury Trial	69
9.9	General Interpretation	69
9.10	Amendment	70
9.11	Waiver	70
9.12	Counterparts	70
9.13	No Recourse to Non-Parties	70

Index of Exhibits

Exhibit A    Certificate of Incorporation of the Surviving Corporation

ii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of March 20, 2022 (this “Agreement”), among Alpine Parent, LLC, a Delaware limited liability company (“Parent”), Alpine Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Anaplan, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that, upon the terms and subject to the conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously: (i) determined that this Agreement and the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”) are advisable, fair to, and in the best interests of, the Company and the holders of shares of the Company’s common stock, par value $0.0001 per share (“Company Common Stock”) (shares of Company Common Stock being hereinafter collectively referred to as “Company Shares”); (ii) approved this Agreement and the Transactions (including the Merger); and (iii) subject to the terms hereof, resolved and agreed to recommend that holders of Company Shares adopt this Agreement and approve the Merger;

WHEREAS, the board of directors of Parent has unanimously adopted and declared advisable this Agreement and the Transactions (including the Merger);

WHEREAS, the board of directors of Merger Sub has unanimously: (i) determined that this Agreement and the Transactions (including the Merger) are advisable, fair to, and in the best interests of, Merger Sub and the sole stockholder of Merger Sub; (ii) approved this Agreement and the Transactions (including the Merger); and (iii) subject to the terms hereof, resolved and agreed to recommend that the sole stockholder of Merger Sub adopt this Agreement and approve the Merger; and

WHEREAS, Parent, as the sole stockholder of Merger Sub, will promptly approve and adopt this Agreement and the Merger following the execution hereof.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Article 1

DEFINITIONS

1.1 Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a customary confidentiality agreement between the Company and any person making an Acquisition Proposal, the terms of which are not materially less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement (provided that such confidentiality agreement shall not be required to restrict the submission to the Company of Acquisition Proposals and such confidentiality agreement shall permit the Company to comply with its obligations under this Agreement, including Section 6.2 hereof).

“Acquisition Proposal” means any bona fide proposal, offer or indication of interest from a Third Party (whether or not in writing) relating to, or that would reasonably be expected to lead to, in one transaction or a series of transactions, (i) any direct or indirect acquisition or purchase (including by any license or lease) by any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of (A) assets (including equity securities of any Company Subsidiary) or businesses that constitute twenty-five percent (25%) or more of the revenues, net income or assets of the Company and the Company Subsidiaries, taken as a whole, or (B) beneficial ownership of equity securities representing twenty-five percent (25%) or more of the total outstanding voting power of the Company; (ii) any purchase or sale of, or tender offer or exchange offer for, equity securities of the Company or any Company Subsidiary that, if consummated, would result in any person or group (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning twenty-five percent (25%) or more of the total voting power of the Company; or (iii) any merger, consolidation, business combination, recapitalization, reorganization, dual listed structure, joint venture, share exchange or similar transaction involving the Company, as a result of which the owners of the equity securities of the Company immediately prior to such event beneficially own equity securities representing less than seventy-five percent (75%) of the total voting power of the surviving entity immediately following such event; or (iv) any liquidation or dissolution of the Company, in each case other than the Transactions and transactions otherwise permitted by the terms of Section 5.1.

“Action” means any litigation, suit, action, hearing, proceeding, claim, charge, complaint, audit, investigation, arbitration or mediation by or before a Governmental Authority or mediator of competent jurisdiction.

“Additional Vesting Company RSUs” means, with respect to each holder of Company RSUs, such Company RSUs that would have vested, in accordance with their terms as in effect on the date hereof, on or prior to January 31, 2023.

“Additional Vesting Company Stock Options” means, with respect to each holder of Company Stock Options, such Company Stock Options that would have vested, in accordance with their terms as in effect on the date hereof, on or prior to January 31, 2023.

“affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” means a person who shall be deemed to be the beneficial owner as determined by Rule 13d-3 of the Exchange Act.

“business day” means a day, other than a Saturday, a Sunday or other day on which commercial banks in San Francisco, California are authorized or required by law to close.

“Bylaws” means the bylaws of the Company, as amended.

“CARES Act” shall mean the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020, the Consolidated Appropriations Act of 2021 and the Taxpayer Certainty and Disaster Tax Relief Act, in each case, together with all rules and regulations and guidance issued by any Governmental Authority with respect thereto.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company.

“Company ESPP” means the Company 2018 Employee Stock Purchase Plan.

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) or licensed to the Company or any Company Subsidiary, or that the

Company or any Company Subsidiary otherwise has the right to use (or that the Company or any Company Subsidiary claims or purports to own or have a license with respect to or otherwise have a right to use).

“Company Performance Award” means any Company Performance Option or Company Performance RSU.

“Company RSU” means an award of any restricted stock units (including any Company Performance RSUs) under any of the Company Stock Plans that provides for payment at a future date of one or more shares of Company Common Stock or value derived therefrom.

“Company Software” means Software in the Owned Company Intellectual Property.

“Company Stock Option” means any option to purchase one or more shares of the Company’s Common Stock granted under any of the Company Stock Plans (including any Company Performance Options).

“Company Stock Plans” means any equity incentive plans of the Company, as amended, pursuant to which the Company granted Company Stock Options or Company RSUs (which as of the date of this Agreement includes only the 2012 Stock Plan, as amended through August 17, 2018, and the 2018 Equity Incentive Plan, as adopted on August 31, 2018).

“Company Termination Fee” shall mean an amount equal to $293,122,500.

“Continuing Employees” mean all employees of the Company or any Company Subsidiary who (i) at the Effective Time, continue their employment with the Company or any Company Subsidiary, or (ii) remain or become, at the Effective Time, employees of the Company, any Company Subsidiary or Parent.

“Contract” means any legally binding contract, subcontract, agreement, indenture, deed of trust, license, sublicense, note, bond, loan instrument, mortgage, lease, purchase or sales order, concession, franchise, option, insurance policy, benefit plan or guaranty and any similar legally binding undertaking, commitment or pledge.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Copyrights” means any and all U.S. and foreign copyrights, mask works, and all other rights with respect to Works of Authorship and all registrations thereof and applications therefor (including moral and economic rights, however denominated).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means measures, recommendations, directives, guidelines or orders promulgated or issued by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, to address COVID-19, including the CARES Act and the Families First Coronavirus Response Act of 2020.

“Credit Facility” means the Credit Agreement, dated as of April 30, 2018, by and among the Company, the financial institutions listed therein as lenders, Wells Fargo Bank, N.A. as administrative agent and issuing lender for the lenders named therein, Comerica Bank as issuing lender and Wells Fargo Securities, LLC, as sole lead arranger and sole book runner, as amended to date.

“Debt Financing Documentation” means any definitive documentation in respect of the Debt Financing.

“Debt Marketing Documents” means reasonable and customary bank books and syndication documents and materials, including confidential information memoranda, lender presentations, rating agency materials and presentations, and similar reasonable and customary documents and materials in connection with the Debt Financing.

“Delaware Law” means the DGCL and any other applicable Law (including common law) of the State of Delaware.

“Environmental Laws” means any Law relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances, including the exposure of any individual to Hazardous Substances, (ii) the manufacture, handling, transport, transfer, use, recycling, treatment, storage, investigation, removal, remediation, exposure of others to, distribution or disposal of Hazardous Substances or materials containing Hazardous Substances, (iii) pollution, regulation or protection of the indoor or outdoor environment or natural resources or human health and safety as it relates to environmental protection, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; and the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq. and their state and local counterparts; or (iv) any Laws governing or applicable to any product content including, without limitation, the European Union Directives 2012/19/EU (Waste Electrical and Electronic Equipment Directive) and 2011/65/EU (Restriction on the Use of Hazardous Substances).

“ERISA Affiliate” means any person that, together with the Company or any Company Subsidiary, would be deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001 of ERISA.

“Exchange Act” means the Securities and Exchange Act of 1934, as amended.

“Governmental Authority” means any (i) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (ii) federal, state, local, municipal, national, supranational, foreign or other government; (iii) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or entity and any court, arbitral body (public or private) or other tribunal); or (iv) organization, entity or body or individual exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or similar power of any nature (including stock exchanges).

“Hazardous Substances” means (i) those substances defined in or regulated as hazardous or toxic substances, materials or wastes under any Environmental Law; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos and radon; (v) any other contaminant; and (vi) any biological or chemical substance, material or waste regulated or classified as hazardous, toxic, or radioactive by any Governmental Authority of competent jurisdiction pursuant to any Environmental Law; provided, that Hazardous Substances shall not include office and janitorial supplies that are safely maintained.

“Indebtedness” means any of the following and, in each case, including all accrued and unpaid interest thereon and any premiums, prepayment penalties, breakage costs and other fees and expenses arising as a result of the payment of any such amount owed: (i) indebtedness for borrowed money (including any capital lease obligations) of the Company or any Company Subsidiary; (ii) obligations of the Company or any Company Subsidiary evidenced by any note, bond, debenture or other debt security; (iii) the deferred purchase price of property or services (other than trade payables or accruals incurred in the ordinary course of business); (iv) obligations under any bankers’ acceptances or letters of credit (to the extent drawn upon), performance bonds or similar obligations; (v) obligations in respect of any interest rate, currency, swap or other hedging agreements; (vi) obligations of another person secured by a Lien on any asset of the Company or any Company Subsidiary; and (vii) obligations of other persons of the nature of those referred to in clauses (i) through (vi) that are guaranteed by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary is otherwise liable.

“Indemnified Person” means each person who is now or was prior to the Effective Time an officer or director of the Company or any Company Subsidiary and each person who is now or was prior to the Effective Time an officer or director of the Company or any Company Subsidiary who served as a fiduciary under or with respect to any employee benefit plan of the Company or the Company Subsidiaries (within the meaning of Section 3(3) of ERISA).

“Intellectual Property” means any and all (i) formulae, algorithms, procedures, processes, methods, techniques, know-how, ideas, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) Software, websites, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, designs, mask works, and other works of authorship and copyrightable subject matter (“Works of Authorship”); (iii) databases and other compilations and collections of data or information (“Databases”); (iv) trademarks, service marks, logos and design marks, and trade dress, together with all goodwill associated with any of the foregoing (“Trademarks”); (v) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”) and (vi) confidential and proprietary information and other intangible materials not generally known to the public that that derive independent economic value from not being generally known or readily ascertainable, including (to the extent maintained as a trade secret) (A) any technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, and other information and other intangible materials; (B) customer, vendor, and distributor lists, contact and registration information, and correspondence; and (C) any specifications, designs, prototypes, and schematics (this clause (vi), collectively, “Trade Secrets”).

“Intellectual Property Rights” means any and all rights recognized by any Governmental Authority anywhere in the world in the Intellectual Property, including (i) Patents; (ii) Copyrights; (iii) industrial design rights and registrations thereof and applications therefor; (iv) rights with respect to Trademarks, and all registrations thereof and applications therefor; (v) rights with respect to Domain Names, including registrations thereof and applications therefor; (vi) rights with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any person; and (vii) rights with respect to Databases, including registrations thereof and applications therefor.

“knowledge of the Company” means the actual knowledge, as of the date of this Agreement, of each of Chief Executive Officer, Chief Financial Officer, Chief Product Officer, Chief Revenue Officer, Chief Culture Officer and General Counsel, including in each case the knowledge that such person would have obtained in the reasonable conduct of his or her duties after familiarizing himself or herself with the terms and conditions of this Agreement (including Article 3) and the Disclosure Schedule. With respect to Intellectual Property and Intellectual Property Rights, the “reasonable conduct of his or her duties” does not require the Company or any of the individuals named in the previous sentence to conduct, have conducted, obtain, or have obtained any freedom-to-operate opinions or similar opinions of counsel or any clearance searches, and no knowledge of any third-party Intellectual Property Rights that would have been revealed by such inquiries, opinions, or searches will be imputed to the Company or any such individual.

“Lenders” means the financial institutions, agents, arrangers, and institutional investors that at any time have committed to provide or arrange or otherwise have entered into agreements in connection with all or any part of the Debt Financing, including such persons who are party to any Debt Financing Documentation entered into pursuant thereto or relating thereto (together with their successors and assigns).

“Lender Related Parties” means the Lenders, together with their respective affiliates, and the respective officers, directors, employees, partners, trustees, shareholders, controlling persons, agents and representatives of the foregoing, and their respective successors and assigns.

“Lien” means any liens, mortgages, encumbrances, pledges, security interests, options, rights of first refusal, or other similar restrictions of any kind or nature whatsoever.

“Material Adverse Effect” means any event, occurrence, condition, circumstance, development, state of facts, change, effect (each an “Effect”), individually or when taken together with all other Effects, that is materially adverse to, or has had a material adverse effect on, the business, financial condition, operations or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, that none of the following Effects shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (i) changes in the industry in which the Company operates; (ii) changes in the general economic, business, regulatory, legislative or political conditions within the U.S. or other jurisdictions in the world; (iii) general changes in the economy or securities, credit, financial or other capital markets of the U.S. or any other region outside of the U.S. (including changes generally in prevailing interest rates, currency exchange rates, credit markets and price levels, trading volumes or suspension of trading in securities on any securities exchange or over-the-counter market); (iv) the availability or cost of equity, debt or other financing to Parent or Merger Sub, (v) earthquakes, fires, floods, hurricanes, tornadoes natural disasters, or similar catastrophes, acts of God or other comparable events, pandemics or epidemics, including COVID-19, or acts of terrorism, cyberterrorism, war, civil unrest, civil disobedience, sabotage, cybercrime, national or international calamity, military action, outbreak of hostilities, declaration of a national emergency or any other similar event, or any change, escalation or worsening thereof; (vi) any change in GAAP or any change in Laws (or interpretation or enforcement thereof); (vii) any Effect on the relationships (contractual or otherwise) with customers, suppliers, vendors, licensors, business partners, employees or contractors of the Company and the Company Subsidiaries (including the loss of such relationships), as a result of the execution, delivery or performance of this Agreement or the announcement or pendency or consummation of the Transactions (provided that this clause (vii) shall not apply to any representation or warranty contained in this Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the execution of this Agreement or the pendency or consummation of the Transactions); (viii) any decline in the market price, or change in price or trading volume, of the capital stock of Company or any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period or any change in the credit rating of the Company or any of its securities; provided that the underlying causes of such decline, change or failure, may be considered in determining whether there was a Material Adverse Effect to the extent not otherwise excluded by the definition thereof; (ix) the compliance by any party with the terms of this Agreement, including any action expressly required to be taken or refrained from being taken pursuant to or in accordance with this Agreement, including the failure of the Company to take any action that the Company is specifically prohibited by the terms of this Agreement from taking to the extent Parent or Merger Sub fails to give its consent thereto after a written request therefor pursuant to Section 5.1; (x) any actions taken, or failure to take any action after the date of this Agreement, in each case, to which Parent or Merger Sub has expressly approved, consented or requested or that is required or prohibited by this Agreement in writing; (xi) any stockholder class action litigation, derivative or similar litigation arising out of or in connection with or relating to this Agreement and the Transactions, including allegations of a breach of fiduciary duty or misrepresentation in public disclosure or any demand, action, claim or proceeding for appraisal of any Company Shares pursuant to the DGCL in connection with this Agreement and the Transactions; (xii) the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective affiliates; (xiii) any matter set forth in the Disclosure Schedule; and (xiv) any COVID-19 Measures; provided, that an Effect described in any of clauses (i)-(iii), (v),(vi) and (xiv) may be taken into account to the extent the Company and the Company Subsidiaries are materially disproportionately affected thereby relative to other peers of the Company and the Company Subsidiaries in the same industries (and in the case of clause (v), in the same geography as the applicable Effect and with similar scale of operations in such geography as the Company and the Company Subsidiaries) in which the Company and the Company Subsidiaries operate (in which case the incremental materially disproportionate impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect).

“NYSE” means the New York Stock Exchange.

“Open Source” means Software that is generally available in source code form and that is distributed under a license which, by its terms, (i) does not prohibit licensees of such Software from licensing or otherwise distributing such Software in source code form, (ii) does not prohibit licensees of such Software from making modifications thereof, and (iii) does not require a royalty or other payment for the licensing or other distribution, or the modification, of such Software (other than a reasonable charge to compensate the provider for the cost of providing a copy thereof).

“Optionholders” means the holders of the Company Stock Options.

“Owned Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by (solely or jointly) the Company or any Company Subsidiary (or that Company or any Company Subsidiary claims or purports to own), including all Registered Company Intellectual Property set forth on Section 3.13(a) of the Disclosure Schedule.

“Parent Termination Fee” shall mean an amount equal to $586,245,000.

“Patents” means any and all U.S. and foreign patent rights, including without limitation, all (i) patents, (ii) pending patent applications, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, renewals, and all patents granted thereon, (iii) all patents-of-addition, reissues, reexaminations, confirmations, re-registrations, invalidations, and extensions or restorations by existing or future extension or restoration mechanisms, including supplementary protection certificates or the equivalent thereof, and (iv) all foreign counterparts of any of the foregoing.

“Permitted Liens” means (i) Liens for Taxes that are not due and payable or that although delinquent may thereafter be paid without interest or penalty or that are being contested in good faith by appropriate proceedings and for which reserves have been established on the appropriate books and records in accordance with GAAP to the extent required thereunder, (ii) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business or that are not due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings, (iii) any obligations in respect of letters of credit and performance and construction bonds issued in the ordinary course of business, (iv) purchase money security interests for the purchase or lease of office equipment, computers, vehicles and other items of tangible personal property, (v) zoning, building, subdivision, environmental, entitlement or other similar codes and regulations, (vi) Liens (other than Liens securing Indebtedness), defects or irregularities in title, easements, quasi-easements, rights-of-way, covenants, restrictions, conditions and other charge, instrument or encumbrance with respect to real estate or the underlying fee interest of any Company Leased Real Property, (vii) statutory or contractual Liens in favor of lessors arising in connection with any lease, (viii) non-exclusive licenses granted in the ordinary course of business, (ix) any Lien created under federal, state or foreign securities Laws, (x) any Lien that is deemed to be created by this Agreement or any other document executed in connection herewith, (xi) any Lien that is disclosed on the Company Balance Sheet or notes thereto (or securing liabilities reflected on such balance sheet), (xii) any Lien that will be released at or prior to the Closing, and (xiii) any other Liens, that would not reasonably be expected to, individually or in the aggregate, materially impair the continued use and operation of the assets to which they relate in the business of the Company and the Company Subsidiaries as presently conducted.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person, trust, association, enterprise, society, estate, firm, joint venture, organization, entity or Governmental Authority.

“Registered Company Intellectual Property” means all Patents, registered Trademarks, applications to register Trademarks, registered Copyrights, applications to register Copyrights, and Domain Names included in the Owned Company Intellectual Property that are currently registered, recorded, or filed by, for, or in the name of Company or any Company Subsidiary.

“Representatives” means the directors, officers, employees, agents (including financial and legal advisors) and other advisors and representatives of a person.

“Required Information” means (i) the audited consolidated balance sheets at the end of, and the related statements of income (or loss) and cash flows of the Company and its consolidated subsidiaries for, the three (3) most recently completed fiscal years ended at least 90 days prior to the Closing Date, and (ii) the unaudited consolidated balance sheets at the end of, and the related statements of income (or loss) and cash flows of the Company and its consolidated subsidiaries for, each fiscal quarter or three, six or nine month period, as applicable, (but excluding the fourth quarter of any fiscal year) subsequent to the last fiscal year for which financial statements were prepared pursuant to the preceding clause (i) and ended at least 45 days before the Closing Date (in the case of this clause (ii), without footnotes) together with the consolidated balance sheet and related statements of income (or loss) and cash flows of the Company and its consolidated subsidiaries for the corresponding portion of the previous year, in each case, prepared in accordance with GAAP.

“RSU Holders” means the holders of the Company RSUs.

“Sanctioned Person” means any person that is the subject or target of sanctions or restrictions under Trade Controls including: (i) any person listed on any U.S. or non-U.S. sanctions- or export-related restricted party list, including the U.S. Department of the Treasury Office of Foreign Assets Control’s (“OFAC”) List of Specially Designated Nationals and Blocked Persons, or any other OFAC, U.S. Department of Commerce Bureau of Industry and Security, or U.S. Department of State sanctions- or export-related restricted party list; (ii) any person that is, in the aggregate, 50% or greater owned, directly or indirectly, or otherwise controlled by a person or persons described in clause (i); or (iii) any person located, organized, or resident in or a national of any country or region or government thereof that is, or has been in the last five years, the subject or target of a comprehensive embargo under Trade Controls (including Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea, Donetsk, and Luhansk regions of Ukraine) (a “Sanctioned Country”).

“SEC” means the Securities and Exchange Commission, or any successor thereto.

“Software” means all computer programs and other software, including software implementations of algorithms, models, and methodologies, whether in source code, object code or other form, including libraries, subroutines and other components thereof.

“Sponsor” means Thoma Bravo Fund XV, L.P., a Delaware limited partnership.

“subsidiary” or “subsidiaries” means, when used with reference to a party, any corporation or other organization, whether incorporated or unincorporated, of which such party or any other subsidiary of such party is a general partner (excluding partnerships the general partnership interests of which held by such party or any subsidiary of such party do not have a majority of the voting interests in such partnership) or serves in a similar capacity, or, with respect to such corporation or other organization, at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions is directly or indirectly owned or controlled by such party or by any one or more of its subsidiaries, or by such party and one or more of its subsidiaries.

“Tax” or “Taxes” means all U.S. federal, state, local, and non-U.S. taxes, charges, fees, levies or and other assessments, including any net income, gross income, gross receipts, value-added, sales, use, ad valorem, customs duties, capital stock, environmental, transfer, franchise, profits, license, lease, service, service use, withholding, payroll, social security (or similar, including FICA), employment, excise, registration, severance, stamp, occupation, premium, real property, personal property, escheat, abandoned and unclaimed property, windfall profits, customs, duties, alternative or add-on minimum, estimated, or other taxes, fees, assessments or charges in the nature of a tax, together with any interest, any penalties or additions to tax with respect thereto or additional amount imposed by any Governmental Authority of competent jurisdiction.

“Tax Returns” means returns, reports, Tax elections, declarations, disclosures, schedules, estimates and information returns, including any schedule or attachment thereto, supplied or required to be supplied to a Governmental Authority of competent jurisdiction (or any agent thereof) relating to Taxes.

“Third Party” means any person other than Parent and its subsidiaries (including Merger Sub) and the respective Representatives of Parent and its subsidiaries.

“U.S.” means United States of America.

“Unvested Company RSU” means each Company RSU that is outstanding as of immediately prior to the Effective Time and that is not a Vested Company RSU or an Additional Vesting Company RSU (which Unvested Company RSUs shall include, for the avoidance of doubt, any Company RSUs which may vest upon the occurrence of an RSU Holder’s qualifying termination of employment on or following the Effective Time).

“Unvested Company Stock Option” means each Company Stock Option that is outstanding and unexercised as of immediately prior to the Effective Time and that is not a Vested Company Stock Option or an Additional Vesting Company Stock Option (which Unvested Company Stock Options shall include, for the avoidance of doubt, any Company Stock Options which may vest upon the occurrence of an Optionholder’s qualifying termination of employment on or following the Effective Time).

“Vested Company RSU” means a Company RSU that is outstanding and vested as of immediately prior to the Effective Time.

“Vested Company Stock Option” means a Company Stock Option that is outstanding, vested and unexercised as of immediately prior to the Effective Time.

“WARN” means the United States Worker Adjustment and Retraining Notification Act and any similar foreign, state or local law, regulation or ordinance.

The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition
Acquisition Agreement	6.2(b)(i)
Agreement	Preamble
Anticorruption Laws	3.18
Antitrust Division	6.9(a)
Antitrust Laws	3.5(a)
Antitrust Restraints	6.9(d)
ARR	3.20(b)
Audited Company Financial Statements	3.7(b)
Blue Sky Laws	3.5(b)
Book-Entry Shares	2.9(b)
Cash Replacement Company RSU Amount	2.7(b)(ii)
Cash Replacement Option Amount	2.7(a)(ii)
Certificate of Merger	2.2
Certificates	2.9(b)

Defined Term	Location of Definition
Change in Recommendation	6.2(b)(i)
Closing	2.2
Closing Date	2.2
Code	2.10
Company	Preamble
Company Balance Sheet	3.7(c)
Company Benefit Plans	3.10(a)
Company Board	Recitals
Company Board Recommendation	6.2(b)(i)
Company Common Stock	Recitals
Company Financial Reports	3.7(b)
Company Intellectual Property Agreements	3.13(k)(iii)
Company Leased Real Property	3.12(c)
Company Material Contract	3.16(a)
Company Performance RSU	2.7(b)(iii)
Company Performance Option	2.7(a)(iii)
Company Preferred Stock	3.3(a)
Company Products	3.13(n)
Company Related Parties	8.3(d)
Company Required Approvals	3.5(b)
Company Securities	3.3(c)
Company Shares	Recitals
Company Subsidiary	3.1(b)
Confidentiality Agreement	6.1(b)
Contaminants	3.13(o)
Debt Financing	6.19(a)
D&O Insurance	6.4(b)
Delaware Courts	9.7(b)
DGCL	Recitals
Disclosure Schedule	Article 3
Dissenting Company Shares	2.8(a)
EEOC	3.11(e)
Effective Time	2.2
Employee IP Agreement	3.13(f)
Enforceability Limitations	3.4(a)
Enforcement Costs	8.3(e)
Equity Commitment Letter	4.4(a)
Equity Financing	4.4(a)
ERISA	3.10(a)
Exchange Fund	2.9(a)
Fair Value	4.11
FCPA	3.18
Foreign Plan	3.10(d)
FTC	6.9(a)
GAAP	3.7(b)
Government Official	3.18
HSR Act	3.5(a)
Indemnification Agreements	6.4(a)
Intervening Event	6.2(b)(ii)
IRS	3.10(b)
Labor Agreement	3.11(b)

Defined Term	Location of Definition
Law	3.5(a)
Limited Guaranty	4.8
Measurement Date	3.3(b)
Merger	Recitals
Merger Consideration	2.6(a)
Merger Sub	Preamble
Multiemployer Plan	3.10(c)
Multiple Employer Plan	3.10(c)
Non-Management Employees	5.1(b)(xvii)
Notice of Designated Superior Proposal	6.2(b)(iii)
Order	7.1(c)
Original Meeting Date	6.2(f)(i)
Outside Date	8.1(b)(i)
Parent	Preamble
Parent Material Adverse Effect	4.1
Parent Liability Limitation	8.3(e)
Parent Plans	6.3(c)
Parent Related Parties	8.3(d)
Paying Agent	2.9(a)
Permits	3.6
Proxy Statement	6.2(e)(i)
Required Amount	4.4(d)
Requisite Company Vote	3.4(a)
SEC Reports	3.7(a)
Securities Act	3.7(a)
SOX	3.7(a)
Stockholders Meeting	6.2(f)(i)
Superior Proposal	6.2(a)(iii)
Surviving Corporation	2.1
Top Customer	3.20(b)
Top Supplier	3.20(a)
Trade Controls	3.21
Transactions	Recitals
Vested Company RSU Consideration	2.7(b)(i)
Vested Company Stock Option Consideration	2.7(a)(i)

Article 2

THE MERGER

2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time, Parent and the Company shall consummate the Merger and Merger Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”) and, from and after the Merger, the Company shall be a wholly owned subsidiary of Parent and the separate corporate existence of the Company shall continue unaffected by the Merger. The Merger shall have the effects specified in the DGCL.

2.2 Effective Time; Closing. Unless this Agreement shall have been terminated in accordance with Article 8, upon the terms and conditions set forth herein, the closing of the Merger (the “Closing”) will take place by exchange of documents (with signatures) by electronic transmission (a) no later than the third (3rd)

business day after the day on which the last of the conditions set forth in Article 7 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) has been satisfied or waived (and all such conditions remain satisfied or waived on such business day) in accordance with this Agreement or (b) at such other time, date or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.” Subject to the terms and conditions set forth herein, a certificate of merger satisfying the applicable requirements of the DGCL (the “Certificate of Merger”) shall be duly executed by the Company and simultaneously with the Closing shall be filed with the Office of the Secretary of State of the State of Delaware. The Merger shall become effective upon the date and time of the filing of the Certificate of Merger with the Office of the Secretary of State of the State of Delaware (the date and time of such filing, or such later time as shall be agreed by Parent and the Company and specified in such filing, being the “Effective Time”).

2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

2.4 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated at the Effective Time to be in the form attached hereto as Exhibit A, until thereafter amended as provided by law and such certificate of incorporation.

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated at the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended as provided by Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, and, except as determined by Parent or Merger Sub prior to the Effective Time, the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

(a) Each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section 2.6(b) and any Dissenting Company Shares) shall be canceled and shall be converted automatically into the right to receive an amount in cash, without interest, equal to $66.00 (the “Merger Consideration”) payable to the holder of such Company Share, upon surrender, in the manner provided in Section 2.9. If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, then the Merger Consideration shall be adjusted to the extent appropriate (taking into account any prior adjustments applicable pursuant to this Section 2.6(a)) for all purposes of this Article 2.

(b) Each Company Share held in the treasury of the Company and each Company Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent or Merger Sub immediately prior to the Effective Time shall be canceled and retired without any conversion thereof, and no payment or distribution shall be made and no consideration of any kind shall be delivered with respect thereto.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

2.7 Company Stock Options; Company RSUs; Company ESPP.

(a) Except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a holder of Company Stock Options or as contemplated by Section 2.7 of the Disclosure Schedule, at the Effective Time, each Company Stock Option outstanding and unexercised as of immediately prior to the Effective Time shall be treated as follows:

(i) Each Vested Company Stock Option and each Additional Vesting Company Stock Option will be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration (less the exercise price per share attributable to such Vested Company Stock Option or Additional Vesting Company Stock Option) by (B) the total number of shares of Company Common Stock issuable upon exercise in full of such Vested Company Stock Option or Additional Vesting Company Stock Option as of immediately prior to the Effective Time (the “Vested Company Stock Option Consideration”). Notwithstanding the foregoing, with respect to any Vested Company Stock Options or Additional Vesting Company Stock Option for which the exercise price per share attributable to such Vested Company Stock Option or Additional Vesting Company Stock Option is equal to or greater than the Merger Consideration, such Vested Company Stock Option or Additional Vesting Company Stock Option will be cancelled without any cash payment being made in respect thereof. The payment of the Vested Company Stock Option Consideration will be subject to withholding for all required Taxes.

(ii) Each Unvested Company Stock Option shall be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration (less the exercise price per share attributable to such Unvested Company Stock Option) by (B) the total number of shares of Company Common Stock issuable upon exercise in full of such Unvested Company Stock Option as of immediately prior to the Effective Time (the “Cash Replacement Option Amount”), which Cash Replacement Option Amount will, subject to the Optionholder’s continued service with Parent or its subsidiaries through the applicable vesting date(s), vest and be payable at the same time as the Unvested Company Stock Option for which such Cash Replacement Option Amount was exchanged would have vested pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Company Benefit Plan as in effect on the date hereof and set forth on Section 3.10(a) of the Disclosure Schedule). Except as provided in the prior sentence, all Cash Replacement Option Amounts will have the same terms and conditions as applied to the award of Unvested Company Stock Options for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Option Amounts. Notwithstanding the foregoing, with respect to any Unvested Company Stock Options for which the exercise price per share attributable to such Unvested Company Stock Options is equal to or greater than the Merger Consideration, such Unvested Company Stock Options will be cancelled without any Cash Replacement Option Amount being paid in respect thereof.

(iii) For purposes of determining the Vested Company Stock Options and Unvested Company Stock Options that are outstanding as of immediately prior to the Effective Time, any Company Stock Option that is outstanding and is subject to such performance vesting conditions as of immediately prior to the Effective Time (each a “Company Performance Option”), (A) the performance metrics of such Company Performance Option will be deemed achieved as of immediately prior to the Effective Time at 100% of the target levels of performance and (B) after giving effect to such deemed achievement of the applicable performance metrics, such Company Performance Option shall be treated like other Company Stock Options pursuant to Sections 2.7(a)(i)-(ii) of this Agreement, it being understood that (x) such Company Performance Option shall be deemed a Vested Company Stock Option with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance Option shall be deemed an Unvested Company Stock Option with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company Stock Option to vest subject to the Optionholder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

(b) Except as otherwise expressly agreed to in writing prior to the Effective Time by Parent and a holder of Company RSUs or as contemplated by Section 2.7 of the Disclosure Schedule, at the Effective Time, each Company RSU outstanding as of immediately prior to the Effective Time shall be treated as follows:

(i) Each Vested Company RSU and each Additional Vesting Company RSU shall be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration by (B) the total number of shares of Company Common Stock subject to such Vested Company RSU or Additional Vesting Company RSU immediately prior to the Effective Time (the “Vested Company RSU Consideration”). The payment of the Vested Company RSU Consideration will be subject to withholding for all required Taxes.

(ii) Each Unvested Company RSU shall be cancelled and converted into and will become a right to receive an amount in cash, without interest, equal to the product obtained by multiplying (A) the Merger Consideration by (B) the total number of shares of Company Common Stock subject to such Vested Company RSU immediately prior to the Effective Time (the “Cash Replacement Company RSU Amount”), which Cash Replacement Company RSU Amounts will, subject to the RSU Holder’s continued service with Parent or its subsidiaries through the applicable vesting date(s), vest and be payable at the same time as the Unvested Company RSUs for which such Cash Replacement Company RSU Amounts were exchanged would have vested pursuant to its terms (including, for the avoidance of doubt, with respect to any terms providing for acceleration of vesting pursuant to any Company Benefit Plan as in effect on the date hereof and set forth on Section 3.10(a) of the Disclosure Schedule). Except as otherwise provided in this Section 2.7(b)(ii), all Cash Replacement Company RSU Amounts will have the same terms and conditions as applied to the Unvested Company RSUs for which they were exchanged, except for terms rendered inoperative by reason of the transactions contemplated by this Agreement or for such other administrative or ministerial changes as in the reasonable and good faith determination of Parent are appropriate to conform the administration of the Cash Replacement Company RSU Amounts.

(iii) Notwithstanding the foregoing, with respect to each Company RSU subject to performance vesting based on the achievement of performance metrics (each a “Company Performance RSU”) that remains outstanding and subject to such performance vesting conditions as of immediately prior to the Effective Time, (A) the performance metrics of such Company Performance RSU will be deemed achieved as of immediately prior to the Effective Time at 100% of the target levels of performance and (B) after giving effect to such deemed achievement of the applicable performance metrics, such Company Performance RSU shall be treated like other Company RSUs pursuant to Sections 2.7(b)(i)-(ii) of this Agreement, it being understood that (x) such Company Performance RSU shall be deemed a Vested Company RSU with respect to one-third (1/3) of the shares subject thereto, and (y) such Company Performance RSU shall be deemed an Unvested Company RSU with respect to two-thirds (2/3) of the shares subject thereto (with fifty percent (50%) of such Unvested Company RSU to vest subject to the RSU Holder’s continued service with Parent or its subsidiaries on each of February 1, 2023 and February 1, 2024).

(c) On or prior to the Closing Date, Parent will deposit (or cause to be deposited) with the Company, by wire transfer of immediately available funds, the aggregate (A) Vested Company Stock Option Consideration owed to all applicable Optionholders, and (B) Vested Company RSU Consideration owed to all applicable RSU Holders. Promptly following the Closing Date (and in no event more than five (5) business days thereafter), the applicable Optionholders of Vested Company Stock Options and the applicable RSU Holders of Vested Company RSU Awards will receive a payment from the Company or the Surviving Corporation, through its payroll system or payroll provider, of all amounts required to be paid to such holders in respect of Vested Company Stock Options or Vested Company RSU that are cancelled and converted pursuant to Section 2.7(a)(i) or Section 2.7(b)(i), as applicable. Notwithstanding the foregoing, if any payment owed to a holder of Vested Company Stock Options or Vested Company RSUs pursuant to 2.7(a)(i) or Section 2.7(b)(i), as applicable, cannot be made through the Company’s or the Surviving Corporation’s payroll system or payroll provider, then the Surviving Corporation will issue a check for such payment to such holder, which check will be sent by overnight courier to such holder promptly following the Closing Date (but in no event more than five (5) business days thereafter).

(d) Prior to the Effective Time, the Company shall to the extent and in the manner required by the applicable Company Stock Plan provide notice (in a form reasonably satisfactory to Parent) to each holder of a Company Stock Option or Company RSU describing the treatment of such award in accordance with this Section 2.7 and the Company Stock Plans. Prior to the Effective Time, the Company shall take (or cause there to be taken, as the case may be) such actions, shall obtain such consents, adopt (or cause there to be adopted) any amendments of any Company Stock Plan and any awards thereunder, as may be necessary to effect the transactions contemplated by this Section 2.7. Subject to obtaining any required consents from the holders thereof, all Company Stock Options and Company RSUs, and all Company Stock Plans, will terminate as of the Effective Time.

(e) Company ESPP.

(i) Prior to the Effective Time, the Company shall take all actions necessary such that the current offering period in progress as of the date of this Agreement shall be the final offering period under the Company ESPP. If such offering period has not ended prior to the Effective Time, then, prior to the Effective Time, the Company (x) shall take all actions necessary such that a date to be determined by the Company (but in no event later than the Effective Time) shall be the last day of such offering period and (y) shall make such other pro-rata adjustments as may be necessary to reflect the shortened and final offering period but otherwise treating such shortened and final offering period as a fully effective and completed offering period for all purposes under the Company ESPP. In addition, effective as of the date of this Agreement, the Company shall have taken all actions necessary such that (x) no new participant shall be permitted to join the current offering period in progress under the Company ESPP and (y) no participant in the Company ESPP with respect to the current offering period shall be permitted to increase his or her elections with respect to the current offering period (including making any non-payroll contributions).

(ii) Unless it has earlier terminated, the Company shall take all actions necessary so that the Company ESPP shall terminate immediately prior to and effective as of the Effective Time. All amounts withheld by the Company on behalf of the participants in the Company ESPP that have not been used to purchase Company Common Stock at or prior to the Effective Time will be returned to the participants without interest pursuant to the terms of the Company ESPP.

(iii) The Company agrees to take any and all actions necessary to approve and effectuate the foregoing provisions of this Section 2.7(e) including making any determinations and/or resolutions of the Company Board or a committee thereof.

2.8 Dissenting Shares.

(a) Notwithstanding anything to the contrary set forth in this Agreement, all Company Shares that are issued and outstanding immediately prior to the Effective Time and held by the stockholders of the Company who are entitled to demand appraisal and who shall have properly and validly perfected their statutory rights of appraisal in respect of such Company Shares in accordance with Section 262 of the DGCL and, as of the Effective Time, have neither effectively withdrawn nor lost their rights to such appraisal and payment under the DGCL (collectively, “Dissenting Company Shares”) shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders of the Company shall be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by the stockholders of the Company who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL shall no longer be considered to be Dissenting Company Shares and shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the certificate or certificates that formerly evidenced such Company Shares in the manner provided in Section 2.9.

(b) The Company shall give Parent (A) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company in respect of Dissenting Company Shares and (B) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law in respect of Dissenting Company Shares. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal, or settle or offer to settle any such demands for payment, in respect of Dissenting Company Shares.

2.9 Surrender of Company Shares; Stock Transfer Books.

(a) Prior to the Effective Time, Parent or Merger Sub shall enter into an agreement with such bank or trust company as may be designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), which shall provide for the payment by the Paying Agent of the amounts payable under Section 2.6(a) in accordance with the terms of this Section 2.9. On the Closing Date, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate amount payable pursuant to Section 2.6(a); provided that Parent shall not be required to make available to the Paying Agent any Merger Consideration for Dissenting Company Shares until such time as any holders thereof shall have failed to perfect or shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares under such Section 262 of the DGCL (the “Exchange Fund”). The Exchange Fund shall not be used for any other purpose. The Exchange Fund shall, pending its disbursement to holders of shares of Company Common Stock, be invested by the Paying Agent as directed by Parent. No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article 2, and to the extent that there are net losses with respect to any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Company Common Stock immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Exchange Fund. No investment of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any net profit resulting from, or interest or income produced by, such amounts on deposit with the Paying Agent will be payable to Parent. The Surviving Corporation shall bear and pay all charges and expenses, including those of the Paying Agent, incurred in connection with the payment of funds to holders of Company Shares.

(b) Promptly after the Effective Time, Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record (as of immediately prior to the Effective Time) of certificates representing shares of Company Common Stock (the “Certificates”) and to each holder of record (as of immediately prior to the Effective Time) of book-entry shares representing shares of Company Common Stock (the “Book-Entry Shares”), in each case whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.6(a), (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and which shall be in such form and have such other provisions as Parent may reasonably specify and (ii) instructions for use in surrendering the Certificates or Book-Entry Shares in exchange for the

Merger Consideration payable with respect thereto. Upon surrender to the Paying Agent of a Certificate for cancellation, together with a duly completed and validly executed letter of transmittal or receipt of an “agent’s message” by the Paying Agent (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) in the case of Book-Entry Shares, the holder of such Certificate or Book-Entry Shares shall receive in exchange therefor the amount of cash which the shares of Company Common Stock theretofore represented by such Certificate or book-entry entitle such holder to receive pursuant to the provisions of this Article 2 and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. Until so surrendered or transferred, as the case may be, each such Certificate or Book-Entry Share shall represent after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest shall be paid or shall accrue on any cash payable to holders of Certificates or Book-Entry Shares pursuant to the provisions of this Article 2. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a person other than the person in whose name the Certificate or Book-Entry Shares so surrendered are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred, and the person requesting such issuance shall pay any transfer or other Taxes required by reason of the payment to a person other than the registered holder of such Certificate or Book-Entry Shares or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. The Paying Agent shall accept such Certificates and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal and reasonable exchange practices.

(c) The Merger Consideration paid upon the surrender for exchange of Certificates and Book-Entry Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock theretofore represented by such Certificates or Book-Entry Shares, and, after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Company of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2, except as otherwise provided by applicable law.

(d) Any portion of the Exchange Fund which remains undistributed to the holders of Certificates or Book-Entry Shares for six (6) months after the Effective Time shall be delivered to Parent or one of its affiliates, upon demand, and any holders of Certificates or Book-Entry Shares who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or similar laws, as general creditors thereof) for payment of their claim for Merger Consideration, without any interest thereon.

(e) None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the earlier of (i) two years after the Effective Time and (ii) immediately prior to the date on which the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate or Book-Entry Shares pursuant to this Article 2 would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

(f) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond in such reasonable amount as Parent may direct (consistent with the policies and practices of the Paying Agent) as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall, subject to such person’s compliance with the exchange procedures set forth in Section 2.9(b) (other than the surrender of a Certificate), issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable with respect to the shares of Company Common Stock represented by such Certificate in accordance with this Article 2.

2.10 Withholding Rights. Notwithstanding anything herein to the contrary, each of Merger Sub, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares, Company RSUs and Company Stock Options such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, and properly paid over to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to person in respect of which such deduction and withholding was made.

2.11 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, proper or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (ii) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

Article 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in a document of even date herewith delivered by the Company to Parent and Merger Sub prior to the execution and delivery of this Agreement and referring by Section number to the representations and warranties in this Agreement (the “Disclosure Schedule”) (provided that an item disclosed in any Section shall be deemed to have been disclosed for each other Section of this Agreement to the extent the relevance of such disclosure to such other section of this Agreement is reasonably apparent from the text of such disclosure), and except as disclosed in the reports, schedules, forms, statements and other documents (including any exhibits referred to therein) filed by the Company with, or furnished by the Company to, the SEC after January 1, 2020 and publicly available prior to the date of this Agreement (but excluding any risk factor disclosure under the headings “Risk Factors” or “Forward Looking Statements”) (provided that nothing disclosed in any such Company filing with the SEC shall be deemed to be a qualification or modification of the representations and warranties set forth in Section 3.3 or clause (i) of the last sentence of Section 3.8), the Company hereby represents and warrants to Parent and Merger Sub as follows:

3.1 Organization and Qualification; Company Subsidiaries.

(a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to do so, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect.

(b) Section 3.1(b) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of the name, and jurisdiction of organization of each subsidiary of the Company (each a “Company Subsidiary”) as well as the ownership interest, whether direct or indirect, of the Company in each such Company Subsidiary and the ownership interest of any other third party in each Company Subsidiary. Each Company Subsidiary is duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to be so duly organized, validly existing or in good standing or to have such requisite power and authority, individually or in the aggregate, would not have, or would not be reasonably likely to have, a Material Adverse Effect.

(c) Except for the Company Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. There are no outstanding contractual obligations of the Company to make any investment (in the form of a loan, capital contribution or otherwise) in any such person.

3.2 Certificate of Incorporation and Bylaws. The Company has heretofore made available to Parent a complete and correct copy of the Certificate of Incorporation and the Bylaws, each as amended to date, of the Company. Such Certificate of Incorporation and Bylaws are in full force and effect. Neither the Company nor any Company Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, Bylaws or any equivalent organizational documents.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 1,750,000,000 Company Shares, par value of one ten thousandth of one cent ($0.0001) each, and 25,000,000 shares of preferred stock, par value of one ten thousandth of one cent ($0.0001) each (“Company Preferred Stock”).

(b) As of the close of business on March 18, 2022 (the “Measurement Date”),

(i) 150,209,652 Company Shares were issued and outstanding:

(ii) no Company Shares were held in the treasury of the Company;

(iii) no Company Shares were held by any Company Subsidiary;

(iv) 4,678,723 Company Shares were subject to outstanding Company Stock Options, of which Company Stock Options to purchase 4,203,682 shares of Company Common Stock were vested and exercisable (including 80,066 Company Shares that were subject to Company Performance Options, of which no shares of Company Common Stock were vested and exercisable);

(v) 7,083,309 Company RSUs were outstanding (other than Company Performance RSUs);

(vi) 365,039 Company Performance RSUs were outstanding (assuming achievement of applicable metrics at target levels of performance);

(vii) no shares of Company Preferred Stock were issued or outstanding; and

(viii) all outstanding Company Shares are validly issued, fully paid and non-assessable and are issued free of any preemptive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party.

(c) Except as set forth above and except for changes since the Measurement Date resulting from the exercise of Company Stock Options or vesting of Company RSUs outstanding on such date, as of the date of this Agreement, there are no outstanding (i) options, warrants or other rights, Contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Company Subsidiary or obligating the Company or any Company Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary, (ii) shares of capital stock of or other voting securities or ownership interests in the Company or any Company Subsidiary, or (iii) restricted shares, restricted share units, performance share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities (including any bonds, debentures, notes or other Indebtedness having voting rights or convertible into securities having voting rights) or ownership interests in the Company or any Company Subsidiary (the items in clauses (i), (ii) and (iii) being referred to collectively as the “Company Securities”). There is no liability for dividends accrued and unpaid by the Company or any Company Subsidiary other than intercompany dividends.

(d) All Company Shares subject to issuance pursuant to outstanding Company Stock Options, Company RSUs or the Company ESPP, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and non-assessable and free of any preemptive rights created by the Certificate of Incorporation or Bylaws or any Contract to which the Company is a party. Except as set forth on Section 3.3(d) of the Disclosure Schedule, there are no voting trusts or other Contracts to which the Company or any Company Subsidiary is a party with respect to the voting or registration rights of any capital stock of, or other equity interest in, the Company or any Company Subsidiary.

(e) Section 3.3(e) of the Disclosure Schedule sets forth a listing, as of the Measurement Date, of (i) all equity plans of the Company (including all Company Stock Plans); (ii) all outstanding Company Stock Options and Company RSUs (with a separate designation of (x) the applicable Company Stock Plan under which such awards are outstanding, and (y) with respect to each Company RSU, whether such award constitutes a Company Performance Award); (iii) the date of grant and name of the holder of each Company Stock Option and each Company RSU; (iv) with respect to each Company Stock Option, the exercise price thereof; and (v) with respect to each Company Stock Option, whether or not such Company Stock Option is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code. Each Company Stock Option and each Company RSU was granted in accordance with the terms of the applicable Company Stock Plan and award agreements thereunder and all other applicable Law.

3.4 Authority Relative to this Agreement.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions, subject only to adoption of this Agreement by the holders of a majority of the outstanding Company Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). Except for the Requisite Company Vote, the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing of the Certificate of Merger). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws, now or hereafter in effect, affecting creditors’ rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses, general equitable principles and to the discretion of the court before which any proceeding therefor may be brought (such enforceability limitations set forth in the preceding clauses (i) and (ii), the “Enforceability Limitations”).

(b) The Company Board, at a meeting duly called and held on March 20, 2022, unanimously (i) determined that this Agreement and the Transactions (including the Merger), are advisable, fair to, and in the best interests of the Company and holders of Company Shares, (ii) based on written representations and warranties made by Parent and Merger Sub, determined that neither Parent nor Merger Sub is an “interested stockholder” as defined in Section 203(c) of the DGCL; (iii) approved this Agreement and the Transactions (including the Merger), and (iv) subject to the terms hereof, resolved and agreed to recommend that the holders of Company Shares adopt this Agreement and approve the Merger.

3.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any Company Subsidiary, (ii) subject to obtaining the consents listed in Section 3.5(a) of the Disclosure Schedule and assuming the receipt of the Requisite Company Vote and the making of all filings or notifications as may be required in connection with the transactions described herein under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (A) any foreign or other antitrust or related Law governing competition or prohibiting, restricting or regulating actions with the purpose or effect of monopolization, restraint of trade, or lessening of competition, (B) foreign investment Laws or (C) Laws that provide for review of national security matters (the foregoing clauses (A) through (C), together with the HSR Act, collectively, the “Antitrust Laws”), and the receipt of all clearances, authorizations, approvals, consents, or waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Law, conflict with or violate any U.S. or non-U.S. law, including any statute, ordinance, regulation, rule, code, executive order, injunction, judgment, decree, ruling, award, writ or other order of a Governmental Authority of competent jurisdiction (“Law”) applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound, or (iii) result in any breach of or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or (except with respect to Company Stock Options and Company RSU’s in connection with the treatment of such awards under Section 2.7 of this Agreement) give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company or any Company Subsidiary pursuant to, or result in the loss of a material benefit under any Company Material Contract or material Permit to which the Company or any Company Subsidiary is a party, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to (x) prevent or materially delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with or notification to, any Governmental Authority of competent jurisdiction, except (i) for (v) the filing of the Proxy Statement with the SEC and such reports and filings as may be required under the Exchange Act, (w) applicable requirements, if any, of the Exchange Act and state securities or “blue sky” laws (“Blue Sky Laws”) and the rules and regulations of the NYSE, (x) any required pre-merger notification under the HSR Act, and similar pre-closing or post-closing requirements under any other Antitrust Laws and any associated consents, approvals, authorizations, waiting period expirations or terminations, or permits, and (z) the filing of the Certificate of Merger (the foregoing clauses (v) through (z) collectively, the “Company Required Approvals”), and (ii) subject to obtaining the Requisite Company Vote, where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to (x) prevent or delay beyond the Outside Date the consummation of the Merger or (y) have a Material Adverse Effect.

3.6 Permits; Compliance. Each of the Company and the Company Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, certifications, approvals and orders of any Governmental Authority of competent jurisdiction, including with respect to any Environmental Laws, necessary for each of the Company or the Company Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Permits”), except where the failure to have, or the suspension or cancelation of, any of the Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. No suspension, modification or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in the suspension, modification or cancellation of any such Permits, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. From January 1, 2020 to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice that the Company or any Company Subsidiary is in conflict with, or in default, breach or violation of, any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, or any material Permit to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any property or asset of the Company or any Company Subsidiary is bound, except for any such conflicts, defaults, breaches or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of the Company Subsidiaries has received any written notice from any Governmental Authority of competent jurisdiction alleging that it is not in compliance in all respects with any Law, except where such non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

3.7 SEC Filings; Financial Statements.

(a) The Company has filed all forms, reports, schedules and other documents required to be filed by it with the SEC since January 1, 2020 (such documents filed since January 1, 2020, and those filed by the Company with the SEC subsequent to the date hereof, if any, including any amendments thereof, the “SEC Reports”). Each SEC Report (x) as of its date (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), complied, or will comply, as the case may be, as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes Oxley Act of 2002 (“SOX”) and the applicable rules and regulations promulgated thereunder, and (y) did not, at the time it was filed (or, if amended prior to the date hereof, as of the date of such amendment), contain, or if filed after the date hereof at the time of the filing will not contain, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(b) Except as disclosed in the SEC Reports, (i) each of the audited consolidated financial statements contained in the SEC Reports (collectively, the “Audited Company Financial Statements”) (A) complied, or will comply, as the case may be, as of their respective dates of filing with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, as of the date of such amended or superseding filing), in all material respects with applicable accounting requirements and published rules and regulations of the SEC with respect thereto, (B) was, or will be, as the case may be, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (C) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position, results of operations and cash flows of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein, and (ii) the unaudited financial information contained in the SEC Reports (such unaudited financial information together with the Audited Company Financial Statements, the “Company Financial Reports”) (A) was, or will be, as the case may be, prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as noted therein and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), and (B) fairly presents, or will fairly present, as the case may be, in all material respects the consolidated financial position and results of operations of the Company and its consolidated Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject to normal year-end adjustments and to any other adjustments described therein, including the notes thereto).

(c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Company Subsidiaries as of October 31, 2021, including the notes thereto (the “Company Balance Sheet”), neither the Company nor any Company Subsidiary has any liability or obligation of a nature required by GAAP to be disclosed on a consolidated balance sheet of the Company, except for (w) executory performance obligations which arise in the ordinary course of business under Contracts to which the Company or any Company Subsidiary is a party, (x) liabilities and obligations incurred in the ordinary course of business since the date of the Company Balance Sheet, (y) liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (z) liabilities and obligations incurred in connection with the Transactions or as required by this Agreement.

(d) Each of the principal executive officer of the Company and the principal financial officer of the Company (and each former principal executive officer of the Company and each former principal financial officer of the Company, as applicable) has made, or will make, as the case may be, all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act or Sections 302 and 906 of SOX and the rules and regulations of the SEC promulgated thereunder with respect to the SEC Reports, and the statements contained in such certifications are true and correct. For purposes of this Section 3.7(d), “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in SOX.

(e) Except as have been described in the SEC Reports, there are no unconsolidated subsidiaries of the Company or any off-balance sheet arrangements of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

(f) The Company maintains a system of internal controls over financial reporting and accounting designed to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes, including to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets that could have a material effect on the Company’s financial statements is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(g) The Company has in place “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are designed to ensure that material information that is required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and made known to its principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure.

(h) The Company has made available to Parent copies of all comment letters received by the Company from the SEC since January 1, 2020 to the date of this Agreement, relating to the Company’s SEC Reports and all responses of the Company thereto. As of the date of this Agreement, there are no outstanding unresolved issues with respect to the Company or the SEC Reports noted in comment letters or other correspondence received by the Company or its attorneys from the SEC, and there are no pending (i) formal or, to the knowledge of the Company, informal investigations of the Company by the SEC or (ii) inspection of an audit of the Company’s financial statements by the Public Company Accounting Oversight Board. As of the date of this Agreement, there has been no material complaint, allegation, assertion or claim that the Company or any

Company Subsidiary has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

3.8 Absence of Certain Changes or Events. Since the date of the Company Balance Sheet to the date of this Agreement, except as contemplated by this Agreement and except as has not, and would not reasonably be expected to have, a Material Adverse Effect, the Company and the Company Subsidiaries have conducted their businesses in all material respects in the ordinary course consistent with past practice. Since (a) January 31, 2021 to the date of this Agreement, there has not been any event, condition, circumstance, development, change or effect, having, or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect that is continuing, and (b) the date of the Company Balance Sheet to the date of this Agreement, none of the Company or any of the Company Subsidiaries has taken any action that if taken between the date hereof and the Effective Time would constitute a breach of Section 5.1 (other than subsections (i)—(iii), (xi), (xvi), (xvii), (xviii), (xix) and (xxiii) (to the extent related to the foregoing subsections) of Section 5.1(b)).

3.9 Absence of Litigation. As of the date of the Agreement, there is (a) no Action pending, or (b) to the knowledge of the Company, no inquiry or investigation pending or Action threatened against the Company or any Company Subsidiary, or any property or asset of the Company or any Company Subsidiary that, in each case, has had, or would reasonably be expected to have a Material Adverse Effect. As of the date of this Agreement, neither the Company nor any Company Subsidiary nor any property or asset of the Company or any Company Subsidiary is subject to any consent decree, settlement agreement or similar written agreement between the Company and any Governmental Authority of competent jurisdiction that is materially adverse to the Company, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction, in each case, that would reasonably be expected to have a Material Adverse Effect.

3.10 Employee Benefit Plans.

(a) Section 3.10(a) of the Disclosure Schedule lists, as of the date of this Agreement, all material Company Benefit Plans (including all Foreign Plans, as are reasonably available to the Company and other than those required by applicable Law). The term “Company Benefit Plans” shall mean: (A) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, stock appreciation right, restricted stock unit, performance stock unit, or other equity-based award (including Company Stock Options and Company RSUs), commission, termination pay, change in control, “stay” bonus, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, fringe benefit, or other material benefit plans, programs or arrangements, and all employment, termination or severance Contracts or similar plans, programs, agreements or arrangements to which the Company or any ERISA Affiliate is a party, with respect to which the Company or any ERISA Affiliate has or could have any material obligation or liability or that are maintained, contributed to or sponsored by the Company or any ERISA Affiliate for the benefit of any current or former employee, independent contractor, officer or director of the Company or any ERISA Affiliate, (B) each employee benefit plan for which the Company or any Company Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been or were to be terminated, (C) any plan in respect of which the Company or any Company Subsidiary could incur liability under Section 4212(c) of ERISA, and (D) any material consulting contracts, arrangements or understandings between the Company or any Company Subsidiary and any natural person consultant of the Company or any Company Subsidiary.

(b) The Company has made available to Parent a true and complete copy of each material Company Benefit Plan and has made available to Parent a true and complete copy of each material document, if any, prepared in connection with each such material Company Benefit Plan (except for individual Company Stock Option and Company RSU agreements, in which case only forms of such agreements have been made available, unless such individual agreements materially differ from such forms), including as applicable (i) a copy of each trust or other funding arrangement, (ii) the most recent summary plan description and summary of material modifications, (iii) the most recent annual report on Internal Revenue Service (“IRS”) Form 5500, (iv) the most recently received IRS determination letter for each such Company Benefit Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Company Benefit Plan. Neither the Company nor any Company Subsidiary has any express or implied commitment (i) to create, incur liability with respect to or cause to exist any other material employee benefit plan, program or arrangement, (ii) to enter into any Contract to provide compensation or benefits to any individual other than under existing Company Benefit Plans in the ordinary course of business, or (iii) to modify, change or terminate any Company Benefit Plan, other than with respect to a modification, change or termination required by ERISA, the Code or other applicable Law.

(c) No Company Benefit Plan is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a “Multiemployer Plan”), a “multiple employer plan” (within the meaning of Section 413(c) of the Code) (a “Multiple Employer Plan”), a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or, except as set forth on Section 3.10(c) of the Disclosure Schedule, a plan that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA.

(d) Except as set forth in Section 3.10(d) of the Disclosure Schedule, none of the Company Benefit Plans (other than, with respect to the Company Benefit Plans governed by the Laws of a foreign Governmental Authority (each, a “Foreign Plan”), to the extent required by applicable Laws and in the amounts required by such applicable Laws) (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, or (ii) obligates the Company or any Company Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of the Transactions. None of the Company Benefit Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Company Subsidiary, except as required by Section 4980B of the Code, Part 6 of Title I of ERISA or similar applicable state law. Except as provided in this Agreement or as set forth in Section 3.10(d) of the Disclosure Schedule, the execution of this Agreement and the consummation of the Transactions (either alone or together with any other event which, standing alone, would not by itself trigger such entitlement or acceleration) would not (A) increase the amount payable or result in any other material obligation pursuant to any Company Benefit Plan, or limit or restrict the right of the Company or its subsidiaries to merge, amend or terminate any Company Benefit Plan, (B) entitle any person to any forgiveness of indebtedness, or increase in severance or separation pay or benefits under or with respect to any Company Benefit Plan, or (C) result in the acceleration of the time of payment or vesting or trigger any payment or obligation to fund (through a grantor trust or otherwise) any Company Benefit Plan. No current or former director, employee, or consultant of the Company is entitled to receive a gross-up payment from the Company with respect to any taxes that may be imposed upon such individual pursuant to Section 409A of the Code, Section 4999 of the Code, or otherwise.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (i) each Company Benefit Plan has been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including ERISA and the Code, (ii) the Company and the Company Subsidiaries have performed all material obligations required to be performed by them under and are not in material default under or in material violation of, and, to the knowledge of the Company, there is no material default or material violation by any party to, any Company Benefit Plan, (iii) as of the date of this Agreement, no Action is pending or, to the knowledge of the Company, threatened with respect to any Company Benefit Plan (other than routine claims for benefits in the ordinary course of business), and (iv) neither the Company nor any of its ERISA Affiliates has incurred or reasonably expects to incur (whether or not assessed) a Tax or penalty under Sections 4980B, 4980D, 4980H, 6055 or 6056 of the Code.

(f) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code and has timely received a favorable determination, notification or advisory letter from the IRS covering all of the provisions applicable to such Company Benefit Plan for which such letters are currently available that such Company Benefit Plan is so qualified, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan, and each trust established in connection with any such Company Benefit Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code has received a determination letter from the IRS that it is so exempt, has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, or may rely upon an opinion letter for a prototype plan. No Company capital stock is used as a funding vehicle or otherwise permitted as an investment option with respect to any Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(g) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code and not otherwise exempt under Section 408 of ERISA) or breach of fiduciary duty with respect to any Company Benefit Plan. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any ERISA Affiliate has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or (ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and, to the knowledge of the Company, no fact or event exists that could give rise to any such liability. As of the date of this Agreement, there are no audits, inquiries or proceedings pending or, to the knowledge of the Company, threatened by the IRS, the United States Department of Labor, or other Governmental Authority of competent jurisdiction with respect to any Company Benefit Plan. All contributions, premiums or payments required to be made with respect to any Company Benefit Plan have been made on or before their due dates, except as would not result in material liability to the Company or its subsidiaries.

(h) Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) subject to Section 409A of the Code has complied at all times with Section 409A of the Code with respect to its form and operation unless otherwise exempt.

(i) No amount paid or payable by the Company or any subsidiary of the Company in connection with the Transactions (either solely as a result thereof or as a result of such transactions in conjunction with any other event to the knowledge of the Company as of the date of this Agreement), will or is reasonably likely to occur is reasonably likely to be an “excess parachute payment” within the meaning of Section 280G of the Code.

(j) Without limiting the generality of the foregoing, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to each Foreign Plan: (i) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities, (ii) each Foreign Plan intended to receive favorable tax treatment under applicable tax Laws has been qualified or similarly determined to satisfy the requirements of such Laws, (iii) no Foreign Plan is a defined benefit plan, and (iv) no Foreign Plan has any unfunded liabilities, nor are such unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

3.11 Labor and Employment Matters.

(a) As of the date of this Agreement, there are no material controversies pending or, to the knowledge of the Company, threatened between the Company or any Company Subsidiary and any of their respective present or former employees or independent contractors that have had, or would reasonably be expected to have, a Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other Contract with any labor union, labor organization or work council (each a “Labor

Agreement”) applicable to the Company or any Company Subsidiary; and, to the knowledge of the Company none of the employees or independent contractors of the Company or any Company Subsidiary is represented by any union, works council, or any other labor organization. To the knowledge of the Company, since January 1, 2020, there have been no labor organizing activities with respect to any employees or independent contractors of the Company or any Company Subsidiary.

(c) As of the date of this Agreement, there are no labor grievances filed pursuant to any Labor Agreement pending against the Company or any Company Subsidiary. Since January 1, 2020, there have been no unfair labor practice complaints pending, or, to the knowledge of the Company, threatened, against the Company or any Company Subsidiary before the National Labor Relations Board or any court, tribunal or other Governmental Authority of competent jurisdiction, or any current union representation questions involving employees of the Company or any Company Subsidiary that have had, or would reasonably be expected to have, a Material Adverse Effect.

(d) Since January 1, 2020, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, picketing, handbilling, lockout or any other material labor dispute, or, to the knowledge of the Company, threat thereof, against or affecting the Company or any Company Subsidiary that has had, or would reasonably be expected to have, a Material Adverse Effect. No consent of any labor or trade union is required to consummate any of the Transactions. There is no obligation to inform, consult or obtain consent in advance of or simultaneously with the Transactions of any works council, employee representatives or other representative bodies in order to consummate the Transactions, except as set forth on Section 3.11(d) of the Disclosure Schedule.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries are in compliance with all applicable Laws relating to the employment of labor, including those related to wages, hours, collective bargaining, equal employment opportunity, occupational health and safety, immigration, individual and collective consultation, notice of termination, and redundancy, and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no charge or other Action pending or, to the knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission (the “EEOC”), any court, or any other Governmental Authority of competent jurisdiction with respect to the employment practices of the Company or any Company Subsidiary, except as described on Section 3.11(e) of the Disclosure Schedule. Neither the Company nor any Company Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any the EEOC or any other Governmental Authority of competent jurisdiction relating to employees or employment practices. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2020, neither the Company nor any Company Subsidiary has received any notice of intent by the EEOC or any other Governmental Authority of competent jurisdiction responsible for the enforcement of labor or employment Laws to conduct an investigation or inquiry relating to the Company or any Company Subsidiary, and to the knowledge of the Company, no such investigation or inquiry is in progress.

3.12 Property and Leases.

(a) The Company or one of the Company Subsidiaries owns, and has good and marketable title to, each of the tangible assets reflected as owned by the Company or the Company Subsidiaries on the Company Balance Sheet (except for tangible assets sold or disposed of since that date in the ordinary course of business and sales after the date of the Company Balance Sheet of assets no longer required for the conduct of their respective businesses as presently conducted) in all material respects, free of any Liens (other than Permitted Liens); provided, that no representation is made under this Section 3.12 with respect to Intellectual Property Rights. The Company and the Company Subsidiaries have good and marketable title to all their tangible personal properties and assets to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. All of the tangible personal property and assets owned or used by the Company and the Company Subsidiaries are in the condition and repair sufficient to conduct their respective businesses as currently conducted, with only such exceptions as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect.

(b) Neither the Company nor any Company Subsidiary owns, or has ever owned, any real property.

(c) Section 3.12(c) of the Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all material leases of real property (“Company Leased Real Property”) to which the Company or any Company Subsidiary is a party. All such material leases of real property to which the Company or any Company Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Company Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Company Subsidiary, except as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect. Except as, individually or in the aggregate, would not have, or be reasonably expected to have, a Material Adverse Effect, neither the Company nor any Company Subsidiary has made any material alterations, additions or improvements to the Company Leased Real Property that are required to be removed (or of which any landlord or sublandlord could require removal) at the termination of the applicable lease term. As of the date of this Agreement and except as would not have, or be reasonably expected to have, a Material Adverse Effect: (i) neither the Company nor any Company Subsidiary has received written notice of any condemnation, expropriation or other proceeding in eminent domain affecting the Company Leased Real Property or any portion thereof or interest therein, and to the knowledge of the Company, no such proceedings are threatened or (ii) to the knowledge of the Company, the Company Leased Real Property is not subject to any special assessment nor zoning or other land-use regulation proceeding, nor any change in any Law or Permit that seeks to impose any material legal restraint on or prohibition against or limit the Surviving Corporation’s ability to operate the business of the Company and the Company Subsidiaries substantially as it was operated prior to the date of this Agreement with respect to the Company Leased Real Property. Except as would not have, or be reasonably expected to have, a Material Adverse Effect: (A) except as set forth in Section 3.12(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted to any other person any rights to use, occupy or possess any part of the Company Leased Real Property and (B) neither the Company nor any Company Subsidiary has collaterally assigned or granted any other Lien in the Company Leased Real Property.

3.13 Intellectual Property.

(a) Section 3.13(a) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of all Registered Company Intellectual Property, in each case listing, as applicable, (i) the jurisdiction where the application/registration is located (if applicable), (ii) the application or registration number, and (iii) the filing date or issuance/registration/grant date.

(b) The Company is current in the payment of all registration, maintenance and renewal fees with respect to the Registered Company Intellectual Property, except in each case as the Company has elected in its reasonable business judgment to abandon or permit to lapse a registration or application.

(c) Except as set forth in Section 3.13(c) of the Disclosure Schedule, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any decree, judgment, order, or arbitral award that requires the Company or any Company Subsidiary to grant to any Third Party any license, covenant not to sue, immunity or other right with respect to any Owned Company Intellectual Property.

(d) Since January 1, 2020 to the date of this Agreement, no Registered Company Intellectual Property is or has been involved in any interference, reissue, reexamination, opposition, cancellation or other proceeding, including any proceeding regarding invalidity or unenforceability, in the United States or any foreign jurisdiction, and, to the knowledge of the Company, no such action has been threatened in any written communication delivered to the Company or any Company Subsidiary.

(e) The Company and Company Subsidiaries have, in accordance with the applicable Law of each relevant jurisdiction, taken reasonable steps consistent with industry standards to protect their rights in and to their Trade Secrets included in the Owned Company Intellectual Property, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there has been no misappropriation or unauthorized disclosure of any material Trade Secret included in the Owned Company Intellectual Property. The Company and Company Subsidiaries are in compliance in all material respects with and have not breached in any material respect any contractual obligations to protect the Trade Secrets of Third Parties in accordance with the terms of any Contracts relating to such Trade Secrets of Third Parties.

(f) Since January 1, 2020, the Company and Company Subsidiaries have had and enforced policies requiring each employee and consultant involved in the development of any material Owned Company Intellectual Property to execute proprietary information, confidentiality and assignment agreements that, to extent permitted by applicable Law, assign to the Company and/or a Company Subsidiary all Intellectual Property and Intellectual Property Rights that are developed by the employees in the course of their employment, and, with respect to consultants, all Intellectual Property and Intellectual Property Rights that are developed for the Company or any Company Subsidiary by such consultants in the course of performing services for the Company or any Company Subsidiaries (each, an “Employee IP Agreement”).

(g) To the knowledge of the Company, there are no facts or circumstances that would be reasonably expected to render invalid or unenforceable any of the Intellectual Property Rights included in the Owned Company Intellectual Property. Since January 1, 2020 to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the validity or enforceability of any of the Intellectual Property Rights included in the Owned Company Intellectual Property, or containing any threat on the part of any person to bring an Action that any of the Intellectual Property Rights included in the Owned Company Intellectual Property are unenforceable or have been misused, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(h) To the knowledge of the Company as of the date of this Agreement, no Third Party is infringing or otherwise violating any Intellectual Property Rights included in the Owned Company Intellectual Property. Since January 1, 2020, neither Company nor any Company Subsidiary has commenced any Action with respect to infringement or misappropriation of any Intellectual Property Rights included in the Owned Company Intellectual Property against any Third Party. Since January 1, 2020 to the date of this Agreement, neither the Company nor any Company Subsidiary has received any written notice of any Action challenging the Company’s or any Company Subsidiary’s exclusive ownership of any Intellectual Property Rights included in the Owned Company Intellectual Property or claiming that any other person has any claim of legal or beneficial ownership with respect thereto.

(i) Neither the Company and the Company Subsidiaries, nor the conduct of their respective businesses, infringes, misappropriates, or otherwise violates, or has infringed, misappropriated, or otherwise violated, any Intellectual Property Rights of any third party. Since January 1, 2020 to the date of this Agreement, Company and the Company Subsidiaries have not received any written notice of any Action alleging that the Company or any Company Subsidiary has infringed or otherwise violated any Intellectual Property Rights of any person in any material respect, or that any Company Product infringes, misappropriates, uses or discloses without authorization, or otherwise violates any Intellectual Property Rights of any person in any material respect. Except as expressly set forth in Section 3.13(i), no provision of this Agreement is, or will be construed to be, a representation or warranty by the Company or its subsidiaries with respect to the infringement or other violation of any of the intellectual property rights of any third party.

(j) The Company and the Company Subsidiaries exclusively own the Owned Company Intellectual Property, except for any moral rights of any Third Party existing therein, free and clear of all Liens (except for non-exclusive licenses or other Permitted Liens), and have not exclusively licensed (under any Contract in effect as of the date of this Agreement) any such Owned Company Intellectual Property to any Third Party. The Company and Company Subsidiaries have sufficient rights to all Intellectual Property Rights used in or necessary for the operation of their respective businesses.

(k) Section 3.13(k) of the Disclosure Schedule contains a complete and accurate list as of the date of this Agreement of:

(i) all material Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which the Company or any Company Subsidiary has granted or agreed to grant to any Third Party any license or other right with respect to any Owned Company Intellectual Property, other than (1) any licenses or other rights granted under any nondisclosure agreement, (2) any non-exclusive licenses or other non-exclusive rights with respect to any Company Intellectual Property granted (A) in connection with the licensing, sale or other disposition of the Company Products in the ordinary course of business, or (B) under any independent contractor services agreement, and (3) any non-exclusive licenses or other non-exclusive rights to use the Company’s or any Company’s (x) feedback related to such a Third Party supplier or vendor’s products or services, (y) information, data, and other materials for limited purposes of a Third Party supplier or vendor providing products or services to the Company or any Company Subsidiary, and (z) Trademarks for limited publicity purposes or in connection with the Company’s or any Company Subsidiary’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement;

(ii) all material Contracts to which the Company or any Company Subsidiary is a party as of the date hereof, under which any Third Party has granted or agreed to grant to Company or any Company Subsidiary any license or other right with respect to any Company Intellectual Property (other than (1) generally available commercial Software (including Software provided as a service) that is licensed on standard or non-negotiable terms or pursuant to Open Source, “shrinkwrap” or “clickwrap” license agreements, (2) any licenses or other rights granted under any nondisclosure agreement, (3) any non-exclusive licenses or other non-exclusive rights with respect to any Company Intellectual Property granted under any independent contractor services agreement or Employee IP Agreement, and (4) any non-exclusive licenses or other non-exclusive rights to use a Third Party’s (x) feedback related to the Company Products, (y) customer information, data, and other materials for limited purposes of Company or any Company Subsidiary providing the Company Products, and (z) Trademarks for limited publicity purposes or in connection with the Company’s or any Company Subsidiary’s performance under a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing, consulting, or advertising agreement); and

(iii) the material Contracts to which the Company or any Company Subsidiary is a party included in subsection (i) or (ii) above are, collectively, the “Company Intellectual Property Agreements.” All Company Intellectual Property Agreements that have not expired or terminated in accordance with their terms are in full force and effect and are enforceable in accordance with their terms (subject to applicable Enforceability Limitations). The Company and each Company Subsidiary is in material compliance with, and has not materially breached any term of, any such Company Intellectual Property Agreements (other than any material breaches that the Company or a Company Subsidiary has cured, or that would not reasonably be expected to have a Material Adverse Effect) and, to the knowledge of Company, as of the date of this Agreement, all other parties to such Company Intellectual Property Agreements are in material compliance with, and have not materially breached any term of, such Company Intellectual Property Agreements (other than any material breaches that any other party has cured, or that would not reasonably be expected to have a Material Adverse Effect). As of the date of this Agreement, the Company is not involved in any pending disputes regarding such Company Intellectual Property Agreements, including disputes with respect to the scope thereof, performance thereunder, or payments made or received in connection therewith, except for disputes that would not reasonably be expected to have a Material Adverse Effect. Correct and complete copies of all Company Intellectual Property Agreements have been made available to Parent.

(l) Subject to obtaining the consents that are required to be listed in Section 3.5(a) of the Disclosure Schedule, neither the execution, delivery and performance of this Agreement, nor the consummation of the Transactions, will violate or result in the breach, material modification, cancellation, termination or suspension of, loss of any material rights or acceleration of any payments under the Company Intellectual Property Agreements (or give rise to any right with respect to any of the foregoing), except for any such breaches, modifications, cancellations, terminations, suspensions, losses, or payment accelerations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Immediately following the Effective Time, the Surviving Corporation will have and be permitted to exercise all of the Company’s and the Company Subsidiaries’ rights under the Company Intellectual Property Agreements (and will have the same rights with respect to the Intellectual Property and Intellectual Property Rights of Third Parties under the Company Intellectual Property Agreements) to the same extent that Company and the Company Subsidiaries would have had, and been able to exercise, had this Agreement not been entered into, and the Transactions not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company and Company Subsidiaries would otherwise have been required to pay anyway pursuant to the Company Intellectual Property Agreements. No Contract to which the Company or any Company Subsidiary is a party will cause or require (or purports to cause or require) the Surviving Corporation or Parent to (i) grant to any Third Party any license, covenant not to sue, immunity or other right with respect to or under any Intellectual Property Rights of Parent or the Surviving Corporation; or (ii) be obligated to pay any royalties or other amounts, or offer any discounts, to any Third Party (except, in each of (i) and (ii), with respect to Surviving Corporation only, royalties, other amounts, discounts, licenses, covenants not to sue, immunities or other rights that Company or Surviving Corporation would have had to pay, offer or grant had this Agreement not been entered into and the Transactions not been consummated).

(m) The Company has at all times complied with the licenses applicable to each item of Open Source contained or embedded in, or distributed or made available with, any of the Company Products. No Company Product or Software within the Owned Company Intellectual Property that is made available to other persons, contains, is derived from, is distributed with or is being or was developed using Open Source in a manner that: (i) imposes a requirement or condition that any Company Product or part thereof: (A) be disclosed or distributed in source code form; (B) be licensed for the purpose of making modifications or derivative works; or (C) be redistributable at no charge.

(n) For purposes of this Agreement, “Company Products” means all products and services of the Company or Company Subsidiaries that the Company or Company Subsidiaries currently make publicly or commercially available, and “IT Systems” means information technology and computer systems (including software, telecommunication hardware, network and other equipment) relating to the transmission and storage of data and information that are used by or on behalf of the Company or Company Subsidiaries.

(o) The Company and Company Subsidiaries have taken steps in accordance with generally adopted industry standards designed to protect the integrity, security, continuous operation and redundancy of the IT Systems and to identify (and, as deemed appropriate by the Company or Company Subsidiaries, to address) material defects, bugs, and errors in the Company Software included within the Company Products and the IT Systems. To the knowledge of the Company as of the date of this Agreement, the Company Software included in the Company Products and the material IT Systems do not contain any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other software routines intentionally designed by a Third Party to permit or cause unauthorized access to, or unauthorized disruption, impairment, disablement, or destruction of, Software, data or other materials (“Contaminants”). The IT Systems used by the Company and Company Subsidiaries are sufficient to operate their businesses as currently conducted.

(p) No government funding, facilities of a university, college, other educational institution or research center was used in the development of any Owned Company Intellectual Property. To the Company’s

knowledge, no person who contributed to the creation or development of any Owned Company Intellectual Property, was, at the time of such contribution, performing services for the government, university, college, or other educational institution or research center in a manner that would affect Company’s rights in the Owned Company Intellectual Property.

3.14 Taxes.

(a) Each of the Company and the Company Subsidiaries has filed, or caused to be filed, all income and other material Tax Returns that it was required to file under applicable laws and regulations, and all income and other material Tax Returns filed by the Company and the Company Subsidiaries are true, correct and complete in all material respects. Each of the Company and the Company Subsidiaries have timely paid all Taxes required to be paid by it, other than where the failure to file such Tax Returns or the non-payment of such Taxes would not reasonably be expected to have a Material Adverse Effect. There are no Liens for material Taxes (other than Permitted Liens) upon any assets of the Company or any of the Company Subsidiaries.

(b) Other than audits, examinations, disputes or claims that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there is no material audit, examination, dispute or claim concerning any Tax liability of the Company or any of the Company Subsidiaries either claimed or raised by any Governmental Authority responsible for the imposition of Taxes in writing which remains unpaid or unresolved.

(c) Neither the Company nor any of the Company Subsidiaries has waived any statutes of limitations in respect of any material Taxes which waiver remains in effect or agreed to any extension of time with respect to a material Tax assessment or deficiency which assessment or deficiency has not been paid.

(d) None of the Company or the Company Subsidiaries has been included in any “consolidated,” “unitary” or “combined” Tax Return (other than Tax Returns for which the Company is the common parent) provided for under the laws of the U.S., any foreign jurisdiction or any state or locality with respect to Taxes for any taxable year and neither the Company nor any Company Subsidiary has any liability for any material Tax of any person other than the Company or a Company Subsidiary under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by contract or otherwise.

(e) During the two (2)-year period ending on the date of this Agreement, neither the Company nor any of the Company Subsidiaries has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any distribution of stock occurring during the two (2)-year period ending on the date of this Agreement that was intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code (or any similar provision of state, local or foreign law).

(f) None of the Company nor any Company Subsidiary is a party to or bound by any Tax allocation, sharing or indemnity agreement (other than indemnification provisions for Taxes contained in credit agreements, leases or other commercial agreements the primary purposes of which do not relate to Taxes).

(g) Neither the Company nor any Company Subsidiary has engaged in a “listed transaction” as defined in Section 6707A(c)(2) of the Code and Treasury Regulation Section 1.6011-4(b).

(h) None of the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) any deferred intercompany gain or excess loss account described in Treasury Regulations under section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, or (vi) prepaid amount received or deferred revenue accrued outside of the ordinary course of business on or prior to the Closing Date.

(i) Neither the Company nor any of the Company Subsidiaries (i) is, nor has been, subject to Tax in a country outside of the country in which it is organized or (ii) currently has nor has had a permanent establishment (as defined in any applicable Tax treaty) or other fixed place of business in a country other than the country in which it is organized.

(j) The Company and each of the Company Subsidiaries has (i) to the extent applicable, properly complied with all requirements of applicable Tax Law in order to defer the amount of the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) to the extent applicable, properly complied with all requirements of applicable Tax Law and duly accounted for any available Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, and (iii) not sought (nor has any affiliate that would be aggregated with the Company or any Company Subsidiary and treated as one employer for purposes of Section 2301 of the CARES Act sought) a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act.

3.15 Environmental Matters. Except as set forth on Section 3.15 of the Disclosure Schedule or as would not reasonably be expected to have a Material Adverse Effect, (a) the Company and each Company Subsidiary and their respective products are and have been since January 1, 2020 in compliance in all material respects with all applicable Environmental Laws; (b) (i) to the knowledge of the Company, none of the properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary (including soils and surface and ground waters) have at any time been used by the Company or any Company Subsidiary or, to the knowledge of the Company, any other person to make, store, handle, treat, dispose of, generate or transport Hazardous Substances in violation of any applicable Environmental Law, and (ii) to the knowledge of the Company, none of such properties are contaminated with any Hazardous Substance for which the Company or a Company Subsidiary is legally responsible for any unperformed investigation or remediation required by applicable law or any Contract; and (c) as of the date of this Agreement, no Action has been brought or is pending against the Company or any Company Subsidiary, arising under or related to any Environmental Law or related to any environmental condition, including with respect to any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary since January 1, 2020. Except as would not reasonably be expected to have a Material Adverse Effect, the Company has made available to Parent all material assessments, reports, data, results of investigations or audits, and other similar information that is in the possession of the Company or the Company Subsidiaries as of the date of this Agreement regarding the environmental condition of any properties currently or formerly owned, leased or operated by the Company or any Company Subsidiary, including the compliance (or noncompliance) by the Company and the Company Subsidiaries with any Environmental Laws.

3.16 Material Contracts.

(a) Except for this Agreement and agreements filed as exhibits to the SEC Reports or as set forth in Section 3.16(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to the following Contracts as of the date of this Agreement (each Contract of the type described in the following clauses of this Section 3.16(a) is referred to herein as a “Company Material Contract”):

(i) each Contract that is a “material contract” (as such terms is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act), other than those agreements and arrangements described in Item 601(b)(10)(iii)(C) with respect to the Company or any Company Subsidiary;

(ii) all Contracts (A) evidencing Indebtedness in excess of $10,000,000 (other than indebtedness among the Company and/or any Company Subsidiaries) or (B) granting a Lien (other than a Permitted Lien) on any material assets of the Company and the Company Subsidiaries;

(iii) all Contracts that (A) grant to a Third Party any right of first refusal or first offer or similar right, (B) limit in material respects, or purport to limit in any material respects, the right of the Company or any Company Subsidiary or, upon the consummation of the Merger or any other Transaction, Parent or any of its subsidiaries to compete in respect of Company Products with any person or entity or in any geographic area or during any period of time or to acquire any entity, (C) materially limit or propose to materially limit the ability of the Company or any of the Company Subsidiaries or affiliates to sell, transfer, pledge or otherwise dispose of any assets or businesses or (D) would require the disposition of any material assets or line of business of the Company and any Company Subsidiary;

(iv) any Labor Agreement;

(v) any Contract that requires the Company or any Company Subsidiary to deal exclusively with any person with respect to any matter or that provide “most favored nation” pricing or terms to the other party to such Contract or any third party, including any such Contract that, following the Effective Time, would apply to Parent or any of its subsidiaries;

(vi) all Contracts that contain “non-solicitation,” “no hire” or similar provision that restricts the Company or any Company Subsidiary from soliciting, hiring, engaging, retaining or employing any person’s current or former employees or from soliciting any client or customer of any person;

(vii) all Contracts that prohibit or restricts (A) the payment of dividends or distributions in respect of the capital stock or other ownership interests of the Company or any Company Subsidiary, (B) the pledging of the capital stock or other ownership interests of the Company or any Company Subsidiary or (C) the issuance of guaranties by any Company Subsidiary;

(viii) all Contracts with a Governmental Authority involving payments to or from the Company in excess of $1,000,000 in the Company’s fiscal year ended January 31, 2022 (other than Contracts with a Governmental Authority, the existence or content of which may not be disclosed pursuant to the terms of such Contract);

(ix) any Contract that provides for the settlement or conciliation of any Action against the Company or any Company Subsidiary pursuant to which the Company or any Company Subsidiary has any existing material obligation in excess of $500,000 or which provides for a settlement of any Action by the granting of injunctive or other equitable relief;

(x) any Contract that is a partnership, joint venture, limited liability or similar arrangement or agreement relating to the formation, creation, operation, management or control of any partnership or joint venture with a third party material to the Company or any Company Subsidiary, unless immaterial to the Company and the Company Subsidiaries;

(xi) any Contract that provides for the acquisition or disposition of ownership of any assets (other than acquisitions or dispositions in the ordinary course of business) or any business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any person, that contains material continuing rights or obligations of the Company or any Company Subsidiary, including any indemnification, guaranty, “earn-out” or other contingent payment obligations;

(xii) any Contract that pertains to the Company or any Company Subsidiary as a lessor or lessee of any personal property involving payments in excess of $5,000,000 per annum;

(xiii) any Contract with respect to an interest, rate, currency or other swap or derivative transaction (other than those between the Company or any Company Subsidiary);

(xiv) all Contracts under which the Company or any Company Subsidiary, directly or indirectly, has agreed to make any advance, loan, extension of credit or capital contribution to, or other investment in, any person (other than the Company or any Company Subsidiary), in any such case which, individually, is in excess of $1,000,000, other than advancement of business expenses to employees in the ordinary course of business consistent with past practice; and

(xv) any Contract with a Top Supplier or Top Customer.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Company Material Contract is a legal, valid and binding agreement and is in full force and effect and enforceable in accordance with its terms (subject to applicable Enforceability Limitations); (ii) the Company or any Company Subsidiary, as applicable, is not in default under any Company Material Contract, and no event has occurred that, with or without notice, lapse of time, or both, would constitute a default by the Company or a Company Subsidiary under the Company Material Contract; (iii) as of the date of this Agreement, to the knowledge of the Company, none of the Company Material Contracts has been canceled by the other party; (iv) as of the date of this Agreement, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Company Material Contract; and (v) as of the date of this Agreement, the Company and the Company Subsidiaries have not received any written claim of default under any Company Material Contract, which has not been cured in accordance with the cure provisions such Contract. The Company has made available to Parent or its Representatives true and complete copies of all Company Material Contracts (other than Contracts with a Governmental Authority if prohibited by the terms thereof), including any amendments thereto.

3.17 Insurance. Except as would not reasonably be expected to have a Material Adverse Effect, as of the date hereof, the Company has all policies of insurance covering the Company and any of its employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by persons conducting business similar to that of the Company. As of the date hereof, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such defaults that would not reasonably be expected to have a Material Adverse Effect.

3.18 Certain Business Practices. Neither the Company, any Company Subsidiary nor any director, officer, employee or, to the knowledge of the Company, any agent or other representative of the Company or any Company Subsidiary acting on behalf of the Company or any Company Subsidiary has (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, or (ii) directly or indirectly, used funds, given, offered, promised, accepted, received, or authorized to give, any money or thing of value (except for payments permitted by 15 U.S.C. Section 78dd-2(b) or (c)) to or from any foreign government official or to any foreign political party or campaign (collectively, “Government Official”), for the purpose, with respect to subclauses (i) and (ii), of influencing an act or decision of the Government Official, or inducing the Government Official to use his or her influence or position to affect any government act or decision to obtain or retain business of the Company or any Company Subsidiary. The Company and each Company Subsidiary are in compliance with all applicable statutory and regulatory requirements under the U.S. Foreign Corrupt Practices Act (“FCPA”) (15 U.S.C. §§ 78dd-1 et seq.), and the U.K. Bribery Act and applicable international anti-bribery conventions and local anti-corruption, anti-money laundering, and anti-bribery Laws in all jurisdictions in which the Company and the Company Subsidiaries do business (collectively, “Anticorruption Laws”), except where any failure to be in compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2017, no investigation, inquiry or Action regarding actual or alleged violations of any applicable Anticorruption

Laws has been or is pending or, to the knowledge of the Company, threatened nor has the Company or any Company Subsidiary made any voluntary or involuntary disclosure to a Governmental Authority relating to Anticorruption Laws.

3.19 Data Protection. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2020, the Company and the Company Subsidiaries have (i) materially complied with their respective published privacy policies and all applicable Laws relating to protection of personal data and the privacy and security of personally identifiable information, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of personally identifiable information (including personally identifiable information of employees, contractors, and Third Parties who have provided information to the Company or the Company Subsidiaries) in the Company’s and the Company Subsidiaries’ control; and (ii) taken commercially reasonable measures to protect personally identifiable information in Company’s and the Company Subsidiaries’ control against loss, damage, and unauthorized access, use, and modification. Since January 1, 2020 to the date of this Agreement, to the knowledge of the Company, there has been no material loss, damage, or unauthorized access, use, or modification of any such information, whether or not by the Company or any Company Subsidiary (or any of their respective employees or contractors), except as would not reasonably be expected to have a Material Adverse Effect. Since January 1, 2020 to the date of this Agreement, to the knowledge of the Company, no person (including any Governmental Authority of competent jurisdiction) has commenced any Action with respect to loss, damage, or unauthorized access, use, or modification of any such personally identifiable information in Company’s and the Company Subsidiaries’ control, whether or not by the Company or any Company Subsidiary (or any of their respective employees or contractors), except as would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the execution, delivery and performance of this Agreement and the consummation of the Transactions complies with Company’s and the Company Subsidiaries’ applicable privacy policies and in all material respects with all applicable Laws relating to privacy and data security.

3.20 Top Customers and Suppliers.

(a) Section 3.20(a) of the Disclosure Schedule contains a true, complete and accurate list of (i) the 10 largest suppliers to the Company and its subsidiaries (excluding utilities) on a consolidated basis, by the aggregate dollar value of purchases by the Company and its subsidiaries during the 12 month period ended January 31, 2022 (each, a “Top Supplier”) and (ii) with respect to each Top Supplier, such aggregate dollar value of purchases during such period. From February 1, 2021 until the date of this Agreement, the Company has not received written notice from any such Top Supplier that such Top Supplier intends to terminate or materially and adversely modify the amount, frequency or terms of the business such Top Supplier conducts with the Company and its subsidiaries.

(b) Section 3.20(b) of the Disclosure Schedule contains a true, complete and accurate list of (i) the 10 largest customers (consolidating into a single customer all known affiliated customers) of the Company and its subsidiaries by annual recurring revenue (“ARR”) as of January 31, 2022 of the Company and its subsidiaries, taken as a whole (each a “Top Customer”) and (ii) with respect to each Top Customer, its ARR value as of January 31, 2022. From February 1, 2021 until the date of this Agreement, the Company has not received written notice from any such Top Customer that such Top Customer intends to terminate or materially and adversely modify the amount, frequency or terms of the business such Top Customer conducts with the Company and its subsidiaries.

3.21 Export Control and Economic Sanctions Laws. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, since January 1, 2017, the Company and each of the Company Subsidiaries has conducted its business in accordance with applicable provisions of U.S. economic and trade sanctions and export and import controls, and U.S. antiboycott laws, statutes, rules, orders and regulations, including, without limitation, the Arms Export Control Act, the International Traffic in Arms

Regulations, the Export Administration Act, the International Emergency Economic Powers Act, the Trading with the Enemy Act, the Export Administration Regulations, and regulations administered by the Office of Foreign Assets Control (31 CFR Part V), and other applicable economic or trade sanctions and export and import control laws, statutes, rules, regulations, and orders of the countries where it conducts business (collectively, “Trade Controls”). Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and without limiting the foregoing:

(a) since January 1, 2017, the Company and each of the Company Subsidiaries has obtained all export licenses, registrations and other approvals required for its exports of products, software and technology from the United States and re-exports of products, software and technology subject to U.S. law;

(b) since January 1, 2017, the Company and each of the Company Subsidiaries is in compliance in all material respects with the terms of such applicable export licenses, registrations or other approvals;

(c) since January 1, 2017, neither the Company nor any of the Company Subsidiaries, nor any of their respective officers, directors or employees, nor to the knowledge of the Company, any agent or other third party representative acting on behalf of the Company or any of the Company Subsidiaries has been (i) a Sanctioned Person; or (ii) engaging in any dealings or transactions with or for the benefit of any Sanctioned Person or in any Sanctioned Country; and

(d) since January 1, 2017 to the date of this Agreement, there are no pending or, to the knowledge of the Company, threatened claims against, or audits or investigations by a Governmental Authority of, the Company or any Company Subsidiary, nor has the Company or any Company Subsidiaries received any written notice, inquiry, allegation, or made any voluntary or involuntary disclosure to a Governmental Authority with respect to such export licenses, registrations or other approvals or Trade Controls.

3.22 Related Party Transactions. Except for compensation, employee benefits or other employment arrangements or arrangements with directors and officers in the ordinary course of business, there are no transactions, agreements, arrangements or understandings currently in effect that would be required to be disclosed by the Company under Item 404 of Regulation S-K promulgated under the Securities Act.

3.23 Takeover Laws. Assuming the representations and warranties of Parent and Merger Sub set forth in Section 4.7 are true and correct (a) the Company Board has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable Law are not applicable to this Agreement and the Transactions and (b) no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation or any anti-takeover provision in the Certificate of Incorporation and Bylaws is, or at the Effective Time will be, applicable to the shares of Company Shares, the Merger or the other Transactions.

3.24 Brokers and Expenses. No broker, finder or investment banker (other than Goldman Sachs & Co. LLC and Qatalyst Partners LP) is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

3.25 Opinion of Financial Advisor. Prior to the execution of this Agreement, the Company Board received an opinion from (a) Goldman Sachs & Co. LLC to the effect that, as of the date of such opinion and based upon and subject to the various qualifications and assumptions set forth in the written opinion of Goldman Sachs & Co. LLC, the Merger Consideration to be received by holders of Company Common Stock (other than Parent and its affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders and (b) Qatalyst Partners LP to the effect that, as of the date of such opinion and based upon and subject to the various limitations, qualifications, assumptions and conditions set forth therein, the Merger Consideration to be received by holders of Company Common Stock (other than Parent and its affiliates) pursuant to this Agreement is fair, from a financial point of view, to such holders. The Company will deliver a written copy of each such opinion to Parent solely for informational purposes as soon as reasonably practicable following the date hereof (it being understood and agreed that each such opinion is for the benefit of the Company Board only).

Article 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.

Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

4.1 Corporate Organization. Parent is a limited liability company and Merger Sub is a corporation, in each case, duly organized, validly existing and, to the extent applicable, in good standing under the laws of the State of Delaware, and has the requisite limited liability company or corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, individually or in the aggregate, would not reasonably be expected to prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Merger Sub from performing in all material respects any of their material obligations under this Agreement (a “Parent Material Adverse Effect”).

4.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent subject to applicable Enforceability Limitations.

4.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the certificate of incorporation or bylaws of either Parent or Merger Sub, (ii) subject to obtaining the consents that are described in Section 4.3(b), and assuming the making of all filings or notifications as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Laws, and the receipt of all clearances, authorizations, approvals, consents, or waiting period expirations or terminations as may be required in connection with the transactions described herein under the HSR Act and any other Antitrust Law, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or (iii) result in any breach of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default or breach) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or Merger Sub pursuant to, or result in the loss of a material benefit under any Contract, franchise, grant, authorization, licenses, permit, easement, variance, exception, consent, certificate, certification, approval, order or other instrument or obligation to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences that, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, waiting period expiration or termination, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of (w) the Exchange Act and Blue Sky Laws, (x) the HSR Act and other Antitrust Laws where a merger filing will be necessary, and (z) the filing and recordation of appropriate merger documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, waiting period expirations or terminations, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect.

4.4 Financing.

(a) Parent has delivered to the Company a true, accurate and complete copy of an executed equity commitment letter, dated as of the date of this Agreement, by and among Parent and Sponsor, including all exhibits, schedules, annexes and amendments thereto (the “Equity Commitment Letter”), pursuant to which, and subject to the terms and conditions of which, Sponsor has committed to provide the amounts set forth therein to Parent for the purpose of funding the Required Amount (such committed equity financing, the “Equity Financing”).

(b) (i) As of the date of this Agreement, the Equity Commitment Letter is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect and (ii) the Equity Commitment Letter, in the form so delivered, constitutes a legal, valid and binding obligation of Parent or Merger Sub, as applicable, and Sponsor, enforceable against the parties thereto in accordance with its terms except as enforceability may be affected by applicable Enforceability Limitations. The Equity Commitment Letter is the only agreement relating to the Equity Financing as of the date of this Agreement. Other than as expressly set forth in the Equity Commitment Letter, there are no other agreements, side letters, or arrangements, conditions precedent or other contingencies relating to the Equity Commitment Letter that would reasonably be expected to impair the amount, availability or conditionality of the Equity Financing. The Equity Commitment Letter provides that the Company is an express third-party beneficiary of the Equity Commitment Letter in connection with Company’s exercise of its rights under Section 9.6.

(c) As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub, as applicable, under any term of the Equity Commitment Letter or, would (i) make any of the assumptions or any of the statements set forth in the Equity Commitment Letter inaccurate in any material respect, (ii) result in any of the conditions in the Equity Commitment Letter not being satisfied or (iii) otherwise result in the Equity Financing not being available on the Closing Date. Assuming satisfaction of the conditions set forth in Sections 7.1 and 7.2, as of the date of this Agreement, each of Parent and Merger Sub has no reason to believe that any of the conditions in the Equity Commitment Letter will fail to be satisfied on a timely basis or that the full amount of the Equity Financing will not be available to be funded at the Effective Time.

(d) The aggregate proceeds from the Equity Financing constitute all of the financing required for the consummation of the Merger and the other Transactions, and are sufficient in amount for Parent or Merger Sub, as applicable, to pay the Merger Consideration payable for all Company Shares in connection with the Transaction, any other amounts required to be paid at Closing in connection with the consummation of the Transactions (including any and all payments with respect to Company Stock Options or Company RSUs payable under this Agreement at Closing) and, together with the Company’s cash on hand as of the Closing Date, all associated fees, costs and expenses in connection with the Merger and the other Transactions, including the Equity Financing, in each case, to the extent required to be paid on the Closing Date (collectively, the “Required Amount”). The only conditions precedent related to the obligations of Sponsor to fund the full amount of the Equity Financing are expressly set forth in the Equity Commitment Letter.

4.5 Absence of Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent or Merger Sub, threatened against Parent, any subsidiary of Parent, or any property or asset of Parent or any subsidiary of Parent, before any Governmental Authority of competent jurisdiction that is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor any subsidiary of Parent nor any property or asset of Parent or any subsidiary of Parent is subject to any material continuing order of, consent decree, settlement agreement or similar written agreement with, or, to the knowledge of Parent or Merger Sub, continuing investigation by, any Governmental Authority of competent jurisdiction, or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority of competent jurisdiction that is reasonably likely to have a Parent Material Adverse Effect.

4.6 Merger Sub. All of the outstanding capital stock of Merger Sub is owned directly by Parent. Merger Sub does not have outstanding any option, warrant, right or any other agreement pursuant to which any person other than Parent may acquire any equity security of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions. Except for obligations or liabilities incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement, the Merger and the Transactions, Merger Sub has not incurred any obligations or liabilities, and has not engaged in any business or activities of any type or kind whatsoever or entered into any Contracts or arrangements with any person or entity.

4.7 Ownership of Company Capital Stock. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years ending on the date of this Agreement has it been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Prior to the date hereof, neither Parent nor Merger Sub has taken, or authorized or permitted any Representatives of Parent or Merger Sub to take, any action that would reasonably be expected to cause, Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL. Neither Parent nor Merger Sub nor any of their affiliates own any Company Shares.

4.8 Limited Guaranty. Concurrently with the execution of this Agreement, Parent has delivered to the Company a true, accurate and complete copy of the executed limited guaranty, dated as of the date of this Agreement, from Sponsor in favor of the Company in respect of certain matters on the terms specified therein (the “Limited Guaranty”). As of the date of this Agreement, the Limited Guaranty is in full force and effect and has not been withdrawn, rescinded or terminated, or otherwise amended or modified in any respect. The Limited Guaranty, in the form so delivered, constitutes a legal, valid and binding obligation of Sponsor, enforceable against it in accordance with its terms except to the extent subject to applicable Enforceability Limitations. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Sponsor under any term or condition of the Limited Guaranty. Sponsor has, and at all times will have, access to sufficient capital to satisfy in full the full amount of the guaranteed obligations under the Limited Guaranty as and when due.

4.9 Brokers and Expenses. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

4.10 Certain Arrangements. As of the date of this Agreement, there are no contracts, undertakings, commitments, agreements, obligations or understandings, whether written or oral, between Parent or Merger Sub, Sponsor or any of their affiliates, on the one hand, and any beneficial owner of five percent (5%) or more of the outstanding shares of Company Common Stock or any member of the Company’s management or the Company Board, on the other hand, relating in any way to the Company, the Transactions or to the operations of the Surviving Corporation after the Effective Time.

4.11 Solvency. Immediately after giving effect to the consummation of the Transactions (including any financings being entered into in connection therewith), assuming the accuracy of the representations and warranties set forth in Article 3 in all material respects: (a) the Fair Value of the assets of

Parent and its subsidiaries, on a consolidated basis, shall be greater than the total amount of Parent’s and its subsidiaries’ liabilities (including all liabilities, whether or not reflected in a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, secured or unsecured, disputed or undisputed), on a consolidated basis; (b) Parent and its subsidiaries, on a consolidated basis, shall be able to pay their debts and obligations in the ordinary course of business as they become due; and (c) Parent and its subsidiaries, on a consolidated basis, shall have adequate capital to carry on their businesses and all businesses in which they are about to engage. For the purposes of this Section 4.11, “Fair Value” means the amount at which the assets (both tangible and intangible), in their entirety, of Parent and its subsidiaries would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

Article 5

CONDUCT OF BUSINESS PENDING THE MERGER

5.1 Conduct of the Business Pending the Merger.

(a) The Company covenants and agrees that from the date of this Agreement until the earlier of (1) the Effective Time or (2) termination of this Agreement in accordance with Section 8.1, except (v) as contemplated or permitted by this Agreement, (w) as required by applicable Laws or any Governmental Authority, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any Company Material Contract in effect on the date hereof, or (z) as set forth in Section 5.1 of the Disclosure Schedule, the Company shall, and shall cause each Company Subsidiary to, (i) conduct its business in the ordinary course consistent with past practice (except as otherwise required by this Agreement or by applicable COVID-19 Measures or such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to sanctions imposed in connection with the current dispute between the Russian Federation and Ukraine) and (ii) use its commercially reasonable efforts to preserve business organizations of the Company and each of Company Subsidiary intact and to maintain existing relationships and goodwill with customers, suppliers and other persons with whom the Company or any Company Subsidiary has material business relationships; provided, however, that no action taken by the Company or Company Subsidiaries that is expressly permitted by any provision of Section 5.1(b) (including any qualification or exception to any of the restrictions set forth in Section 5.1(b)) shall be deemed to be a breach of this Section 5.1(a).

(b) From the date of this Agreement until the earlier of (1) the Effective Time or (2) termination of this Agreement in accordance with Section 8.1, except (v) as contemplated or permitted by this Agreement, (w) as required by applicable Law or any Governmental Authority or such reasonable actions after notice has been provided to Parent or Parent’s counsel as may be taken in response to sanctions imposed in connection with the current dispute between the Russian Federation and Ukraine, (x) with the prior written approval of Parent or Merger Sub (which shall not be unreasonably withheld, delayed or conditioned), (y) to the extent necessary to comply with the express obligations set forth in any Company Material Contract in effect on the date hereof, or (z) as set forth in Section 5.1 of the Disclosure Schedule, the Company will not and will not permit any Company Subsidiary to, directly or indirectly:

(i) amend or otherwise change its Certificate of Incorporation or Bylaws or equivalent organizational documents;

(ii) issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any Company Securities, except (A) for the issuance of Company Shares pursuant to exercises of the Company Stock Options or vesting of Company RSUs outstanding on the date hereof and any sales by the Company of Company Shares in connection with Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs (in each case, in accordance with the terms of the Company Stock Plans and applicable award agreements thereunder as in effect on the date hereof), (B) for any Permitted Liens, and (C) for in transactions solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries;

(iii) transfer, lease, sell, pledge, license, dispose of, abandon, allow to lapse, encumber, guarantee or exchange any assets, tangible or intangible (including any Company Intellectual Property) or properties of the Company or any of the Company Subsidiaries, except (A) for the transfer, lease, sale, license or disposal of assets or properties with a fair market value not in excess of $10,000,000 individually or $25,000,000 in the aggregate, (C) for licenses that are Permitted Liens, (D) in transactions solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, (E) the acquisition, assignment or abandonment of immaterial Company Intellectual Property in connection with the exercise of the reasonable business judgment of the Company in the ordinary course of business, (F) the abandonment of Trade Secrets and Company Intellectual Property in the ordinary course of business and to the extent that not economically desirable to maintain for the conduct of the business of the Company, or (G) acquisitions of inventory, raw materials and other property or services in the ordinary course of business.

(iv) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its, or any of the Company Subsidiaries’, capital stock (other than dividends or distributions made by a Company Subsidiary to the Company or another Company Subsidiary);

(v) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company, except (i) in accordance with agreements evidencing Company Stock Options or Company RSUs outstanding as of the date hereof or (ii) Tax withholdings and exercise price settlements upon the exercise of Company Stock Options or vesting of Company RSUs outstanding as of the date hereof;

(vi) acquire, directly or indirectly (including by merger, consolidation, or acquisition of stock or assets or any other business combination), any corporation, partnership, other business organization or any division thereof or any other business, or any equity interest in any person;

(vii) incur any Indebtedness or issue any debt securities, or assume, guarantee or endorse, or otherwise become responsible for (contingently or otherwise), the obligations of any person, other than (A) draw downs on the Credit Facility in the ordinary course of business, (B) Indebtedness solely among the Company and its wholly owned subsidiaries or among the Company’s wholly owned subsidiaries, (C) guarantees or credit support provided by the Company or any Company Subsidiary for Indebtedness of the Company or any Company Subsidiary, (D) Indebtedness incurred pursuant to agreements in effect prior to the execution of this Agreement and (E) Indebtedness in an aggregate principal amount outstanding at any time incurred by the Company or any of the Company Subsidiaries that does not exceed $25,000,000;

(viii) make any loans, advances or capital contributions to any person, except for (A) employee loans or advances for business expenses and extended payment terms for customers, in each case subject to applicable Law and only in the ordinary course of business or (B) loans, advances or capital contributions to, or investments in, direct or indirect wholly owned subsidiaries of the Company;

(ix) make or change any material Tax election, adopt or change any accounting period or any accounting method with respect to Taxes, file any amended Tax Return, enter into any closing agreement with respect to any material amount of Taxes, settle any material Tax claim or assessment or claim to a material Tax refund relating to the Company or any of the Company Subsidiaries, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or any of the Company Subsidiaries (other than pursuant to an automatic extension of time to file a Tax Return obtained in the ordinary course of business), or surrender any right to claim a material Tax refund;

(x) settle any material claim, arbitration or other Action, other than any Action that involves only the payment of monetary damages not in excess of $5,000,000 individually or $10,000,000 in the aggregate;

(xi) except as required by Law, or in the ordinary course of business, enter into any Contract or amendment that would be a Company Material Contract if in effect on the date of this Agreement, or amend or modify in any material respect in a manner that is materially adverse to the Company or any Company Subsidiary, or consent to the termination of, any Company Material Contract, or waive or consent to the termination of the Company’s or any Company Subsidiary’s material rights thereunder, in each case other than the termination or expiration of a Company Material Contract in accordance with its terms or a renewal of such Company Material Contract on substantially similar terms;

(xii) enter into any new line of business outside of the businesses being conducted by the Company or any Company Subsidiary on the date of this Agreement;

(xiii) commence any material Action, except (i) for collections of accounts receivable, (ii) in such cases where the Company in good faith determines that failure to commence such Action would result in the material impairment of a valuable aspect of its business, (iii) as otherwise permitted or required by this Agreement or (iv) to enforce this Agreement;

(xiv) (A) delay the payment of any trade payables to vendors and other third parties, (B) accelerate the collection of trade receivables and other receivables or (C) grant any material refunds, credits, rebates or other allowances to any end user, customer, reseller or distributor in amounts that are not in excess of $2,000,000 individually or $10,000,000 in the aggregate, with respect to the foregoing clauses (A)-(C), in each case outside the ordinary course of business;

(xv) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization, recapitalization or other reorganization of the Company (other than the Transactions);

(xvi) terminate, cancel, amend or modify any material insurance policy of the Company in a manner inconsistent with past practice in any material respect or that is not simultaneously replaced by a substantially comparable amount of insurance coverage;

(xvii) except as required by any Company Benefit Plan set forth on Section 3.10(a) of the Disclosure Schedule or as otherwise required by applicable Law, (A) except in the ordinary course of business consistent with past practice for employees of the Company or any of the Company Subsidiaries who have an annual base salary below $250,000 (“Non-Management Employees”), increase the compensation or other benefits payable or provided to any employee, director or independent contractor of the Company or any of the Company Subsidiaries, (B) enter into any change of control, severance, retention or similar arrangement with any employee or independent contractor of the Company or any of the Company Subsidiaries, (C) hire or terminate (other than terminations for “cause”) any employees other than (x) Non-Management Employees, or (y) any hire to fill a position having a title below vice president that is open as of the date of this Agreement or that becomes open in the ordinary course of business after the date of this Agreement due to the termination or resignation of an employee or individual independent contractor, in each case, with the newly hired individual having substantially the same compensation and benefit terms as the individual being replaced, (D) make or grant any bonus or any incentive compensation other than annual bonuses payable with respect to the 2022 fiscal year in the ordinary course of business consistent with past practice and in accordance with the terms of the annual bonus plan in effect as of the date of this Agreement, (E) accelerate the vesting or payment of any cash or equity award or (F) establish, adopt, enter into, amend or terminate any Company Benefit Plan (or any plan, trust, fund, policy or arrangement that would be a Company Benefit Plan if it were in existence as of the date hereof) except for routine amendments or renewals to health and welfare plans (other than severance or separation plans) that would not result in a material increase in benefits or in cost to the Company or any of the Company Subsidiaries;

(xviii) make any capital commitment or incur any capital expenditures or any obligations or liabilities in respect thereof in excess of twenty percent (20%) of the aggregate budget set forth on Schedule 5.1(b)(xviii);

(xix) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any affiliate of the Company or other person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404;

(xx) (i) negotiate, modify, extend, or enter into any Labor Agreement, (ii) recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of the Company or any Company Subsidiary, or (iii) effectuate a “plant closing,” “mass layoff” (each as defined in WARN) or other layoff event (including any furloughs, salary or wage reductions or material schedule changes triggering WARN requirements) affecting in whole or in part any site of employment, facility, operating unit or employee;

(xxi) apply for or receive any relief under (A) the CARES Act or any other applicable Law or governmental program designed to provide relief related to COVID-19 or (B) any Payroll Tax Executive Order;

(xxii) knowingly disclose any material Trade Secrets (other than pursuant to a written and appropriate confidentiality and non-disclosure agreement entered into in the ordinary course of business with reasonable protections of such Trade Secrets), or disclose, license, release, deliver, escrow or make available any source code; or

(xxiii) otherwise make a legally-binding commitment to do any of the foregoing.

5.2 No Control of the Company’s Business. Parent and Merger Sub acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Closing, (ii) prior to the Closing, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries’ operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent that the requirement of such consent could violate any applicable Law.

Article 6

ADDITIONAL AGREEMENTS

6.1 Access to Information; Confidentiality.

(a) Upon reasonable prior notice, from the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, the Company shall, and shall cause the Company Subsidiaries to, afford Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company and each Company Subsidiary, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through their officers, employees and other Representatives, may reasonably request as long as these actions are in compliance with all applicable Laws (including data privacy/protection Laws, Antitrust Laws and applicable COVID-19 Measures); provided, that such disclosure shall not be required to include (i) any (A) such privileged material that relates to the negotiation and execution of this Agreement, including with respect to the consideration or valuation of the Merger or any financial or strategic alternatives thereto, or (B) Acquisition Proposal or Superior Proposal (without limiting the Company’s obligations under Section 6.2) or (ii) any information that is subject to a statutory non-disclosure or similar provision, or that is subject to an attorney-client privilege or other legal privilege, or that is subject to a non-disclosure agreement with a third party or to protection as a trade secret. If requested by Parent, the Company agrees to use its commercially reasonable efforts to secure the consent of the appropriate third parties to permit disclosure of such information protected under clause (ii) above to Parent and Merger Sub or to redact such protected information to the extent necessary to address privilege and confidentiality concerns.

(b) All information obtained by Parent or Merger Sub pursuant to this Section 6.1 shall be held confidential in accordance with the non-disclosure agreement entered into prior to the date hereof between the Company and an affiliate of Parent (the “Confidentiality Agreement”); provided, that the definition of “Representatives” in the paragraph 15 of the Confidentiality Agreement shall be deemed to include any potential debt or equity financing sources or co-investors of Parent or Merger Sub (it being understood that notwithstanding anything in the Confidentiality Agreement to the contrary, Parent, Merger Sub and their respective Representatives may disclose any information to such potential debt or equity financing sources or co-investors, subject to receipt of customary confidentiality undertakings from such potential debt or equity financing sources or co-investors).

(c) The Company may, as it deems advisable and necessary in its reasonable judgment, designate any competitively sensitive materials provided under this Section 6.1 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of Parent and will not be disclosed by such outside counsel to employees, officers, or directors of Parent or Merger Sub without the advance written consent of the Company.

6.2 Solicitation of Transactions; Proxy Filing & Stockholders Meeting.

(a) Non-Solicitation.

(i) From and after the date of this Agreement and continuing until the Effective Time or if earlier, the termination of this Agreement in accordance with Section 8.1, the Company and the Company Subsidiaries shall not, and shall (y) instruct and cause their respective officers and directors not to and (z) instruct their respective Representatives not to, and shall not authorize or knowingly permit any of their respective Representatives to, directly or indirectly, except as otherwise permitted by this Section 6.2, (a) solicit, initiate, knowingly encourage or knowingly facilitate any Acquisition Proposal or the making thereof to the Company or its stockholders; (b) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish any non-public information to, or otherwise cooperate in any way with, any person (other than Parent, Merger Sub and their Representatives) with respect to any Acquisition Proposal; or (c) take any action to render any provision of any “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute (including Section 203 of the DGCL) or any restrictive provision of any applicable anti-takeover provision in the Company’s organizational documents, in each case inapplicable to any person (other than Parent, Merger Sub or any of their affiliates) or any Acquisition Proposal (and to the extent permitted thereunder, the Company shall promptly take all steps necessary to terminate any waiver that may have been heretofore granted to any such person or Acquisition Proposal under any such provisions). Any violation of the restrictions on the Company or any Company Subsidiary set forth in this Section 6.2(a)(i) by any officer or director, or any other Representative (solely to the extent authorized, sanctioned or caused by the Company or any Company Subsidiary), of the Company or any Company Subsidiary shall be deemed a breach of this Section 6.2(a)(i) by the Company.

(ii) Notwithstanding anything to the contrary herein, if at any time following the date hereof and prior to the time the Requisite Company Vote is obtained, in response to a bona fide written Acquisition Proposal that was not solicited in material breach of Section 6.2(a)(i) that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) is, or would reasonably likely lead to, a Superior Proposal, the Company may, subject to compliance with this Section 6.2(a)(ii), (x) furnish information regarding the Company and the Company Subsidiaries to the person making such Acquisition

Proposal (and its Representatives) pursuant to an Acceptable Confidentiality Agreement; provided, that all such information has previously been made available to Parent or is made available to Parent prior to or promptly following the time it is provided to such person, and (y) participate in discussions or negotiations with the person making such Acquisition Proposal (and its Representatives) regarding such Acquisition Proposal, but only if and to the extent that in connection with the foregoing clauses (x) and (y), the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law. In addition, notwithstanding the foregoing, prior to the time the Requisite Company Vote is obtained, the Company may, solely to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, not enforce any confidentiality, standstill or similar agreement to which the Company or any Company Subsidiary is a party for the sole purpose of allowing the other party to such agreement to submit an Acquisition Proposal that will constitute, or would reasonably likely lead to, a Superior Proposal, that did not, in each case, result from a material breach by the Company of Section 6.2(a)(i).

(iii) For purposes of this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal made by a Third Party that, if consummated, would result in such Third Party’s (or its stockholders’) owning, directly or indirectly, greater than 80% of the equity securities of the Company (or of the shares of the surviving entity in a merger or the direct or indirect parent of the surviving entity in a merger) or greater than 80% of the assets of the Company and Company Subsidiaries, taken as a whole (based on the fair market value thereof, as determined by the Company Board) and that the Company Board determines in good faith after consultation with its financial advisor and its outside legal counsel if consummated, is likely to be consummated in accordance with its terms and is more favorable to the Company’s stockholders (in their capacities as stockholders) than the Merger, taking into account all financial, legal, financing, regulatory and other terms and conditions of such proposal and of this Agreement (including any changes to the terms of this Agreement proposed by Parent in response to such offer or otherwise).

(b) (i) Except as set forth in this Section 6.2, until the earlier of the time the Requisite Company Vote is obtained and the termination of this Agreement in accordance with Section 8.1, neither the Company Board nor any committee thereof shall: (x) (A) withhold, withdraw, modify, amend or qualify or publicly propose to withdraw, modify, amend or qualify, in any manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any committee thereof of this Agreement, the Merger or the Transactions (the “Company Board Recommendation”), (B) fail to recommend against acceptance of any tender offer or exchange offer for the Company Common Stock within ten (10) business days of the commencement of such offer, (C) fail to reconfirm the Company Board Recommendation within ten (10) business days after the commencement of a tender offer or exchange offer or public announcement of an Acquisition Proposal from a Third Party after written request from Parent to do so, (D) approve, recommend or declare advisable, or publicly propose to approve, recommend or declare advisable, any Acquisition Proposal, or (E) fail to include the Company Board Recommendation in the Proxy Statement (any of the foregoing in clauses (A)-(E), a “Change in Recommendation”), or (y) adopt, recommend or declare advisable, or publicly propose to adopt, recommend or declare advisable, or allow the Company or any of the Company Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar Contract constituting or related to, any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) (any of the foregoing, an “Acquisition Agreement”).

(ii) Notwithstanding anything to the contrary contained in this Agreement, if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, the Company Board may at any time prior to the time the Requisite Company Vote is obtained if a material event, fact, development, circumstance or occurrence that affects or would be reasonably likely to affect the business, assets or operations of the Company or any Company Subsidiary that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement (or, if known or reasonably foreseeable, the consequences of which are not known to or understood by the Company Board as of the date of this Agreement) becomes known by the Company Board after the date of this Agreement or the material consequences thereof become known to or understood by the Company Board after the date of this Agreement and prior to the time the Requisite Company Vote is obtained (an “Intervening Event”) (provided that the mere fact, in and of itself, that the Company meets or exceeds any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics for any period ending on or after the date of this Agreement, or changes after the date of this Agreement in the market price of the Company Common Stock or the credit rating of the Company shall not constitute an Intervening Event (it being understood that the underlying cause of any of the foregoing may be considered and taken into account in determining whether an Intervening Event has occurred and/or constitute an Intervening Event)), effect a Change in Recommendation; provided, however, that the Company Board may not effect a Change in Recommendation due to an Intervening Event unless (y) the Company shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action, and prior to effecting such Change in Recommendation, the Company shall, and shall cause its Representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary (and in the event of any material change to the circumstances related to the Intervening Event, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in this proviso and a renewed negotiation period under this proviso shall commence (except that the five (5) business day period shall instead be equal to two (2) business days; provided that if such additional notice is delivered during the initial five (5) business day negotiation period, the initial negotiation period shall not be reduced by such notice)), and (z) following such notice period (including any subsequent notice period), the Company Board shall have concluded in good faith, after consultation with its outside legal advisor and taking into account Parent’s proposed adjustments (if any) to the terms and conditions of this Agreement, that the failure to effect a Change in Recommendation due to an Intervening Event would be inconsistent with its fiduciary duties under applicable Law; and provided, further, that the Company Board shall not be permitted to effect a Change in Recommendation pursuant to this Section 6.2(b)(ii) with respect to or in connection with any Acquisition Proposal (which shall be covered by and subject in all respects to Section 6.2(b)(iii)).

(iii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to the time the Requisite Company Vote is obtained, the Company Board may in response to an Acquisition Proposal that the Company Board determines in good faith (after consultation with outside legal counsel and its financial advisor) constitutes a Superior Proposal and that was made after the date of this Agreement and did not result from a material breach of Section 6.2(a)(i), (A) make a Change in Recommendation if the Company Board has concluded in good faith (after consultation with its outside legal counsel and financial advisor) that, in light of the receipt of such Superior Proposal, that failure to make such Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law, or (B) cause the Company to terminate this Agreement pursuant to Section 8.1(f) and concurrently with such termination enter into an Acquisition Agreement if the Company Board has concluded in good faith, after consultation with its outside legal counsel and financial advisor, that, in light of the receipt of such Superior Proposal, that failure to so terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; provided, however, that the Company Board may not effect a Change in Recommendation or terminate this Agreement unless (y) the Company shall have provided prior written notice to Parent at least five (5) business days in advance of its intention to take such action (a “Notice of Designated Superior Proposal”), and prior to effecting such Change in Recommendation or termination of this Agreement, the Company shall, and shall cause its Representatives to, during such five (5) business day period, negotiate with Parent in good faith (to the extent that Parent desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Change in Recommendation is no longer necessary and such Superior Proposal no longer constitutes a Superior Proposal (and in the event of any material change to any of the terms (including any change to the form, amount and timing of payment of consideration) of such Superior Proposal, the Company shall, in each case, deliver to Parent an additional notice consistent with that described in this proviso and a renewed negotiation period under this proviso shall commence (except that the five (5) business day period shall instead be equal to two (2) business days; provided that if such additional notice is delivered during the initial five (5) business day negotiation period, the initial negotiation period shall not be reduced by such notice)), and (z) following such notice period (including any subsequent notice period), the Company Board shall have concluded in good faith, after consultation with its outside legal advisor and financial advisor and taking into account Parent’s proposed adjustments (if any) to the terms and conditions of this Agreement, that the failure to effect a Change in Recommendation or terminate this Agreement would be inconsistent with its fiduciary duties under applicable Law; provided, further, that the Company shall not be entitled to terminate this Agreement pursuant to the foregoing clause (B), and any purported termination pursuant to the foregoing clause (B) shall be void and of no force or effect, unless substantially concurrently with such termination the Company pays by wire transfer of immediately available funds the Company Termination Fee in accordance with subclause (z) of Section 8.3(a).

(c) The Company shall promptly (and in any event within forty-eight (48) hours) advise Parent orally and in writing of the receipt of any Acquisition Proposal (including for the avoidance of doubt any request for information or other inquiry which the Company would reasonably expect to lead to an Acquisition Proposal), including the material terms and conditions of such Acquisition Proposal (including any changes thereto) and the identity of the person making such Acquisition Proposal and attaching a copy of any such written Acquisition Proposal and any related agreements, documents or other written materials submitted in connection therewith that are material to such Acquisition Proposal, or if such Acquisition Proposal is provided orally to the Company or its Representatives, the Company shall summarize in writing the terms of such Acquisition Proposal (including for the avoidance of doubt any such request or other inquiry), except (and solely to the extent) such notification and/or disclosure is prohibited by the terms of a confidentiality agreement to which the Company is a party as of the date of this Agreement, and thereafter shall (i) keep Parent fully informed, on a current basis (and in any event within forty-eight (48) hours) of any material developments regarding any Acquisition Proposals or any material change to the terms and status of any such Acquisition Proposal or the process associated with such proposals or offers and (ii) provide to Parent as soon as reasonably practicable (and in any event within forty-eight (48) hours) after receipt or delivery thereof copies of all material correspondence and other substantive written material sent or provided to the Company or any of the Company Subsidiaries or their respective Representatives from any person that described any of the terms or conditions of any Acquisition Proposal.

(d) Nothing contained in this Section 6.2 or elsewhere in this Agreement shall prohibit the Company or the Company Board from (i) making any disclosure to the Company’s stockholders if the Company Board determines in good faith (after consultation with its outside legal counsel) that failure to make such disclosure would be inconsistent with its fiduciary duties under applicable Law, or (ii) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) or Rule 14d-9 under the Exchange Act or making a statement required under Rule 14d-9 under the Exchange Act or under Item 1012(a) of Regulation M-A promulgated under the Exchange Act (including making any “stop-look-and-listen” communication to the stockholders); provided, that (A) this Section 6.2(d) shall not be deemed to affect whether any such disclosure, other than a “stop, look and listen” communication of the type contemplated by Section 14d-9(f) of the Exchange Act, would otherwise be deemed to be a Change in Recommendation and (B) any such disclosure pursuant to clause (i) of this Section 6.2(d) shall not limit or otherwise affect the obligations of the Company or the Company Board and the rights of Parent under this Section 6.2. For clarity, a factually accurate public statement that describes the Company’s receipt of an Acquisition Proposal, that the Company Board is considering the Acquisition Proposal, that no position has been taken by the Company Board as to the advisability or desirability of such Acquisition Proposal and the operation of this Agreement with respect thereto will not be deemed a Change in Recommendation.

(e) Proxy Filing; Information Supplied.

(i) The Company shall prepare and file with the SEC, as promptly as reasonably practicable after, and in any event within twenty (20) business days after, the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). Except to the extent expressly permitted by Section 6.2(b), the Proxy Statement shall include the Company Board Recommendation and, unless there has been a Change in

Recommendation in accordance with Section 6.2(b), the Company will continue to use its reasonable best efforts to obtain the Requisite Company Vote including the solicitation of proxies therefor.

(ii) The Company will provide Parent and its legal counsel with a reasonable opportunity to review and comment on drafts of the Proxy Statement and other documents related to the Stockholders Meeting (as defined below) prior to filing such documents with the applicable Governmental Authority and mailing such documents to the Company’s stockholders. The Company will consider in good faith for inclusion in the Proxy Statement and such other documents related to the Stockholders Meeting all comments reasonably and promptly proposed by Parent or its legal counsel and the Company agrees that all information relating to Parent and its subsidiaries included in the Proxy Statement shall be in form and content satisfactory to Parent, acting reasonably. The Company shall ensure that the Proxy Statement (A) will not on the date it is first mailed to stockholders of the Company and at the time of the Stockholders Meeting or filed with the SEC (as applicable) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (B) will comply as to form in all material respects with the applicable requirements of the Exchange Act. Notwithstanding the foregoing, (1) the Company assumes no responsibility with respect to information supplied in writing by or on behalf of Parent or Merger Sub or their affiliates for inclusion or incorporation by reference in the Proxy Statement (which Parent shall ensure satisfies the requirements of clauses (A)-(B) of the preceding sentence) and (2) Parent, Merger Sub and their respective affiliates assume no responsibility with respect to information supplied in writing by or on behalf of the Company or its affiliates for inclusion or incorporation by reference in the Proxy Statement. If at any time prior to the Stockholders Meeting any information relating to the Company or Parent, or any of their respective affiliates, should be discovered by a party, which information should be set forth in an amendment or supplement to the Proxy Statement, so that either the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and the Company shall prepare (with the assistance of Parent) and mail to its stockholders such an amendment or supplement, in each case, to the extent required by applicable Law. The Company agrees to cause the Proxy Statement as so corrected or supplemented promptly to be filed with the SEC and to be disseminated to the Company’s stockholders, in each case as and to the extent required by applicable Law.

(iii) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and without limiting the generality of the undertakings pursuant to this Section 6.2(e), will (i) promptly provide to Parent copies of all correspondence between the Company and the SEC with respect to the Proxy Statement, (ii) provide Parent, its financial advisors and legal counsel a reasonable opportunity to review the Company’s proposed response to such comments, (iii) consider in good faith any comments proposed by Parent, its financial advisors and legal counsel and (iv) provide Parent and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC (or portions of any such meetings that relate to the Proxy Statement). The Company shall use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC, and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(iv) Subject to compliance with the terms of Section 6.2, in connection with any disclosure regarding a Change in Recommendation relating to a Superior Proposal, the Company shall not be required to provide to Parent or Merger Sub the opportunity to review or comment on (or include comments proposed by Parent or Merger Sub in), or permit Parent or Merger Sub to participate in any discussions with the SEC regarding, the Proxy Statement, or any amendment or supplement thereto, or any comments thereon or any other filing by the Company with the SEC, in each case, solely with respect to such disclosure.

(f) Stockholders Meeting.

(i) The Company will take, in accordance with applicable Law and the Certificate of Incorporation and Bylaws, all action necessary to convene a meeting of the Company’s stockholders (the “Stockholders Meeting”) as promptly as reasonably practicable following the date of mailing of the definitive Proxy Statement (provided that, subject to the sentence that follows, the Stockholders Meeting shall not be held later than forty-five (45) days following confirmation from the SEC that it will not review or that it has completed its review of the Proxy Statement (which confirmation will be deemed to occur if the SEC has not affirmatively notified the Company prior to the tenth calendar day after filing the Proxy Statement that the SEC will or will not be reviewing the Proxy Statement)), for the purposes of obtaining the Requisite Company Vote. The Company may postpone or adjourn such meeting (A) to the extent required by applicable Law (including to permit the filing and dissemination of any supplement or amendment to the Proxy Statement that the Company Board has determined in good faith (after consultation with its outside legal counsel) is required under applicable Law), (B) if on a date that is two (2) business days prior to the date the Stockholders Meeting is scheduled (the “Original Meeting Date”), the Company has not received proxies representing the Requisite Company Vote, whether or not a quorum is present as long as the date of the Stockholders Meeting is not postponed or adjourned by more than ten (10) business days in connection with any one postponement or adjournment or by more than an aggregate of forty-five (45) days from the Original Meeting Date in reliance on this clause (B), (C) within the three (3) business days prior to the Original Meeting Date or any date that the Stockholders Meeting is then scheduled to be held, if the Company delivers (or has delivered) a notice of an intent to make a Change in Recommendation, as long as the date of the Stockholders Meeting is not postponed or adjourned by more than ten (10) business days, or (D) with the prior written consent of Parent (such consent not be unreasonably withheld, conditioned or delayed).

(ii) Once the Company has established a record date for the Stockholders Meeting, the Company will not change such record date or establish a different record date for the Stockholders Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed) or as otherwise required by applicable Law. The Company agrees that, unless this Agreement is terminated in accordance with Section 8.1, and, to the extent required by the terms of this Agreement, the Company has paid to Parent the Company Termination Fee in accordance with Section 8.3, its obligations to hold the Stockholders Meeting pursuant to this Section 6.2 and submit this Agreement to the Company’s stockholders for purposes of obtaining the Requisite Company Vote shall not be affected in any manner, including in connection with (i) the making of a Change in Recommendation by the Company Board or (ii) the commencement of or announcement or disclosure of or communication to the Company of any Acquisition Proposal.

(iii) Without the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), the adoption of this Agreement will be the only matter (other than related procedural matters) that the Company will propose to be acted on by the Company’s stockholders at the Stockholders Meeting.

6.3 Employee Benefits Matters.

(a) If so directed by Parent in writing at least ten (10) days prior to the Effective Time, the Company Board will adopt (and will cause any other sponsor of the applicable Company Benefit Plan to adopt), at least five (5) business days prior to the Effective Time, resolutions terminating any and all Company Benefit Plans intended to qualify as a qualified cash or deferred arrangement under Section 401(k) of the Code, effective no later than the day immediately preceding the date the Company becomes a member of the same controlled group of corporations (as defined in Section 414(b) of the Code) or group of trades or businesses under common control (as defined in Section 414(c) of the Code) as Parent. The form and substance of such resolutions shall be subject to the reasonable approval of Parent, and the Company shall provide Parent evidence that such resolutions have been adopted by the Company Board or the board of directors of the Company Subsidiaries or any other applicable Company Benefit Plan sponsor, as applicable. The Company shall take such other actions in furtherance of terminating any such 401(k) plans as Parent may reasonably request.

(b) Without limiting any additional rights that any Continuing Employee may have under any Company Benefit Plan and subject to Section 6.3(d), Parent shall cause the Surviving Corporation and each of its applicable subsidiaries, for the period commencing at the Effective Time and ending on the first anniversary thereof, to maintain for any Continuing Employee during his or her employment (i) cash compensation levels (such term to include salary and wages, target short-term cash bonus opportunities and commission formulas but to exclude long-term cash compensation, any equity or equity-based compensation and severance, separation or change-in-control benefits or features) that are in the aggregate no less favorable than the cash compensation levels provided to such Continuing Employee immediately prior to the Effective Time and (ii) employee benefits (other than equity or equity-based benefits, defined benefit pension, retiree welfare or nonqualified deferred compensation) that are substantially comparable in the aggregate to such employee benefits provided to such Continuing Employee immediately prior to the Effective Time.

(c) For purposes of vesting, eligibility to participate and levels of benefits (but not benefit accrual under any defined benefit plan or frozen benefit plan of Parent or vesting or other benefits under any equity incentive plan) under any employee benefits provided to similarly-situated employees (such benefits, the “Parent Plans”), Parent will credit each Continuing Employee with his or her years of service with the Company before the Effective Time, to the same extent and for the same purpose as such Continuing Employee was entitled, before the Effective Time, to credit for such service under any similar Company Benefit Plan in which such Continuing Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, Parent will, subject in each case to receipt of any required consent of the applicable Parent Plan provider, us commercially reasonable efforts to cause (i) each Continuing Employee to be immediately eligible to participate, without any waiting time, in any and all Parent Plans, (ii) for purposes of each Parent Plan providing medical, dental, pharmaceutical and/or vision benefits to any Continuing Employee, all pre-existing condition exclusions and actively-at-work requirements of such Parent Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Company Benefit Plans in which such Continuing Employee participated immediately prior to the Effective Time, and (iii) for the plan year in which the Effective Time occurs, the crediting of each Continuing Employee with any co-payments and deductibles paid prior to the Effective Time in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plan.

(d) Parent will, and Parent will cause the Surviving Corporation to, honor, in accordance with their terms the executive agreements listed on Section 6.3(d) of the Disclosure Schedule following the Effective Time.

(e) Nothing in this Agreement shall (x) create any third-party beneficiary rights in any employee or former employee (including any beneficiary or dependent thereof) or service provider or former service provider (including any beneficiary or dependent thereof) of the Company or any Company Subsidiary in any respect, including in respect of continued employment (or resumed employment), or create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any plan or any employee or service provider program or arrangement of Parent or any of its subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time), or (y) constitute or be construed to constitute an amendment to any of the compensation or benefit plans maintained for or provided to employees or other persons prior to or following the Effective Time. Nothing in this Agreement shall constitute a limitation on the rights to amend, modify or terminate any such plans or arrangements of Parent or any of its subsidiaries (including any Company Benefit Plan of the Company prior to the Effective Time).

6.4 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall cause the Surviving Corporation to, fulfill and honor in all respects the obligations of the Company pursuant to any indemnification, exculpation or advance of expense or similar agreement by the Company or any Company Subsidiary in favor of any Indemnified Person (the “Indemnification Agreements”) (and all other indemnification agreements of the Company that are on terms substantially similar to the Indemnification Agreements) and any indemnification, exculpation or advancement of expenses provisions under the Certificate of Incorporation or Bylaws (or comparable organizational documents) as in effect on the date of this Agreement; provided, that such obligations shall be subject to any limitation imposed from time to time under applicable Law.

(b) Prior to the Effective Time, the Company shall, and for six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, provide officers’ and directors’ liability, fiduciary liability and similar insurance (collectively, “D&O Insurance”) in respect of acts or omissions occurring prior to the Effective Time covering each Indemnified Person covered as of the date of this Agreement by the Company’s D&O Insurance policies on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date of this Agreement as well as covering claims brought against each Indemnified Person under ERISA; provided, that, in satisfying its obligation under this Section 6.4(b), the Surviving Corporation shall not be obligated to pay annual premiums in the aggregate in excess of 400% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth on Section 6.4(b) of the Disclosure Schedule (provided that if the annual premium of such insurance coverage exceeds such amount, Parent or the Surviving Corporation shall be obligated to obtain the most advantageous policies available for an annual premium equal to such amount). In furtherance of and subject to the foregoing, prior to the Effective Time, the Company shall purchase a “tail” directors’ and officers’ liability insurance policy, covering the same persons and providing the same terms with respect to coverage and premium amount as aforesaid, and that by its terms shall provide coverage until the sixth annual anniversary of the Effective Time, and upon the purchase of such insurance Parent’s and the Surviving Corporation’s obligations pursuant to the first sentence of this Section 6.4(b) shall be deemed satisfied for so long as such insurance is in full force and effect and covers the matters that would otherwise be covered pursuant to this Section 6.4(b); Parent and the Surviving Corporation shall not cancel any D&O Insurance (including any “tail” directors’ and officers’ liability insurance policy) during its term.

(c) The rights of each Indemnified Person under this Section 6.4 shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her representatives, and are in addition to, and not in substitution for, any other rights to which each Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 6.4 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Person to whom this Section 6.4 applies without the consent of such affected Indemnified Person. Parent shall cause the Surviving Corporation to pay all expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 6.4.

(d) If (1) Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or the surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person or (2) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.4.

6.5 Anti-Takeover Statutes. In the event that any “fair price,” “moratorium,” “control share acquisition” or other similar state anti-takeover or other similar Law is or becomes applicable to this Agreement or any of the Transactions, the Company and Company Board shall grant such reasonable approval and take such reasonable action as necessary so that such Transactions may be consummated as promptly as practicable on the terms and subject to the conditions set forth in this Agreement and otherwise to minimize the effect of such Law on this Agreement and the Transactions.

6.6 Notification of Certain Matters. The Company shall give prompt notice to Parent and Merger Sub in writing of: (i) any representation or warranty made by the Company contained in this Agreement becoming untrue or inaccurate such that the conditions set forth in Section 7.2(a) would not be satisfied or (x) any failure of the Company to comply with any covenant or agreement to be complied with by it under this Agreement such that the conditions set forth in Section 7.2(b) would not be satisfied; and (ii) the occurrence or existence of any Effect that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect. Parent shall give prompt notice to the Company in writing of any representation or warranty made by Parent or Merger Sub contained in this Agreement becoming untrue or inaccurate, or any failure of Parent or Merger Sub to comply with any covenant or agreement to be complied with by it under this Agreement, in each case, such that the failure to so comply or the becoming untrue or incorrect would reasonably be expected to have a Parent Material Adverse Effect. For clarity, unintentional failure to give notice under this Section 6.6 shall not be deemed to be a breach of covenant under this Section 6.6 and shall constitute only a breach of the underlying representation, warranty, covenant or agreement, as the case may be.

6.7 Litigation. Until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 8.1, each party hereto shall promptly notify the other parties of any Action that shall be instituted or threatened in writing against such party to restrain, prohibit or otherwise challenge the legality of or seek damages in connection with this Agreement or any Transaction. Each party hereto shall promptly notify the others of any new Action that is instituted or threatened in writing against the Company, any of the Company Subsidiaries, Merger Sub or Parent, as the case may be, that would have been listed in Section 3.9 of the Disclosure Schedule or would constitute an exception to Section 4.5, as the case may be, if such Action had arisen prior to the date hereof. The Company shall give Parent the opportunity to participate at Parent’s expense in (but not control and to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise affected) the defense or settlement of any stockholder litigation or claims against the Company or any of its directors relating to the Merger, in each case which seek to prohibit or restrain the Transactions. The Company shall not settle or make an offer to settle any litigation by any Company stockholder (or purported Company stockholder) against the Company or any director relating to this Agreement or the Merger, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned).

6.8 Consents and Approvals.

(a) The parties hereto shall cooperate with each other and, subject to the terms and conditions of this Agreement, each use its reasonable best efforts to promptly (x) prepare and file all necessary documentation and (y) effect all applications, notices, petitions and filings (including, to the extent necessary, any notification required by the HSR Act). The Company shall also use its commercially reasonable efforts to obtain all consents required to be listed on Section 3.5(a) of the Disclosure Schedule (for clarity, the Company will not be required to pay any monies or make any other concession to any third party in connection therewith, except to the extent expressly required by the terms of any Contract with such third party). The parties hereto shall consult with each other with respect to the obtaining of all such permits, consents, approvals, waiting period expirations or terminations and authorizations, and each party will keep the other apprised of the status of matters relating to completion of the Transactions. Parent and the Company shall each, subject to the terms and conditions of this Agreement, use its reasonable best efforts to resolve any objections that may be asserted by any Governmental Authority with respect to this Agreement or the Transactions. With respect to any threatened or pending preliminary or permanent injunction or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the parties hereto to consummate the Transactions, Parent shall use reasonable best efforts to prevent the entry, enactment or promulgation thereof, as the case may be.

(b) Parent and the Company shall promptly advise each other upon receiving any material communication from any Governmental Authority whose consent or approval is required for consummation of any of the Transactions relating to any such consent or approval.

(c) This Section 6.8 is subject to, in all respects, the provisions of Section 6.9(b) below.

6.9 HSR Act Filing and International Antitrust Notifications.

(a) As promptly as possible after the date of this Agreement (and with respect to the pre-merger notification pursuant to the HSR Act, no later than ten (10) business days after the date of this Agreement, unless otherwise agreed by the parties hereto), if required, each of Parent and the Company shall, or shall cause their ultimate parent entity as that term is defined in the HSR Act and its implementing regulations to, file with the Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) a pre-merger notification in accordance with the HSR Act with respect to the Merger pursuant to this Agreement. Each of Parent and the Company shall promptly make an appropriate response to any request by the FTC, the Antitrust Division and any other requesting Governmental Authority pursuant to the HSR Act or any other Antitrust Law in connection with the Transactions. Parent and the Company shall cooperate fully with each other in connection with the making of all such filings or responses. In addition, except as may be prohibited by any Governmental Authority or by any applicable law, each party hereto will reasonably consult with the other party in advance of participating in or attending any meeting or conference or engaging in any material communication, with any Governmental Authority or any official, representative or staff thereof or such other person in respect of the Transactions and give the other party a reasonable opportunity to attend and participate therein, and in the event one party is prohibited or unable to participate, attend or engage in any such meeting, conference or material written communication, keep such party apprised with respect thereto.

(b) Subject to applicable confidentiality restrictions or restrictions required by Law, Parent and the Company will notify the other promptly upon the receipt of (i) any material comments, questions, or requests for information or documents from any Governmental Authority in connection with any filings made pursuant to Section 6.9(a) or the Transactions and (ii) any material request by any Governmental Authority for amendments or supplements to any filings made pursuant to any Laws relating to an investigation of the Transactions and shall keep each other reasonably appraised of the status of the matters addressed in this Section 6.9. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 6.9, or whenever a Governmental Authority requests material information or documents related to the Transactions, each party hereto will promptly inform the other of such occurrence or request and cooperate in filing or producing promptly with the applicable Governmental Authority such amendment, supplement, information or documents. Without limiting the generality of the foregoing, each party hereto shall provide to the other (or the other’s respective advisors) copies of all correspondence between such party and any Governmental Authority relating to the Transactions. The parties may, as they deem advisable and necessary, designate any competitively sensitive materials provided to the other under this Section 6.9 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials. In addition, to the extent reasonably practicable, all material discussions, telephone calls, and meetings with a Governmental Authority regarding the Transactions shall include representatives of both parties. Subject to applicable Law, the parties hereto will reasonably consult in advance and cooperate with each other, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted to any Governmental Authority regarding the Transactions by or on behalf of any party hereto.

(c) Each of the Company, Parent and Merger Sub shall cooperate with each other and use (and shall cause their respective subsidiaries to use) its reasonable best efforts to obtain from any Governmental Authority any consents, licenses, permits, waivers, clearances, approvals, authorizations, waiting period expirations or terminations, or orders required to be obtained or made by Parent, Merger Sub or the Company or any Company Subsidiary, or avoid any Action or Order by any Governmental Authority in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions. Each of Parent and the Company shall use its reasonable best efforts to resolve by or before the Outside Date such objections, if any, as may be asserted by any Governmental Authority with respect to the Transactions under any applicable Antitrust Laws.

(d) If any Action is instituted (or threatened to be instituted) challenging the Transactions as violative of any Antitrust Law, Parent will use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing on or before the Outside Date, including defending through litigation any claim asserted in any court with respect to the Transactions by the FTC, the Antitrust Division or any other applicable Governmental Authority or any private party under any Antitrust Law; and (ii) avoid or eliminate each and every impediment under any Antitrust Law so as to enable the Closing to occur as soon as possible (and in any event no later than the Outside Date), including (A) proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture, licensing, or disposition of such businesses, product lines, equity holdings, technology, intellectual property, or other assets of Parent or its subsidiaries (including the Company or its subsidiaries after the Closing) and (B) otherwise taking or committing to take actions that after the Closing would limit Parent’s freedom of action with respect to, or its or their ability to operate and/or retain, one or more of the businesses, product lines, equity interests, technology, intellectual property, or other assets of Parent or the Company and/or their respective subsidiaries (each of the impediments set forth in the preceding clauses (A) and (B), an “Antitrust Restraint”); provided, however, that (x) Parent shall not be required to agree to any Antitrust Restraint that, individually or in the aggregate, would, or would reasonably be expected to, result in a Material Adverse Effect, and (y) Parent shall not be required to agree to any Antitrust Restraint that is not conditioned upon the consummation of the Transactions.

(e) During the period beginning on the date hereof through the date on which the condition set forth in Section 7.1(b) is satisfied or waived, Parent and Merger Sub shall not, and shall cause their affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation could reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under any Antitrust Law; (ii) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the Transactions; or (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise.

6.10 Rule 16b-3. Prior to the time the Requisite Company Vote is obtained, the Company shall take such actions as may be required to cause the transactions contemplated by Section 2.7 and any other dispositions of equity securities of the Company by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.11 Delisting. Each party hereto agrees to cooperate with the other party in taking, or causing to be taken, all actions necessary to (i) delist the Company Common Stock from the New York Stock Exchange and (ii) terminate the registration of the Company Common Stock under the Exchange Act; provided, that such delisting or termination shall not be effective until after the Effective Time.

6.12 Further Assurances. Subject to the other terms and conditions of this Agreement, (a) each of the parties to this Agreement shall use its reasonable best efforts to effect the Transactions and (b)each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary, proper or desirable for effecting the consummation of this Agreement and the Transactions.

6.13 Public Announcements. No press release or public announcement, statement or disclosure concerning the Merger or any other Transaction shall be issued by either party without the prior consent of the other party (which consent shall not be unreasonably withheld), except (x) as such release or announcement may be required by Law, including the rules or regulations of any U.S. or non-U.S. securities exchange, in which case the party required to make the release or announcement shall use its reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance, (y) in connection with any actions by the Company or the Company Board permitted by Section 6.2(b) (but subject to the terms thereof), and (z) as such press release, public announcement, statement or disclosure is required or advisable in connection with the making of any notification or filing required in connection with the Merger or any other Transaction under any Antitrust Law or in responding to any request for information or documents made by a Governmental Authority in connection with its investigation of the Merger or any other Transaction under any Antitrust Law. Notwithstanding the foregoing, Parent, Merger Sub and their affiliates may, without such consultation or consent, make customary disclosures and communications to existing or prospective direct or indirect general and limited partners, equity holders, members, managers, investors and financing sources of such person or any affiliates of such person, in each case, who are subject to customary confidentiality restrictions.

6.14 Fees and Expenses. Except as provided in this Agreement, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated; provided that all filing fees paid by any party in respect of any and all filings under the Antitrust Laws shall be borne by Parent.

6.15 Other Investors. Prior to the Effective Time, without the prior written consent of the Company, Parent shall not permit or agree to permit any person, other than the Sponsor, to obtain any equity interests (or rights to obtain any equity interests) in Parent or Merger Sub if such acquisition of equity interests or rights to obtain such equity interests would reasonably be expected to (a) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the Transactions or the expiration or termination of any applicable waiting period under any Antitrust Law; (b) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the Transactions; (c) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (d) materially delay or prevent the consummation of the Transactions.

6.16 Management. Prior to the Effective Time, without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), Parent shall not, and shall not knowingly permit or agree to permit any person (acting at its direction) to, directly or indirectly, enter into any agreement, arrangement or understanding (whether or not binding) with any executive officer of the Company relating to (i) any retention, severance or other compensation, incentives or benefits that may be or become payable in connection with the transactions contemplated hereby or after the Effective Time, (ii) any equity rollover or other similar transaction, or any equity or other investment in Parent, the Company or any parent company thereof, or any affiliate of Parent, the Company or any parent company thereof, at or prior to the Effective Time or (iii) any directorship, employment, consulting arrangement or other similar association or involvement of any directors, officers or other employees of the Company with Parent, the Company or any parent company thereof, or affiliate of Parent, the Company or any parent company thereof, from and after the Effective Time.

6.17 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Merger and the Transactions on the terms and conditions set forth in this Agreement.

6.18 Financing.

(a) Parent and Merger Sub, as applicable, shall use, and shall cause its subsidiaries and its and their respective officers, directors and employees to use, their respective reasonable best efforts to take, or cause to be taken, and shall use reasonable best efforts to direct its and their respective accountants, legal counsel and other representatives to take, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the proceeds of the Equity Financing on the terms and as described in the Equity Commitment Letter on or prior to the Closing Date, including executing and delivering all such documents and instruments as may be reasonably required thereunder and using (and causing its subsidiaries to use) their respective reasonable best efforts to:

(i) comply with and maintain in effect the Equity Financing and the Equity Commitment Letter;

(ii) satisfy, or cause their respective Representatives to satisfy, as promptly as practicable and on a timely basis all conditions to the Equity Financing contemplated by the Equity Commitment Letter that are within its control (subject to and without expanding any of Parent’s or Merger Sub’s express obligations under this Agreement);

(iii) comply with its obligations under the Equity Commitment Letter; and

(iv) enforce its rights under the Equity Commitment Letter.

(b) Parent and Merger Sub shall not agree to or permit any amendment, supplement, termination, modification or replacement of, or grant any waiver of, any condition, remedy or other provision under the Equity Commitment Letter that would impact the amount or timing of the Equity Financing or the availability of the Equity Financing at the Closing, in each case, in a manner that would adversely affect Parent’s ability to fund the Required Amount at Closing, without the prior written consent of the Company, and if such prior written consent is granted, Parent shall promptly deliver a copy thereof to the Company and references herein to “Equity Commitment Letter” shall include and mean such document as amended, supplemented, modified, replaced or waived in compliance with this Section 6.18(b), and references to “Equity Financing” shall include and mean the financing contemplated by the Equity Commitment Letter as amended, supplemented, modified, replaced or waived in compliance with this Section 6.18(b), as applicable.

6.19 Financing Cooperation.

(a) The Company shall and shall cause each Company Subsidiary to, at Parent’s sole expense, use its and their respective reasonable best efforts to provide such cooperation in connection with arranging, obtaining and syndicating the debt financing for the Transactions (the “Debt Financing”) as may be reasonably requested by Parent or Merger Sub, as applicable, as is necessary and customary in connection with the arrangement of debt financings; provided that such requested cooperation is consistent with applicable Law and does not unreasonably interfere with the ongoing operations of the Company or any Company Subsidiary. Such cooperation by the Company and the Company Subsidiaries shall include, in each case at the reasonable request of Parent:

(i) preparing and furnishing Parent or Merger Sub, as applicable, and the Lenders, not later than a time reasonably sufficient to allow Parent or Merger Sub, as applicable, to satisfy the conditions in the Debt Financing Documentation, all Required Information and all other financial and other pertinent information and disclosures regarding the Company and the Company Subsidiaries as may be reasonably requested by Parent or Merger Sub, as applicable, for use in connection with the Debt Financing,

(ii) causing the Company’s senior officers with appropriate expertise to participate in a reasonable number of lender meetings, rating agency presentations and due diligence meetings at reasonable times and upon reasonable advance notice,

(iii) assisting Parent and Merger Sub, as applicable, and the Lenders in the preparation of (A) Debt Marketing Documents (and any supplements thereto) solely with respect to information relating to the

Company and the Company Subsidiaries and (B) pro forma financial statements or other pro forma financial information, in each case to the extent reasonably requested by Parent; provided, that (w) any such Debt Marketing Documents (and any supplements thereto), financial statements or other financial information with respect to the Company shall only reflect the Surviving Corporation as the obligor(s), (x) the Company shall not be responsible for the preparation of such Debt Marketing Documents (and any supplements thereto), pro forma financial statements and any pro forma adjustments giving effect to the Transactions contemplated herein and (y) the Company’s assistance shall relate solely to the financial information and data derived from the Company’s historical books and records (which shall not involve the Company itself preparing such pro forma financial information), and providing reasonable cooperation with the due diligence efforts of the Lenders to the extent reasonable and customary,

(iv) reasonably cooperating with the marketing efforts of Parent and the Lenders in connection with the Debt Financing, including direct contact between such management of the Company and potential lenders in the Debt Financing,

(v) reasonably cooperating with Parent’s legal counsel in connection with customary legal opinions required of Parent in connection with the Debt Financing,

(vi) reasonably assisting Parent in obtaining any corporate credit and family ratings from any ratings agencies contemplated by the Debt Financing Documentation, including assisting Parent and the Lenders in the preparation of customary materials for rating agency presentations solely with respect to information relating to the Company and the Company Subsidiaries,

(vii) reasonably assisting in the preparation of, and executing and delivering, Debt Financing Documentation and other customary financing documents, including guaranty and collateral documents and other certificates, schedules and documents as may be reasonably requested by Parent or Merger Sub, as applicable,

(viii) facilitating the pledging of, granting security interests in and obtaining performance liens on, collateral for the Debt Financing (including delivery of original stock certificates and original stock powers of the Company Subsidiaries to the extent required on the Closing Date by the Lenders in connection with the Debt Financing and to the extent available to the Company),

(ix) using reasonable best efforts to assist the Lenders in benefiting from the existing lending relationships of the Company,

(x) taking all ministerial company actions, subject to and only effective upon the occurrence of the Effective Time, reasonably requested by Parent or Merger Sub, as applicable, to permit the consummation of the Debt Financing, and

(xi) at least three (3) business days prior to the Closing Date, providing all documentation and other information about the Company and the Company Subsidiaries as is reasonably requested in writing by Parent or Merger Sub, as applicable, at least ten (10) business days prior to the Closing in connection with the Debt Financing that relates to applicable “know your customer” and anti-money laundering rules and regulations including without limitation the USA PATRIOT Act and the requirements of 31 C.F.R. §1010.230.

(b) The Company shall and shall cause each Company Subsidiary to use reasonable best efforts to (x) obtain customary payoff letters and lien terminations, if applicable, to the extent necessary to allow for the payoff, discharge and termination in full of all obligations under the Credit Facility, in each case in form and substance customary for transactions of this type, (y) provide Parent with a copy of any such payoff letters and lien terminations at least two (2) business days prior to the Closing Date and (z) give (by the date required under the Credit Facility) any necessary notices (including notices of prepayment) to allow for the prepayment, payoff, discharge and termination in full of the Credit Facility at the Closing.

(c) Notwithstanding anything in this Agreement to the contrary, (A) neither the Company nor any Company Subsidiary shall be required to pay any commitment or other similar fee or enter into any binding agreement or commitment or incur any other actual or potential liability or obligation in connection with the Debt Financing that is not subject to the occurrence of the Closing, (B) no director, manager, officer or employee of the Company or any Company Subsidiary shall be required to deliver any certificate or take any other action pursuant to Section 6.19(a) to the extent any such action would reasonably be expected to result in personal liability to such director, manager, officer or employee, (C) none of the Company, any of the Company Subsidiaries or any of their respective directors or officers shall be obligated to adopt resolutions or execute consents to approve or authorize the execution of the Debt Financing, provided that this clause (C) shall not prohibit the adoption or execution of any resolutions or consents effective no earlier than the Closing Date by any persons that shall remain or will become officers or directors of the Company or any of the Company Subsidiaries as of the Effective Time, and (D) neither the Company nor any Company Subsidiary shall be required to take any action that would reasonably be expected, in the reasonable judgment of the Company, to conflict with, or result in any violation or breach of, any applicable Law, any Company Material Contract or any obligations of confidentiality (not created in contemplation hereof) binding on the Company or the Company Subsidiaries. The Company hereby consents to the use of the Company’s and the Company Subsidiaries’ logos in connection with the Debt Financing; provided, however, that such logos are used solely in an manner that is not intended, or reasonably likely, to harm, disparage or otherwise adversely affect the Company or the reputation or goodwill of the Company or its subsidiaries.

(d) In the event that the Closing does not occur, Parent or Merger Sub, as applicable, shall, promptly upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses incurred by the Company, the Company Subsidiaries and its and their respective Representatives in connection with their respective obligations pursuant to Section 6.19(a). Parent and Merger Sub shall jointly and severally indemnify and hold harmless the Company, the Company Subsidiaries and their respective Representatives, from and against any and all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements suffered or incurred by any of them in connection with the Debt Financing and any information supplied or provided in connection therewith (except to the extent suffered or incurred as a result of (i) the gross negligence, willful misconduct or material breach of this Agreement by the Company, any Company Subsidiary or any Representative thereof, in each case as determined by a court of competent jurisdiction, or (ii) any inaccuracy (other than any immaterial inaccuracy) in the historical financial information provided by the Company to Parent pursuant to clause (i) in the definition of “Required Information”).

Article 7

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) This Agreement shall have been duly adopted by holders of Company Shares constituting the Requisite Company Vote in accordance with applicable Law and the Certificate of Incorporation and Bylaws.

(b) Any applicable waiting periods (and extensions thereof) under the HSR Act shall have expired or been terminated.

(c) No Governmental Authority of competent jurisdiction shall have enacted, issued, amended, promulgated, enforced or entered any executive order, decree, judgment, injunction, ruling or other order, whether temporary, preliminary or permanent (collectively, “Order”) or Law, that is then in effect and has the effect of preventing, enjoining, prohibiting or making illegal consummation of the Merger.

7.2 Conditions to the Obligation of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) (i) the representations and warranties of the Company set forth in this Agreement, other than Sections 3.3(a), 3.3(b), 3.3(c), 3.4, clause (i) of the second sentence of Section 3.8, and Sections 3.23, 3.24 and 3.25, shall be true and correct (without giving effect to any qualification as to “materiality” or “Material Adverse Effect” set forth therein) as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (ii) the representations and warranties of the Company set forth in Sections 3.23 and 3.25 shall be true and correct in all material respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), (iii) the representations and warranties of the Company set forth in Sections 3.3(a), 3.3(b) and 3.3(c) shall be true and correct as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except for any inaccuracy or combination of inaccuracies in such representations and warranties that do not result, in aggregate, in an increase in the aggregate consideration otherwise payable by Parent in the Merger by more than $60,000,000), and (iv) the representations and warranties of the Company set forth in Section 3.4, clause (i) of the second sentence of Section 3.8 and Section 3.24 shall be true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period).

(b) The Company shall have performed in all material respects the covenants or agreements of the Company under this Agreement to be performed or complied with by it as of such time.

(c) Since the date of the Agreement, neither a Material Adverse Effect nor an Effect that would reasonably be expected to have a Material Adverse Effect, has occurred that is continuing.

(d) The Company shall have furnished Parent with a certificate dated as of the Closing Date signed on its behalf by a duly authorized executive of the Company to the effect that the conditions set forth in Sections 7.2(a), (b) and (c) shall have been satisfied.

7.3 Conditions to the Obligation of the Company the Merger. The obligations of the Company to effect the Merger shall be subject to the satisfaction or waiver, at or prior to the Effective Time, of the following conditions:

(a) the representations and warranties of Parent and Merger Sub set forth in Article 4 shall have been true and correct in all respects as of the Closing Date as though made on or as of such date (other than those representations and warranties that address matters only as of a particular date or only with respect to a specified period of time, which need only be true and correct as of such date or with respect to such period), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or the other Transactions or perform their respective obligations hereunder.

(b) Each of Parent and Merger Sub shall have performed in all material respects the covenants or agreements required under this Agreement to be performed or complied with by it as of such time.

(c) Parent and Merger Sub shall have furnished the Company with a certificate dated as of the Closing Date signed on their respective behalves by a duly authorized officer of such party to the effect that the conditions set forth in Sections 7.3(a) and (b) shall have been satisfied.

Article 8

TERMINATION

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time:

(a) By mutual written consent of Parent and the Company by action of the board of managers of Parent and the Company Board, respectively; or

(b) By either Parent, Merger Sub or the Company, if:

(i) the Merger shall not have occurred on or before September 20, 2022 (such date, the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, the failure of the Merger to occur on or before the Outside Date; or

(ii) any Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Order or other Law that (x) makes the consummation of the Merger illegal or otherwise prohibited, or (y) enjoins Parent and the Company from consummating the Merger, and, in each case, such Order or Law shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to any party whose material failure to fulfill any obligation under this Agreement has been the substantial or primary cause of, or resulted in, such Order or other Law; or

(iii) the Requisite Company Vote shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting at which a vote on adoption of this Agreement is taken in accordance with this Agreement; or

(c) By either Parent or Merger Sub, if there is an inaccuracy in the Company’s representations herein, or a breach by the Company of its covenants herein, in either case such that the conditions set forth in Sections 7.2(a) or 7.2(b) would not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date the Company is notified in writing by Parent of such breach, Parent and Merger Sub may not terminate the Agreement pursuant to this Section 8.1(c) (x) prior to such date if the Company is taking reasonable efforts to cure such breach or inaccuracy or (y) following such date if such inaccuracy or breach is cured at or prior to such date; or

(d) By either Parent or Merger Sub, if the Company Board or any committee thereof shall have made a Change in Recommendation (it being agreed that the delivery of a Notice of Designated Superior Proposal and any amendment or update to such notice and the determination to so deliver such notice, update or amendment and public disclosure with respect thereto shall not, by itself, give rise to a right for Parent to terminate this Agreement pursuant to this Section 8.1(d)); provided, however, that Parent and Merger Sub may not terminate this Agreement pursuant to this Section 8.1(d) if Parent or Merger Sub fails to terminate this Agreement pursuant to this Section 8.1(d) prior to 11:59 p.m., Pacific Time on the date which is ten (10) Business Days after Parent is notified in writing that the Company Board has effected a Change in Recommendation; or

(e) By the Company, if there is an inaccuracy in Parent’s or Merger Sub’s representations herein, or a breach by Parent or Merger Sub of its covenants herein, in either case such that any of the conditions set forth in Section 7.3(a) or 7.3(b) would not be satisfied; provided, however, if such breach or inaccuracy is capable of being cured prior to the earlier of (A) the Outside Date and (B) the date that is twenty (20) business days from the date Parent is notified in writing by the Company of such breach, the Company may not terminate the Agreement pursuant to this Section 8.1(e) (x) prior to such date if Parent and Merger Sub are taking reasonable efforts to cure such breach or inaccuracy and (y) following such date if such inaccuracy or breach is cured at or prior to such date; or

(f) By the Company, at any time prior to obtaining the Requisite Company Vote, if the Company Board, subject to compliance with the terms of this Agreement, has authorized entry into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 6.2, and concurrently with, and as a condition to, such termination, the Company pays the Company Termination Fee in accordance with Section 8.3(a); or

(g) By the Company, if (i) all of the conditions set forth in Sections 7.1 and 7.2 have been satisfied or waived (other than those that, by their nature, are to be satisfied at the Closing; provided that those conditions could be satisfied if the Closing were to occur), (ii) the Company has irrevocably confirmed in writing to Parent that the Company is prepared, willing and able to effect the consummation of the Closing and the other transactions contemplated hereby in accordance with the terms of this Agreement, and (iii) Parent fails to consummate the Closing within three (3) business days following the later of (x) the date the Closing should have occurred pursuant to Section 2.2 and (y) delivery of such confirmation.

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void, and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective officers, directors, stockholders, or affiliates; provided, that, (a) Section 6.1(b) (Confidentiality), Section 6.13 (Public Announcements), Section 6.14 (Fees and Expenses), Section 6.19(d) (Financing Cooperation), Section 8.3 (Termination Fees), Article 9 (General Provisions) and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement, (b) such termination shall not relieve any party from its obligation to pay the Company Termination Fee, Parent Termination Fee and/or Enforcement Costs and any amounts payable pursuant to Section 6.19(d) if and to the extent required pursuant to Section 8.3, and (c) subject to Section 8.3(d) and Section 8.3(e), such termination shall not relieve any party from liability for any willful and material breach of its representations or warranties or covenants hereunder. A termination of this Agreement shall not cause a termination of the Confidentiality Agreement or any other agreement between the parties (except as set forth in any such agreement).

8.3 Termination Fees.

(a) In the event that this Agreement is terminated:

(i) (A) (x) by Parent, Merger Sub or the Company pursuant to Section 8.1(b)(i) (and at the time of any such termination the conditions set forth in Section 7.1(b) and Section 7.1(c) have been satisfied), or (y) by Parent or Merger Sub pursuant to Section 8.1(c), and (B) (x) an Acquisition Proposal by a Third Party shall have been publicly announced after the date of this Agreement and not withdrawn prior to such termination and (y) within 12 months after such termination (1) the Company enters into a definitive agreement with respect to an Acquisition Proposal that is later consummated or (2) an Acquisition Proposal (in the case of each of clauses (1) and (2), whether or not involving the same Acquisition Proposal which was made after the date of this Agreement) is consummated (with all references to 25% in the definition thereof being treated as references to 50.1% for purposes of this Section 8.3(a));

(ii) by Parent or Merger Sub pursuant to Section 8.1(d); or

(iii) by the Company pursuant to Section 8.1(f);

then, in any such event, the Company shall pay Parent the Company Termination Fee, which amount shall be payable by wire transfer of immediately available funds to an account designated in writing by Parent. The Company Termination Fee shall be paid (x) in the circumstances described in clause (i) above, promptly (but in no event later than three (3) business days) following the consummation of such Acquisition Proposal, (y) in the circumstances described in clause (ii) above, within three (3) business days of the termination, and (z) in the circumstance described in clause (iii) above, substantially concurrently with and as a condition to the termination.

(b) In the event that this Agreement is terminated:

(i) by the Company pursuant to Section 8.1(e) or Section 8.1(g); or

(ii) by Parent or Merger Sub pursuant to Section 8.1(b)(i), and at such time the Company could have validly terminated this Agreement pursuant to Section 8.1(e) or Section 8.1(g);

then, in any such event, Parent shall pay the Company the Parent Termination Fee, which amount shall be payable by wire transfer of immediately available funds, (x) in the case of any such termination by Parent or Merger Sub, concurrently with and as a condition to the termination by Parent and (y) in the case of any such termination by the Company within three (3) business days of the termination, in each case to an account designated in writing by the Company.

(c) Notwithstanding anything to the contrary in this Agreement, each of the parties hereto expressly acknowledges and agrees on behalf of itself and its respective affiliates that each of the Company Termination Fee and the Parent Termination Fee is not a penalty, but rather each is liquidated damages in a reasonable amount that will compensate Parent and Merger Sub or the Company, respectively, in the circumstances in which the Company Termination Fee or the Parent Termination Fee, respectively, is payable for the efforts, expenses and resources expended and opportunity forgone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Each of the parties hereto expressly acknowledges and hereby agrees that the provisions of this Section 8.3 are an integral part of the Transactions, and that, without such provisions, neither Parent, Merger Sub nor the Company would have entered into this Agreement.

(d) Notwithstanding anything to the contrary set forth in this Agreement, each of the parties hereto expressly acknowledges and agrees that Parent’s right to receive payment of the Company Termination Fee pursuant to this Section 8.3, in circumstances in which the Company Termination Fee is payable, plus, if applicable, the Enforcement Costs, shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise) of Parent, Merger Sub, the Sponsor and their respective affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, trustees, officers, employees, agents or affiliates or any sources of Equity Financing or Debt Financing, or any lead arranger, arranger, agent or Representative of, or to, Parent, Merger Sub or the Sponsor (collectively, the “Parent Related Parties”) against the Company and the Company Subsidiaries and their respective affiliates and any of their respective former, current or future general or limited partners, stockholders, members, managers, directors, officers, employees, agents or affiliates (collectively, the “Company Related Parties”) and any person who pays the Company Termination Fee on the Company’s behalf for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement or any contract or agreement executed in connection herewith and the transactions contemplated hereby and thereby (including in respect of any breach, whether or not willful or intentional, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions in such circumstances, and upon payment of the Company Termination Fee, if due, to Parent pursuant to this Section 8.3, none of the Company Related Parties shall have any further liability or obligation to any of the Parent Related Parties relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, in no event shall the Company be required to pay the Company Termination Fee on more than one occasion. No Parent Related Party shall be entitled to, and Parent shall not and shall cause any Parent Related Party not to, bring or maintain any Action for money damages against any Company Related Party (other than the Company solely for payment of the Company Termination Fee and if applicable, Enforcement Costs) arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and Parent shall use its reasonable best efforts to cause any Action pending in connection with this Agreement, any contract or agreement executed in connection herewith or any of the transactions contemplated hereby or thereby, to the extent maintained by Parent or any Parent Related Party against the Company or any Company Related Party to be dismissed with prejudice promptly following the payment of the Company Termination Fee, if due, or the final and non-appealable determination that no such payment is due. For the avoidance of doubt, each of the parties hereto expressly acknowledges and agrees that none of the foregoing nor anything else contained in this Agreement is intended to limit Parent and Merger Sub’s right to seek monetary damages from the Company in the event of the Company’s willful and material breach of this Agreement in circumstances in which the Company Termination Fee is not payable; provided, that for the avoidance of doubt, in no event shall the Company’s aggregate liability under this Agreement exceed the Company Termination Fee, plus Enforcement Costs (if any).

(e) Notwithstanding anything to the contrary set forth in this Agreement and subject to Section 9.6 prior to the termination of this Agreement, each of the parties hereto expressly acknowledges and agrees that the Company’s right to receive payment of the Parent Termination Fee pursuant to this Section 8.3, in circumstances in which the Parent Termination Fee is payable, plus, if applicable, the Enforcement Costs and any amounts payable pursuant to Section 6.19(d) shall constitute the sole and exclusive monetary remedy (whether based in contract, tort or strict liability, by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law or otherwise) of the Company Related Parties against the Parent Related Parties and any person who pays the Parent Termination Fee on Parent’s behalf for all any and all losses, claims, damages, liabilities, costs, fees, expenses (including reasonable attorney’s fees and disbursements), judgments, inquiries and fines suffered in respect of this Agreement or any contract or agreement executed in connection herewith (including with respect to the Equity Commitment Letter and the Limited Guaranty) and the transactions contemplated hereby and thereby (including in respect of any breach, whether or not willful or intentional, of any representation, warranty, covenant or agreement or the failure of the Merger to be consummated) or the Transactions in such circumstances, and upon payment of the Parent Termination Fee, if due, to the Company pursuant to this Section 8.3, none of the Parent Related Parties shall have any further liability or obligation to any of the Company Related Parties relating to or arising out of this Agreement or the Transactions. For the avoidance of doubt, in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion. No Company Related Party shall be entitled to, and the Company shall not and shall cause any Company Related Party not to, bring or maintain any Action for money damages against any Parent Related Party (other than Parent, Merger Sub or Sponsor solely to the extent set forth in the Limited Guaranty for payment of the Parent Termination Fee and if applicable, Enforcement Costs and any amounts payable pursuant to Section 6.19(d), or for any breaches of such person for any breaches of the Confidentiality Agreement) arising out of or in connection with this Agreement, any contract or agreement executed in connection herewith (including with respect to the Equity Commitment Letter and the Limited Guaranty) or any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination, and the Company shall use its reasonable best efforts to cause any Action pending in connection with this Agreement, any contract or agreement executed in connection herewith (including with respect to the Equity Commitment Letter and the Limited Guaranty) or any of the transactions contemplated hereby or thereby, to the extent maintained by the Company or any Company Related Party against Parent or any Parent Related Party to be dismissed with prejudice promptly following the payment of any such amounts, if due, or the final and non-appealable determination that no such payment is due. For the avoidance of doubt, the maximum aggregate monetary liability of any Parent Related Party, if any, shall be limited to the amount of the Parent Termination Fee, plus Enforcement Costs (if any) and any amounts payable pursuant to Section 6.19(d) (the “Parent Liability Limitation”). Notwithstanding the foregoing, each of the parties hereto expressly acknowledges and agrees that (i) none of the foregoing nor anything else contained in this Agreement is intended to limit the Company’s right to seek monetary damages from Parent or Merger Sub in the event of Parent’s or Merger Sub’s willful and material breach of this Agreement in circumstances in which the Parent Termination Fee is not payable; provided, that for the avoidance of doubt, in no event shall Parent’s or Merger Sub’s aggregate liability under this Agreement exceed the Parent Liability Limitation, and (ii) this Section 8.3(e) will not limit the rights of the Company under the Confidentiality Agreement or relieve Parent, Merger Sub or any Sponsor from liability for any breaches of the Confidentiality Agreement (to the extent such persons are party to the Confidentiality Agreement). Notwithstanding anything to the contrary in this Agreement, the Company will be entitled to an injunction, specific performance or other equitable relief as provided in Section 9.6 prior to the termination of this Agreement, except that, although the Company, in its sole discretion, may determine its choice of remedies under this Agreement, including by pursuing specific performance in accordance with Section 9.6 (and, if the Company elects, doing so concurrently with seeking monetary damages and/or payment of the Parent Termination Fee), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by Section 9.6 and any money damages, including all or any portion of the Parent Termination Fee. The Lenders and their respective affiliates and any Parent Related Party are express third party beneficiaries of the provisions of this Section 8.3(e), may enforce this Section 8.3(e) directly, and this Section 8.3(e) may not be amended, modified or supplemented by the parties hereto in any manner adverse to the Lenders or their respective affiliates without the prior express written consent of the Lenders.

(f) If (i) the Company fails to pay in a timely manner the Company Termination Fee due pursuant to Section 8.3(a), and, in order to obtain such payment, Parent makes a claim that results in a judgment for the Company Termination Fee (or a portion thereof) set forth in Section 8.3(a), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Company Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder or (ii) Parent fails to pay in a timely manner the Parent Termination Fee due pursuant to Section 8.3(b), and, in order to obtain such payment, the Company makes a claim that results in a judgment for the Parent Termination Fee (or a portion thereof) set forth in Section 8.3(b), Parent shall pay to the Company its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the Parent Termination Fee at the prime rate of Citibank, N.A. in effect from time to time from the date such payment was required to be made hereunder (as applicable, the “Enforcement Costs”).

(g) Any fee or other amount payable pursuant to this Section 8.3 shall be paid free and clear of all deductions and withholdings.

Article 9

GENERAL PROVISIONS

9.1 No Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate at the Effective Time.

9.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given and shall be deemed to have been duly given if delivered personally (notice deemed given upon receipt), sent by electronic transmission (notice deemed given upon electronic confirmation of receipt), sent by a nationally recognized overnight courier service such as Federal Express (notice deemed given upon receipt of proof of delivery) or mailed by registered or certified mail, return receipt requested (notice deemed given upon receipt) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.2):

if to Parent or Merger Sub or Sponsor:

c/o Thoma Bravo, L.P.

600 Montgomery Street, 20th Floor

San Francisco, CA 9411

Attention:         Holden Spaht

                          Tara Gadgil

Email:               hspaht@thomabravo.com; tgadgil@thomabravo.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

300 N. LaSalle Street

Chicago, IL 60654

Attention:         Bradley C. Reed, P.C.

                         Kristen Molloy

E-mail:             breed@kirkland.com; kristen.molloy@kirkland.com

if to the Company:

Anaplan, Inc.

50 Hawthorne Street

San Francisco, CA 94105

Attention:         Frank Calderoni

                         Gary Spiegel

Email:              frank.calderoni@anaplan.com; gary.spiegel@anaplan.com

with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

One Bush Plaza, Suite 1200

San Francisco, California 94104

Attention:         Brooks Stough, Andrew Luh and David Moore

Email:               bstough@gunder.com; aluh@gunder.com; dmoore@gunder.com

and

Skadden, Arps, Slate, Meagher & Flom LLP

525 University Avenue

Palo Alto, California 94301

Attention:         Amr Razzak; Richard J. Grossman

Email:               amr.razzak@skadden.com; richard.grossman@skadden.com

9.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

9.4 Entire Agreement; Assignment; No Other Representations or Warranties. This Agreement and the Confidentiality Agreement (including Section 7 thereof) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof (including Section 7 of the Confidentiality Agreement). This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that (a) Parent and Merger Sub may assign all or any of their rights hereunder to any wholly owned subsidiary of Parent so long as Parent and Merger Sub remain liable for all of the obligations contemplated under this Agreement and (b) Parent and Merger Sub (and following the Closing Date, the Company) may at any time, and without the consent of any other person or party, unilaterally grant a security interest in, and assign for collateral security purposes, its rights and interests hereunder to the Lenders (or their agent) providing Debt Financing under the Debt Financing Documentation. Except for the representations and warranties contained in Article 3, each of Parent and Merger Sub acknowledges that neither the Company nor any person on behalf of the Company makes, and neither Parent nor Merger Sub nor any person on their behalf relies upon, any other express or implied representation or warranty with respect to the Company or any of the Company Subsidiaries or with respect to any other information made available to Parent or Merger Sub in connection with the Transactions. In connection with the due diligence investigation of the Company by Parent and Merger Sub, Parent and Merger Sub have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business plans and cost-related plan information, regarding the Company, the Company Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking information, with which Parent and Merger Sub are familiar, that Parent and Merger Sub are making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans and cost-related plans, furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), and that neither Parent nor Merger Sub has relied upon the Company or any of the Company Subsidiaries, or any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, or any other person, with respect thereto. Accordingly, each of Parent and Merger Sub hereby acknowledge that neither the Company nor any of the Company Subsidiaries, nor any of their respective shareholders, directors, officers, employees, affiliates, advisors, agents or representatives, nor any other person, has made or is making any representation or warranty or has or shall have any liability (whether pursuant to this Agreement, in tort or otherwise) with respect to such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information, business plans or cost-related plans), except as may be expressly set forth in Article 3 of this Agreement.

9.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than, (i) following the Effective Time, the rights of holders of Company Shares to receive payment for the Company Shares converted into cash pursuant to the Merger and the rights of holders of Company Stock Options and Company RSUs and other convertible securities to receive payment pursuant to Section 2.7, (ii) Section 6.4 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons), (iii) Section 8.3(d) (which is intended to be for the benefit of the Parent Related Parties and may be enforced by such persons), (iv) Section 8.3(e) (which is intended to be for the benefit of the Company Related Parties and may be enforced by such persons), and (v) the provisions of Section 8.3(e), this Section 9.5, Section 9.6(c), Section 9.7 (the provisos regarding New York law as governing law and New York as the forum, with respect to Lender Related Parties), Section 9.8 and the final sentence of Section 9.10 are intended to be for the benefit of, may be relied upon and shall be enforceable by, the Lender Related Parties.

9.6 Specific Performance.

(a) The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms hereof, in addition to any other remedy at law or equity, and nothing herein shall be deemed a waiver by any party of any right to injunctive relief or specific performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy.

(b) The right to specific enforcement hereunder shall include the right of the Company to cause Parent and Merger Sub to cause the Merger and the other Transactions to be consummated on the terms and subject to the conditions set forth in this Agreement. Each of the parties to this Agreement further agrees that no other party or any other person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.6, and each of the parties to this Agreement irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each of the parties to this Agreement agrees not to raise any objections to (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Parent and Merger Sub, on the other hand, and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of the Company, Parent and Merger Sub pursuant to this Agreement, in each case, on the basis that (x) either party has an adequate remedy at Law or (y) an award of specific performance is not an appropriate remedy for any reason at equity or Law, or any similar grounds. For the avoidance of doubt, the remedies available to the Company under this Section 9.6 of the Merger Agreement and under the Equity Commitment Letter shall be in addition to any other remedy to which the Company is entitled, and the election to pursue any injunction or specific performance under this Section 9.6 and/or the Equity Commitment Letter shall not restrict, impair or otherwise limit the Company from receiving monetary damages from Parent or Merger Sub pursuant to this Agreement in lieu of specific performance (to the extent permitted hereby); provided, however, that under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the obligation to close contemplated by this Section 9.6 and any money damages, including all or any portion of the Parent Termination Fee. If, prior to the Outside Date, as applicable, any party hereto brings any Action to enforce specifically the performance of the terms and provisions hereof (other than any such terms and provisions that expressly survive the termination of this Agreement) by any other party hereto, the Outside Date shall automatically be extended to the later of (i) 5:00 p.m. Pacific Time on the twentieth (20th) business day following the resolution of such Action and (ii) such other date and time established by the court presiding over such Action, as the case may be, solely if such later date and time is later than the Outside Date.

(c) Without limiting the obligations of the Lenders under any Debt Financing Documentation and the rights of Parent and Merger Sub under any Debt Financing Documentation, the Company acknowledges and agrees that no Lender Related Party shall have any liability or obligation to the Company (or any of the Representatives of the Company) in connection with this Agreement or any Transactions if such Lender Related Party breaches or fails to perform (whether willfully, intentionally, unintentionally or otherwise) any of its obligations under the Debt Financing Documentation and the Company (on behalf of itself and the Representatives of the Company) hereby waives any rights or claims against each Lender Related Party in connection with this Agreement and the Debt Financing, whether at law or equity, in contract, in tort or otherwise, and the Company (on behalf of itself and the Representatives of the Company) agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any action or proceeding against any Lender Related Party in connection with this Agreement or any Transaction (including any action or proceeding relating to the Debt Financing). In no event shall the Company (or any of the Representatives of the Company) be entitled to directly seek the remedy of specific performance of this Agreement against any Lender Related Party.

9.7 Governing Law.

(a) This Agreement shall be governed and construed in accordance with the laws of the State of Delaware without regard to any applicable conflicts of law; provided that, notwithstanding the foregoing, any disputes involving the Lender Related Parties will be governed by and construed and enforced in accordance with the applicable Laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York.

(b) All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Delaware Court of Chancery, or if such court does not have proper jurisdiction, the Superior Court of the State of Delaware, or if no such state court has proper jurisdiction, then the Federal courts located in the State of Delaware (collectively, the “Delaware Courts”). The parties hereto hereby (a) submit to the exclusive jurisdiction of the Delaware Courts for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts. Notwithstanding anything in this Agreement to the contrary, each of the parties agree that, subject to Section 9.6(c), it will not bring, or support the bringing of, any proceeding, claim or counterclaim, whether in law or in equity, whether arising in contract, tort, equity or otherwise, against the Lender Related Parties in any way relating to this Agreement or any of the Transactions, including any dispute arising out of or relating in any way to the Debt Financing Documentation or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, sitting in the Borough of Manhattan or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, the United States District Court for the Southern District of New York in the County of New York in the Borough of Manhattan (and appellate courts thereof).

9.8 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS (INCLUDING THE DEBT FINANCING AND THE DEBT FINANCING DOCUMENTATION). Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 General Interpretation.

(a) The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(b) Unless otherwise indicated, all references herein to Sections, Articles, Annexes, Exhibits or Schedules shall be deemed to refer to Sections, Articles, Annexes, Exhibits or Schedules of or to this Agreement, as applicable.

(c) Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(d) The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(e) The phrase “made available to Parent” when used herein, shall mean that the subject documents (i) were uploaded to the electronic data room maintained by the Company or were otherwise provided to Parent (which for the avoidance of doubt shall include any portion of the electronic data room in which subject documents are uploaded solely to outside counsel or specified Representatives of Parent pursuant to any “clean team” or similar arrangements, as applicable), in each case, by 11:00 PM PT one day prior to the execution of this Agreement or (ii) included in the forms, reports and other documents (including any exhibits referred to therein) filed or furnished by the Company with the SEC since January 1, 2020.

(f) The phrases “ordinary course” or “ordinary course of business” shall be construed to mean “the ordinary course of business, consistent with past practice”.

(g) Unless the context otherwise requires, “neither,” “nor,” “any,” “either,” and “or” are not exclusive.

(h) References to any Law shall be deemed to refer to such Law as amended from time to time and any rules or regulations promulgated thereunder.

(i) The phrase “to the extent” shall mean the degree to which and not simply “if.”

(j) Any singular term in this Agreement shall be deemed to include the plural and any plural the singular.

9.10 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, that after receipt of the Requisite Company Vote, if any such amendment shall by applicable Law or in accordance with the rules and regulations of the NYSE require further approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable, the effectiveness of such amendment shall be subject to the approval of the stockholders of the Company or the sole stockholder of Merger Sub, as applicable. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto. Notwithstanding anything to the contrary contained herein, no modification, waiver or termination of Section 8.3(e), Section 9.5, Section 9.6(c), Section 9.7 (the provisos regarding New York law and New York as the forum, with respect to Lender Related Parties), Section 9.8 and this sentence of Section 9.10 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) that is adverse to the interests of any Lender Related Party will be effective against a Lender Related Party without the prior written consent of such adversely affected Lender Related Party.

9.11 Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

9.12 Counterparts. This Agreement may be executed and delivered (including by facsimile or other form of electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

9.13 No Recourse to Non-Parties. Notwithstanding anything in this Agreement or any of the agreements relating to the Equity Financing or the Debt Financing to the contrary, each party hereto agrees, on behalf of itself and its affiliates, that all proceedings, claims, obligations, liabilities or causes of action (whether in Contract or in tort, in law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate to: (i) this Agreement or any other agreement referenced herein or the Transactions (including any financing obtained in connection with the Transactions), (ii) the negotiation, execution or performance of this Agreement or any other agreement referenced herein (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or such other agreement), (iii) any breach or violation of this Agreement or any other agreement referenced herein and (iv) any failure of the transactions contemplated hereunder or under any other agreement referenced herein (including any agreement in respect of financing obtained in connection with this Agreement) to be consummated, in each case, may be made only against (and are those solely of) the Company, Parent, Merger Sub, Sponsor (solely with respect to the Equity Commitment Letter and the Limited Guaranty), and the persons that are expressly identified herein as a party to this Agreement (or a party to any such other agreement referenced herein or contemplated hereunder, including without limitation the parties to the Equity Commitment Letter and the Limited Guaranty) (for clarity, excluding any Company Related Party or Parent Related Party that does not so qualify as such) and, in accordance with, and subject to the terms and conditions of this Agreement (or the terms of any such other agreement referenced herein or contemplated hereunder). For clarity, nothing in this Section 9.13 shall be deemed to limit in any respect the rights of the Company as a third party beneficiary under the Equity Commitment Letter.

* * * * * *

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ALPINE PARENT, LLC

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	President and Treasurer

ALPINE MERGER SUB, INC.

By:	/s/ Holden Spaht
Name:	Holden Spaht
Title:	President and Treasurer

ANAPLAN, INC.

By:	/s/ Frank A. Calderoni
Name:	Frank A. Calderoni
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit 99.1

Anaplan to be Acquired by Thoma Bravo for $10.7 Billion

Anaplan stockholders to receive $66.00 per share in cash

Anaplan to become a privately held company upon completion of the transaction

SAN FRANCISCO, CA, March 20, 2022 – Anaplan, Inc. (“Anaplan” or the “Company”) (NYSE: PLAN), provider of a leading cloud-native platform for orchestrating business performance, today announced that it has entered into a definitive agreement to be acquired by Thoma Bravo, a leading software investment firm, for $66.00 per share in an all-cash transaction valued at approximately $10.7 billion. The offer represents a premium of approximately 46% to the volume weighted average price of Anaplan stock for the five days ending March 18, 2022. Upon completion of the transaction, Anaplan will become a privately held company.

“We are thrilled to partner with Thoma Bravo to build on the strength of our innovative platform and capitalize on the massive opportunity and incredible demand we are seeing,” said Frank Calderoni, Chairman & Chief Executive Officer. “This is a clear validation of our team’s outstanding work and the start of an exciting new chapter for Anaplan, our customers, and our partner ecosystem. We are confident that Thoma Bravo’s resources and insights will help us accelerate and scale our growth strategy.”

“Anaplan is a clear leader in Connected Planning, solving critical business priorities for the world’s largest enterprises as they implement strategic and complex digital transformations,” said Holden Spaht, a Managing Partner at Thoma Bravo. “We have followed Anaplan for years and have seen the incredible value they bring customers through their best-in-class planning platform. We look forward to leveraging Thoma Bravo’s extensive operational and investment expertise in enterprise software to support Anaplan in its future growth.”

“Anaplan has built a tremendously successful business through product innovation and a rigorous approach to delivering value for their customers and partner ecosystem,” said Tara Gadgil, a Partner at Thoma Bravo. “We look forward to working closely with Anaplan’s talented and experienced team to continue delivering cloud-native SaaS solutions at scale.”

Thoma Bravo will use its significant experience supporting industry-leading, growing software franchises, as well as its financial and operational resources, to accelerate Anaplan’s strategy. Anaplan’s best-in-class innovative platform, time to value, and brand reputation will be priorities for Thoma Bravo. The intention is to attract and retain customers, employees, and partners to continue leading the large and expanding Connected Planning segment.

Transaction Details

The transaction, which was unanimously approved by the Anaplan Board of Directors, is expected to close in the first half of 2022 subject to customary closing conditions, including approval by Anaplan stockholders and regulatory approval. Upon completion of the transaction, Anaplan’s common stock will no longer be listed on the New York Stock Exchange.

Advisors

Goldman Sachs & Co. LLC and Qatalyst Partners are acting as financial advisors and Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP and Skadden, Arps, Slate, Meagher & Flom LLP are serving as legal advisors to Anaplan. Kirkland and Ellis LLP is serving as legal counsel to Thoma Bravo. Financing for the transaction is being provided by Owl Rock Capital, Blackstone Credit, Golub Capital and Apollo Global Management through their respective managed funds.

About Anaplan

Anaplan (NYSE: PLAN) is a transformative way to see, plan, and run your business. Using our proprietary Hyperblock® technology, Anaplan lets you contextualize real-time performance, and forecast future outcomes for faster, confident decisions. Anaplan enables connected strategy and planning across your enterprise to move your business forward. Based in San Francisco, Anaplan has over 175 partners and more than 1,900 customers worldwide. To learn more, visit Anaplan.com.

About Thoma Bravo

Thoma Bravo is one of the largest private equity firms in the world, with more than $103 billion in assets under management as of December 31, 2021. The firm invests in growth-oriented, innovative companies operating in the software and technology sectors. Leveraging the firm’s deep sector expertise and proven strategic and operational capabilities, Thoma Bravo collaborates with its portfolio companies to implement operating best practices, drive growth initiatives and make accretive acquisitions intended to accelerate revenue and earnings. Over the past 20 years, the firm has acquired or invested in more than 375 companies representing over $190 billion in enterprise value. The firm has offices in Chicago, Miami and San Francisco. For more information, visit www.thomabravo.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended, including all statements other than statements of historical fact contained in this press release and includes, without limitation, statements regarding the transaction and anticipated closing date. These statements identify prospective information and may include words such as “expects,” “intends,” “continue,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “should,” “may,” “will,” or the negative version of these words, variations of these words and comparable terminology. These forward-looking statements are based on information available to the company as of the date of this press release and are based on management’s current views and assumptions. These forward-looking statements are conditioned upon and also involve a number of known and unknown risks, uncertainties, and other factors that could cause actual results, performance or events to differ materially from those anticipated by these forward-looking statements. Such risks, uncertainties, and other factors may be beyond the company’s control and may pose a risk to the company’s operating and financial condition. Such risks and uncertainties include, but are not limited to, the following risks: the ongoing COVID-19 pandemic, and resulting global economic uncertainty, has impacted how we, our customers, and our partners are operating, and could result in a material adverse effect on our business, financial condition, operating results and cash flows; ability to satisfy closing conditions; regulatory concerns; potential loss of customers, employees and partners as a result of the announcement of the transaction; we have a limited history of operating at our current scale and under our current strategy, which makes it difficult to predict our future operating results, and we may not achieve our expected operating results in the future; we have a history of net losses, we anticipate increasing our operating expenses in the future, and we do not expect to be profitable for the near future; our quarterly results have fluctuated in the past and may fluctuate significantly in the future if we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service, or adequately address competitive challenges and our business, financial condition and results of operations may be adversely affected; we derive substantially all of our revenue from a single software platform and if our platform fails to satisfy customer demands or to achieve widespread market acceptance it would adversely affect our business, operating results, financial condition, and growth prospects; our business depends substantially on our customers renewing their subscriptions and expanding their use of our platform and if we fail to achieve renewals or expansions or our customers renew or expand their subscriptions on less favorable terms or if they fail to add more users in more functional areas or upgrade to a higher level of functionality on our platform, our business and operating results will be adversely affected; our growth depends in part on the success of our strategic relationships with third parties and their continued performance; if we experience a security incident affecting our platform, networks, systems or data or the data of our customers, or are perceived to have experienced such a security incident, our platform may be perceived as not being secure, our reputation may be harmed, customers may reduce the use of or stop using our platform, we may incur significant liabilities, and our business could be materially adversely affected; real or perceived errors, failures, bugs, service outages, or disruptions in our platform could adversely affect our reputation and harm our business; we depend on the experience and expertise of our senior management team and certain key employees, especially engineering, research and development and sales personnel, and our inability to retain these executive officers; the markets in which we participate are intensely competitive, and if we do not compete effectively, our business and operating results could be adversely affected; we collect, process and store personal information and furthermore, our platform could be used by customers to do the same, and evolving domestic and international privacy and security laws, regulations and other obligations could result in additional costs and liabilities to us or inhibit sales of our platform. Furthermore, the additional or unforeseen effects from the COVID-19 pandemic and the global economic climate may amplify many of these risks. Information concerning risks, uncertainties and other factors that could cause results to differ materially from the expectations described in this press release is contained in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”), including its quarterly report on Form 10-Q filed with the SEC on December 2, 2021, and other documents the company may file with or furnish to the SEC from time to time such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. These forward-looking statements should not be relied upon as representing the company’s views as of any subsequent date and the company undertakes no obligation to update forward-looking statements to reflect events or circumstances after the date they were made. The information contained in, or that can be accessed through, Anaplan’s website and social media channels are not part of this press release.

Important Additional Information and Where to Find It

In connection with the proposed merger between Anaplan and Thoma Bravo (the “Merger”), Anaplan intends to file relevant materials with the Securities and Exchange Commission (the “SEC”), including a preliminary proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC, Anaplan will mail the proxy materials to each stockholder entitled to vote at the special meeting relating to the Merger. This communication is not a substitute for the proxy statement or any other document that Anaplan may file with the SEC or send to its stockholders in connection with the proposed transaction. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SECURITY HOLDERS OF ANAPLAN ARE URGED TO READ THESE MATERIALS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE MERGER THAT

ANAPLAN WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ANAPLAN AND THE MERGER. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the Merger (when they become available), and any other documents filed by Anaplan with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov) or at Anaplan’s website (https://investors.anaplan.com) or by writing to Anaplan’s Secretary at 50 Hawthorne Street, San Francisco, California 94105.

Participants in the Solicitation

Anaplan and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Anaplan’s stockholders with respect to the Merger. Information about Anaplan’s directors and executive officers and their ownership of Anaplan Common Stock is set forth in the proxy statement on Schedule 14A filed with the SEC on April 21, 2021. Information regarding the identity of the potential participants, and their direct or indirect interests in the Merger, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the Merger.

Contacts

For Anaplan:

Investor and Press Contact:

Vikram Khosla

vikram.khosla@anaplan.com

Sard Verbinnen & Co

John Christiansen/Devin Broda/Jamie Baird

Anaplan-SVC@SARDVERB.com

For Thoma Bravo:

Megan Frank

212-731-4778

mfrank@thomabravo.com

Finsbury Glover Hering

Abigail Farr

646-957-2067

abigail.farr@fgh.com